Exhibit 2.1

PRIVILEGED AND CONFIDENTIAL

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

between

PATTERSON COMPANIES, INC.

and

LANAI HOLDINGS III, INC.

dated as of

July 1, 2015

i

TABLE OF CONTENTS (CONT’D)

TABLE OF CONTENTS (CONT’D)

TABLE OF CONTENTS (CONT’D)

TABLE OF CONTENTS (CONT’D)

EXHIBITS

Exhibit A – Closing Date Net Working Capital

Exhibit B – Form of Transition Services Agreement

Exhibit C – Form of Transitional Trademark License Agreement

Exhibit D – Other Financing Cooperation

Exhibit E – Form of Domain Names and License Agreement

SCHEDULES

Schedule 2.03(c) – Transaction Expenses

Schedule 2.03(d) – Equity Awards

Schedule 5.01 – Conduct of Business Prior to Closing

Schedule 5.07(c) – Maximum Premium

Disclosure Schedules

v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 1, 2015 is entered into between Patterson Companies, Inc., a Minnesota corporation (“Seller”), and Lanai Holdings III, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Patterson Medical Holdings, Inc., a Delaware corporation (the “Company”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“2015 Audited Financial Statements” has the meaning set forth in Section 5.02(b).

“Accounting Methodology” means GAAP applied using, to the extent consistent with GAAP, the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments, and valuation and estimation methodologies that were used by the Company in the preparation of the Financial Statements and without giving effect to any of transactions contemplated hereby.

“Action” means any claim, action, demand, suit, audit, assessment, arbitration or inquiry, or any proceeding, in each case that is by or before any Governmental Authority or arbitrator.

“Adjustment Notice” has the meaning set forth in Section 2.04(c).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Alternate Accountant” has the meaning set forth in Section 2.04(d).

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Base Purchase Price” has the meaning set forth in Section 2.02(a).

“Benefit Plan” has the meaning set forth in Section 3.16(a).

“Briggs and Morgan” has the meaning set forth in Section 10.10.

“Business” means the business of the Company and its Subsidiaries of distributing, supplying, selling, manufacturing, marketing and designing medical supplies, equipment and products for rehabilitation, physical therapy, assistive and sports medicine uses, as conducted as of the date hereof.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Minneapolis, Minnesota or New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 5.05(b).

“Buyer Indemnified Parties” has the meaning set forth in Section 7.02.

“Buyer Parties” has the meaning set forth in Section 10.10.

“Cash” means, as of a given date, without duplication, the consolidated cash, cash equivalents and marketable securities of the Company and its Subsidiaries, minus the amount of any outstanding checks and overdrafts.

“Cash Amount” means Cash in Dollars held in the U.S. by the Company or a U.S. Subsidiary of the Company (i.e., one organized and resident in the United States), as of 11:59 p.m., Central Time, on the date immediately prior to the Closing, in each case as determined in accordance with the Accounting Methodology.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System or the Superfund Enterprise Management System maintained by the United States Environmental Protection Agency.

“Change in Control Agreement” means any Change in Control Agreement listed in Section 3.08(g)(iii) of the Disclosure Schedules.

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Date Net Working Capital” means the Current Assets of the Company and its Subsidiaries as of 11:59 p.m., Central Time, on the date immediately prior to the Closing, minus the Current Liabilities of the Company and its Subsidiaries as of 11:59 p.m., Central Time, on the date immediately prior to the Closing, minus the Indebtedness of the Company and its Subsidiaries as of 11:59 p.m., Central Time, on the date immediately prior to the Closing. A sample calculation of Closing Date Net Working Capital is set forth on Exhibit A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning set forth in Section 4.05.

“Company” has the meaning set forth in the recitals.

“Company Benefit Plan” has the meaning set forth in Section 3.16(a).

“Company Continuing Employee” has the meaning set forth in Section 5.05(a).

“Company Intellectual Property” has the meaning set forth in Section 3.11(b).

“Company IP Agreements” means all agreements to which the Company or any of its Subsidiaries is a party or by which any of them is otherwise bound that relate to Intellectual Property, including (i) licenses of Intellectual Property to the Company or any of its Subsidiaries by any other Person, and (ii) licenses of Intellectual Property by the Company or any of its Subsidiaries to any other Person.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 26, 2015, between an Affiliate of Buyer and Seller.

“Current Assets” means accounts receivable, inventory and prepaid expenses (excluding prepaid expenses associated with the Company’s sale of the manufacturing and distribution operations of Continuous Passive Motion (CPM) equipment and UK orthotics) determined in accordance with the Accounting Methodology; provided, however, that Current Assets will not include Cash or current or deferred Tax assets.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses determined in accordance with the Accounting Methodology; provided, however, that Current Liabilities will not include Transaction Expenses, Indebtedness, deferred Tax liabilities or any liability to pay the Equity Award Consideration.

“Data Room” means the electronic documentation site established by Intralinks on behalf of Seller containing the documents disclosed by Seller to Buyer prior to the date hereof.

“Debt Financing” has the meaning set forth in Section 4.05.

“Debt Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby, and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“Deductible” has the meaning set forth in Section 7.04(a).

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 9.01(b)(i).

“Employees” means those Persons employed by the Company and its Subsidiaries immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, collateral assignment, license (or sublicense), charge, claim, easement, encroachment, restriction, covenant or other encumbrance or limitation of any kind, or any filing or agreement to file any financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Environmental Claim” means any Action by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority, to the extent: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.

“Environmental Notice” means any written notice by a Governmental Authority alleging non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit issued, granted, given, or made pursuant to any Environmental Law.

“Equity Award Consideration” has the meaning set forth in Section 2.03(d).

“Equity Awards” has the meaning set forth in Section 2.03(d).

“Equity Offset Agreement” means any Equity Offset Agreement listed in Section 3.08(g)(iii) of the Disclosure Schedules.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, which, together with such Person, is treated as a single employer under section 414 of the Code.

“ERISA Affiliate Liabilities” means any liabilities arising out of the status of the Company or its Subsidiaries as an ERISA Affiliate of Seller or any of the Non-Company Affiliates.

“Estimated Cash Amount” has the meaning set forth in Section 2.04(a).

“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 2.04(a).

“Estimated Closing Date Balance Sheet Certificate” has the meaning set forth in Section 2.04(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.04(a).

“Estimated Net Working Capital Adjustment Amount” means (a) the amount by which the Estimated Net Working Capital is greater than the Target Net Working Capital, which amount shall be an addition to the Base Purchase Price in the definition of Estimated Purchase Price, or (b) the amount (reflected as a positive number) by which the Estimated Net Working Capital is less than the Target Net Working Capital, which amount shall be a subtraction from the Base Purchase Price in the definition of Estimated Purchase Price.

“Estimated Purchase Price” means an amount equal to: (a) the Base Purchase Price; (b) plus, the Estimated Cash Amount; (c) plus or minus, as applicable, the Estimated Net Working Capital Adjustment Amount; and (d) minus, the Transaction Expenses.

“Existing Company Debt” means (i) the Credit Agreement, dated as of June 16, 2015, by and among Seller, the lenders from time to time parties thereto, Bank of Tokyo-Mitsubishi UFJ, Ltd., as administrative agent, and Bank of America, N.A., as syndication agent, (ii) the

Note Purchase Agreement, dated as of March 23, 2015, by and among Seller, the Company and certain other Subsidiaries of Seller with respect to $250,000,000 2.34% senior notes due March 24, 2025, (iii) the Note Purchase Agreement, dated as of December 8, 2011, by and among Seller, the Company and certain other Subsidiaries of Seller with respect to (1) $60,000,000 2.95% senior notes, Series A, due December 10, 2018, (2) $165,000,000 3.59% senior notes, Series B, due December 8, 2021 and (3) $100,000,000 3.74% Senior Notes, Series B, due December 8, 2023, (iv) the Note Purchase Agreement, dated as of March 19, 2008, by and among Seller, the Company and certain other Subsidiaries of Seller with respect to (1) $250,000,000 5.17% senior notes, Series A-2, due March 25, 2015, and (2) $150,000,000 5.75% senior notes, Series A-3, due March 25, 2018 and (v) the intercompany Indebtedness listed as item (5) on Section 3.09(a)(iii) of the Disclosure Schedules.

“Final Balance Sheet” has the meaning set forth in Section 2.04(c).

“Final Cash Amount” has the meaning set forth in Section 2.04(c).

“Final Net Working Capital” has the meaning set forth in Section 2.04(c).

“Financial Statements” has the meaning set forth in Section 3.06.

“Fundamental Reps” means the representations and warranties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.19, Section 4.01, and Section 4.04.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Official” means any: (i) officer, employee, or other individual acting for or on behalf of any Governmental Authority; or (ii) holder of or candidate for public office, political party, or official thereof or member of a royal family.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, any agency, instrumentality (including any state-owned or state-controlled enterprise), court, or tribunal of such government or political subdivision or any non-governmental self-regulatory agency, commission or authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guaranteed Leases” means the (i) Lease between IPERS Brea/Golden State Business Parks, Inc. and Patterson Medical Supply, Inc., commencing January 1, 2014, (ii) the Lease between Brown Deer-WI Two, LLC and Patterson Medical Supply, Inc., dated December 13, 2006, as amended by the First Amendment to Lease, dated October 9, 2009, the Second Amendment to Lease, dated October 24, 2011, and the Third Amendment to Lease, dated February 15, 2013, (iii) the Lease between Walnut Creek Lot 5, LLC and Patterson Medical Supply, Inc., dated March 15, 2011, (iv) the Lease between St. John Properties, Inc. and Patterson Medical Supply, Inc., dated June 3, 2008, and (v) the Lease between CMJ/Cantera, LLC and Patterson Medical Supply, Inc., dated December 21, 2012, as amended by the First Amendment to Lease, dated June 11, 2013.

“Hazardous Materials” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, as of a given date, without duplication, all obligations of such Person (a) for borrowed money, including obligations to pay principal, accrued and unpaid interest, penalties, fees, guarantees, reimbursements, damages, costs of unwinding (including breakage costs, fees and other costs and expenses associated with repayment) and other liabilities, (b) as lessee under leases that would be recorded as capital leases in accordance with GAAP, (c) evidenced by any note, bond, or other similar instrument or debt securities, (d) secured by an Encumbrance (other than a Permitted Encumbrance) or under conditional sale or other title retention agreements relating to any property purchased by such Person, (e) issued or assumed as, or in respect of, the deferred purchase price of property or services (excluding obligations of such Person for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (f) under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof), (g) under letters of credit, banker’s acceptances, surety bonds, performance bonds, guarantees and similar obligations, in each case solely to the extent drawn, (h) under all guarantees and keepwell arrangements of such Person of any Indebtedness of any other Person other than a Subsidiary of such Person; provided, however, that Indebtedness will not include Existing Company Debt to the extent that the Company and its Subsidiaries are fully discharged and released from such Indebtedness at or prior to the Closing (and to the extent the Company or its Subsidiaries become obligated following the Closing (whether as a result of a reinstatement of such Indebtedness or otherwise) in respect of any Existing Company Debt it shall count as Indebtedness of the Company and its Subsidiaries as of the Closing for purposes of this Agreement).

“Indemnified Party” has the meaning set forth in Section 7.01.

“Indemnified Taxes” means any liability, obligation or commitment for (or in respect of) any Taxes: (a) of or with respect to (i) Seller or any of its Affiliates, (ii) the Company or any of its Subsidiaries with respect to any Pre-Closing Period, together, for the avoidance of doubt, with any interest, penalty or additions to Tax accruing after the Closing on Taxes described in this clause (ii), (iii) any Person (A) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law as a result of the Company or any of its Subsidiaries having been a member of any consolidated, combined, unitary or affiliated Tax group prior to the Closing or (B) as a result of the Company or any of its Subsidiaries having liability as a transferee or successor, by contract (other than customary indemnification obligations contained in commercial agreements not principally related to Taxes (such as credit or other commercial lending agreements, employment agreements, or other arrangements with landlords, lessors, customers and vendors)); (b) that arise from or are attributable to (i) any inaccuracy in or breach of any representation or warranty made in Section 3.18, (ii) any payment to Seller or any of its Affiliates pursuant to this Agreement, including any withholding tax imposed on any such payment, (iii) any inclusion under Section 951 of the Code by the Buyer or its Affiliates (including the Company or any of its Subsidiaries) in respect of a Subsidiary of the Company for items of income, transactions or investments during the Pre-Closing Period, (iv) the payroll or employment Taxes with respect to any compensatory payments made pursuant to the transactions contemplated by this Agreement, including the Equity Award Consideration, (v) any costs or Taxes incurred as a result of the repatriation of Cash prior to the Closing; or (c) that are otherwise expressly the responsibility of Seller or any of its Affiliates pursuant to this Agreement. Indemnified Taxes (i) shall not include (A) any Taxes that were taken into account in calculating Closing Date Net Working Capital (as finally determined in accordance with Section 2.04) or (B) any Tax resulting under any Gain Recognition Agreement under Treasury Regulation Section 1.367(a)-8 to the extent such Tax is attributable to an event triggering recognition of the deferred gain occurring after the Closing Date and (ii) shall be deemed to include any Losses that arise from or are attributable to any Indemnified Taxes.

“Indemnifying Party” has the meaning set forth in Section 7.01.

“Independent Accountant” has the meaning set forth in Section 2.04(d).

“Initial Resolution Period” has the meaning set forth in Section 2.04(c).

“Insurance Policies” has the meaning set forth in Section 3.12.

“Intellectual Property” has the meaning set forth in Section 3.11(a).

“IT Systems” means the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment owned, leased or licensed by the Company and its Subsidiaries or otherwise used in the operation of the Business.

“Law” or “Laws” means any constitution, statute, law, ordinance, regulation, rule, code, order, judgment, decree, or rule of law of any Governmental Authority.

“Lease Guarantee(s)” means, collectively, the guarantees set forth on Section 1.1(a) of the Disclosure Schedules pursuant to which Seller has guaranteed Patterson Medical Supply, Inc.’s obligations under the Guaranteed Leases and, individually, each such guarantee.

“Lease Guarantee Termination” has the meaning set forth in Section 5.15.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or any of its Subsidiaries.

“Leases” has the meaning set forth in Section 3.10(b).

“Losses” or “Loss” means losses, damages, liabilities, costs, claims, fines, deficiencies, payments or expenses, including reasonable attorneys’ and accountants’ fees and expenses.

“Malware” means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other software program designed to or able to, without the knowledge and authorization of the Company or any of its Subsidiaries, disrupt, disable, harm, provide access to, interfere with the operation of or install itself within or on any Software, computer data, network memory or hardware.

“Marketable Securities” means freely tradable common shares of a Person that are listed on a principal national securities exchange.

“Marketing Period” means the last day of the first period of 15 consecutive Business Days after the date hereof (a) commencing on the date Buyer shall have received the Required Financial Information and Seller shall have delivered the authorization letters contemplated by paragraph 6 of Exhibit D and (b) throughout which nothing has occurred and no condition exists that would cause any of the conditions set forth in Article VI to fail to be satisfied, assuming the Closing were to be scheduled for any time during such 15 consecutive Business Day period; provided, however, that (i) the Marketing Period shall end on any earlier date on which the Debt Financing is consummated and Buyer shall have obtained all of the proceeds contemplated thereby and (ii) the Marketing Period shall not be deemed to have commenced if, prior to the completion of such 15 Business Day period, (A) Ernst & Young LLP shall have withdrawn its audit opinion with respect to any year end audited financial statements set forth in the Required Financial Information, in which case the Marketing Period shall not commence unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by Ernst & Young LLP or another independent public accounting firm of recognized national standing or (B) the Company shall have announced, or the board of directors of the Company shall have determined, that a restatement of any material financial information included in the Required Financial Information is required, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the Required Financial Information has been amended to reflect such restatement or the Company has determined that no restatement shall be required; provided, further, that July 3, 2015 shall not be counted as a Business Day in determining such 15 consecutive Business Day period (i.e. July 2, 2015 and July 6, 2015 will be considered consecutive Business Days); provided, further, that if the Marketing Period has not been completed on or prior to August 21, 2015 it shall commence on or after September 8, 2015.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate, (a) has had or would be reasonably expected to have a material and adverse effect on, or result in a material and adverse change in the business, properties, operations, results of operations, value, earnings, liabilities, financial condition or assets of the Company and its Subsidiaries, taken as a whole or (b) does, or would reasonably be expected to, prevent or materially impair, delay or affect the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that, for purposes of clause (a) above, “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company and its Subsidiaries operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes after the date hereof in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) any natural or man-made disaster or acts of God; (viii) any failure by the Company and its Subsidiaries, as a whole, to meet any projections, forecasts or revenue or earnings predictions (provided that such failure shall not prevent a determination that any event, occurrence, fact, condition or change underlying such failure has resulted in a Material Adverse Effect); or (ix) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company or its Subsidiaries; provided further, that any effect resulting from any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii), (iv), (vi) or (vii) shall only be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries operate.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“MDP Investor Cash Inflows” means, without duplication, as of any date, all cash payments or other cash distributions (provided that for this purpose distributions by the Company of common equity securities that are listed on a principal national securities exchange shall be treated as a cash distribution and valuing such securities at fair market value) received by the MDP Investors on or prior to such date in respect of debt or equity securities of Holdings or its Subsidiaries purchased from Holdings or its Subsidiaries or others prior to such date by the MDP Investors (whether such payments are received from Holdings or any third party, and whether such payments are received as interest, dividends, proceeds in respect of the sale or redemption of such securities, or upon a liquidation, dissolution and winding up of Holdings or its Subsidiaries), but in any event excluding (i) any and all transaction fees, management fees, indemnity payments or expense reimbursements and (ii) all tax distributions; provided that distributions by the MDP Investors to their limited partners of Marketable Securities received in respect of debt or equity securities of Holdings or its Subsidiaries held by them shall be treated as a sale for cash by them of such Marketable Securities at such time and, for this purpose, such Marketable Securities shall be valued based on the average of the last trade price on each trading day during the ten-day period consisting of the five trading days immediately prior to the date of distribution and the five trading days including and immediately following the date of distribution.

“MDP Investor Cash Outflows” means, without duplication, as of any date, the sum of all cash payments and cash investments and the fair market value of all in kind contributions made (or deemed made) by the MDP Investors on or prior to such date to and in Holdings and its Subsidiaries and to others to acquire or in respect of debt and/or equity securities of Holdings and its Subsidiaries.

“MDP Investors” means the holders of debt or equity securities of Holdings or its Subsidiaries that are entities Affiliated with Madison Dearborn Partners, LLC.

“Non-Company Affiliate” means any Affiliate of Seller other than the Company and its Subsidiaries.

“Objection Notice” has the meaning set forth in Section 2.04(c).

“Objection Period” has the meaning set forth in Section 2.04(c).

“OFAC” has the meaning set forth in Section 3.14(d).

“Owned Real Property” means, as of the date hereof, all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.

“Permits” means all permits, licenses, franchises, approvals, authorizations, certifications, consents, or other indicia of authority required to be obtained from Governmental Authorities to own, construct, operate, sell, inventory, disburse, or maintain any asset or conduct any business.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity or Governmental Authority.

“Post-Closing Period” means any Tax period beginning after the Closing Date and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Period” has the meaning set forth in Section 8.03.

“Proposed Balance Sheet” has the meaning set forth in Section 2.04(c).

“Proposed Cash Amount” has the meaning set forth in Section 2.04(c).

“Proposed Net Working Capital” has the meaning set forth in Section 2.04(c).

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchase Price Adjustment Deficit” has the meaning set forth in Section 2.04(e).

“Purchase Price Adjustment Surplus” has the meaning set forth in Section 2.04(e).

“Qualified Benefit Plan” has the meaning set forth in Section 3.16(b).

“Real Property” means the Owned Real Property and Leased Real Property.

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, advisors, counsel, accountants and other agents of such Person.

“Required Environmental Permits” has the meaning set forth in Section 3.15(b).

“Required Financial Information” means collectively (i) audited combined financial statements consisting of the balance sheet of the Company as of April 25, 2015 and the related combined statements of income, net parent investment and cash flows of the Company for the year then ended, (ii) if the Closing Date occurs on or after September 30, 2015, unaudited combined balance sheets and related statements of income of the Company for each fiscal quarter of the Company (other than the fourth fiscal quarter) ended after the close of its most recent fiscal year and at least 60 days prior to the Closing Date and (iii) the customary business and financial information reasonably requested by Buyer and assisting Buyer in its preparation of the pro forma financial statements identified in clause (3) of paragraph 6 of Exhibit D of the Debt Commitment Letter.

“Required Information” means collectively, (i) the Required Financial Information and (ii) subject to Section 5.02, information (other than Required Financial Information) regarding the Company and its Subsidiaries customary for the arrangement of loans contemplated by the Debt Financing, to the extent reasonably available to the Company and its Subsidiaries to assist in preparation of customary offering or information documents or rating agency or lender presentations relating to such arrangement of loans.

“Reviewing Party” has the meaning set forth in Section 2.04(d).

“Schedule Supplement” has the meaning set forth in Section 5.03.

“Seller” has the meaning set forth in the preamble.

“Seller’s Knowledge” or any other similar knowledge qualification relating to Seller, means the actual or constructive knowledge after due inquiry of Scott P. Anderson, Ann B. Gugino, Michael J. Orscheln, Raymond D. Godsil, III, Les B. Korsh, Barbara Johnson, Michael Gravel, George Uriniuk, Wayne Alexander and Sean Muniz.

“Seller Parties” has the meaning set forth in Section 10.10.

“Shares” has the meaning set forth in the recitals.

“Software” means computer software programs, including application software, system software, firmware, middleware and mobile digital applications, including all source code, object code, and documentation related thereto, in any and all forms and media.

“Straddle Period” has the meaning set forth in Section 8.03.

“Subsidiary” means, when used with respect to any Person, any Person, whether incorporated or unincorporated, (a) a majority of the securities or other equity interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such Person, together with its Subsidiaries and Affiliates, or (b) that, together with its Subsidiaries and Affiliates, controls the direction or management of, such Person.

“Surviving Provisions” has the meaning set forth in Section 9.02(a).

“Target Net Working Capital” means $78,489,000.

“Tax Benefit” has the meaning set forth in Section 7.04(d).

“Tax Matter” has the meaning set forth in Section 8.02(a).

“Tax Representative” has the meaning set forth in Section 8.02(b).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), escheat, unclaimed property, real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third-Party Claim” has the meaning set forth in Section 7.05(a).

“Trademarks” has the meaning set forth in Section 3.11(a).

“Transaction Expenses” has the meaning set forth in Section 2.03(c).

“Transaction Matters” has the meaning set forth in Section 10.10.

“Transfer Taxes” has the meaning set forth in Section 5.14.

“Treasury Regulations” means the regulations prescribed under the Code.

“Uncovered Amounts” has the meaning set forth in Section 7.04(c).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The purchase price to be paid by Buyer to Seller for the Shares (the “Purchase Price”) shall be an amount equal to:

(a) $715,000,000.00 (the “Base Purchase Price”);

(b) plus, the Final Cash Amount;

(c) (A) plus, the amount by which Final Net Working Capital exceeds Target Net Working Capital, or (B) minus, the amount (reflected as a positive number) by which Target Net Working Capital exceeds Final Net Working Capital; and

(d) minus, the Transaction Expenses; and

(e) minus, the Equity Award Consideration and the employer portion of payroll taxes thereon.

At the Closing, as additional consideration for the Shares, Buyer shall assign and transfer to Seller a number of common units (the “Performance Units”) of Lanai Holdings I, LLC, a Delaware limited liability company (“Holdings”), which is a parent company of Buyer, equal to 10% of the common units of Holdings outstanding at the Closing; provided that, unlike other common units of Holdings, the Performance Units will only become entitled to begin participating in distributions by Holdings to the holders of its common units at such time, if any, as the MDP Investor Cash Inflows equal or exceed 2.5 times the MDP Investor Cash Outflows (the “Performance Trigger”). For the avoidance of doubt, if and when the Performance Units begin participating in such distributions, they shall only participate in their share of distributions (or the portion thereof) first occurring after the Performance Trigger has been realized (i.e., the Performance Units are not entitled to a catch-up distribution or other participation in value below the Performance Trigger). At the Closing, Seller shall become a party to the limited liability company agreement of Holdings and shall execute and deliver to Buyer and Holdings a counterpart signature page thereto for such purpose. The Performance Units shall not be transferrable by Seller.

Section 2.03 Closing Deliverables; Transaction Expenses; Equity Awards.

(a) Buyer Closing Deliverables. At the Closing, Buyer shall:

(i) pay, or cause to be paid, the Transaction Expenses pursuant to Section 2.03(c);

(ii) pay and deliver to the Company an amount equal to the Equity Award Consideration to be paid by the Company pursuant to Section 2.03(d);

(iii) pay and deliver to Seller an amount equal to the Estimated Purchase Price minus the Equity Award Consideration and the employer portion of payroll taxes thereon in immediately available funds by means of a wire transfer to a bank account designated by Seller not later than three (3) Business Days prior to the Closing; and

(iv) deliver to Seller all other agreements, documents, instruments and certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 6.03 of this Agreement.

(b) Seller Closing Deliverables. At the Closing Seller shall deliver to Buyer:

(i) (x) stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto and (y) stock certificates representing all of the shares of stock or equivalents issued by the Company’s Subsidiaries, free and clear of all Encumbrances;

(ii) a statement, meeting the requirements of Treasury Regulations Section 1.1445-2(b), to the effect that Seller is not a “foreign person” within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder;

(iii) such documentation as Buyer may reasonably request (including bills of sale, certificates of title, vehicle titles and other instruments of conveyance) to effectuate the transfer to Buyer or a designee of Buyer (for no additional consideration) of any vehicles used by the employees of the Company and its Subsidiaries owned by, or titled in the name of, Seller or any of its Affiliates (other than the Company and its Subsidiaries), free and clear of all Encumbrances; and

(iv) all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 6.02 of this Agreement.

(c) Payment of Transaction Expenses. At and upon the Closing, Buyer will pay, or cause to be paid, by wire transfer of immediately available funds such amounts necessary to pay the Transaction Expenses set forth on Schedule 2.03(c). In order to facilitate such payment, no later than three (3) Business Days before the Closing Date, Seller will (or will cause the Company to) provide Buyer, on Schedule 2.03(c), with a true, complete and correct list of the amount of all of the fees, costs and expenses that remain unpaid as of the open of business on the Closing Date in connection with or arising from the provision of services prior to the Closing that have been or are expected to be incurred on or prior to the Closing Date on behalf of Seller, the Company, or the Company’s Subsidiaries in connection with this Agreement and the transactions contemplated hereby, including any investment banking, accounting, advisory, broker’s, finder’s, or legal fees (collectively, the “Transaction Expenses”), and the name of the Persons to whom such payments are to be made and wiring instructions for the recipients of such payments.

(d) Equity Awards. The parties acknowledge and agree that all of the unvested options, unvested restricted stock unit awards and unvested performance share units listed on Schedule 2.03(d) (collectively referred to herein as “Equity Awards”) shall be cancelled at the Closing, and that, in recognition of such cancellation, the holders of the Equity Awards will receive the payment amounts set forth on Schedule 2.03(d) (such amount, the “Equity Award Consideration”). Buyer and Seller agree that on the Closing Date they will cause the Company to make payment of the Equity Award Consideration to the Equity Award holders by way of payroll checks, less any applicable amounts necessary to satisfy the Company’s income and employment Tax withholding obligations.

Section 2.04 Adjustments to the Purchase Price.

(a) Estimated Closing Date Balance Sheet Certificate. At least five (5) Business Days prior to the Closing Date, Seller shall cause the Company to prepare and deliver to Buyer (i) a good faith estimate of the consolidated balance sheet for the Company and its Subsidiaries as of the Closing Date (the “Estimated Closing Date Balance Sheet”); (ii) a good faith estimate of the Closing Date Net Working Capital (the “Estimated Net Working Capital”); (iii) the resulting Estimated Net Working Capital Adjustment Amount; (iv) a good faith estimate of the Cash Amount of the Company and its Subsidiaries as of the Closing (the “Estimated Cash Amount”); and (v) a certificate (the “Estimated Closing Date Balance Sheet Certificate”) of an officer of the Company certifying all the foregoing. In the event Buyer notifies Seller prior to the Closing that it disputes any amount set forth in the Estimated Closing Date Balance Sheet Certificate, Buyer and Seller shall cooperate in good faith to resolve any such dispute as promptly as practicable prior to the Closing Date.

(b) Calculation Methodology. The Estimated Closing Date Balance Sheet, Estimated Net Working Capital, Estimated Net Working Capital Adjustment Amount, Proposed Balance Sheet, Proposed Net Working Capital, Final Balance Sheet and Final Net Working Capital shall be prepared in accordance with the Accounting Methodology.

(c) Final Closing Date Balance Sheet. Within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Seller a notice (an “Adjustment Notice”), which shall include a consolidated balance sheet of the Company and its Subsidiaries as of the Closing (the “Proposed Balance Sheet” and, in its final and binding form after resolution of any disputes pursuant to this Section 2.04, the “Final Balance Sheet”) setting forth its calculation of (i) the actual Closing Date Net Working Capital (the “Proposed Net Working Capital”, and, in its final and binding form after resolution of any disputes pursuant to this Section 2.04, the “Final Net Working Capital”); and (ii) the actual Cash Amount of the Company and its Subsidiaries as of the Closing (the “Proposed Cash Amount”, and, in its final and binding form after resolution of any disputes pursuant to this Section 2.04, the “Final Cash Amount”), together with supporting calculations and work papers to the extent reasonably available and utilized in the preparation of the Proposed Balance Sheet, Proposed Net Working Capital, and Proposed Cash Amount. Seller shall have a period of thirty (30) days (the “Objection Period”) after receipt of the Adjustment Notice in which to provide written notice to Buyer of any objections thereto (the “Objection Notice”), and such notice shall set forth in reasonable detail the item of the Proposed Balance Sheet, Proposed Net Working Capital, or Proposed Cash Amount to which each such objection relates and the basis for each such objection and the dollar amount of any dispute so asserted, together with Seller’s calculation of each disputed item and supporting calculations and information. If Seller provides any such Objection Notice within the Objection Period, then Seller and Buyer shall attempt in good faith to resolve any dispute concerning the item(s) subject to such Objection Notice. If Seller and Buyer do not resolve any dispute arising in connection with or relating to the Proposed Balance Sheet, Proposed Net Working Capital, or Proposed Cash Amount within thirty (30) days after the date of delivery of the Objection Notice, which 30-day period may be extended by written agreement of Seller and Buyer (such period, as it may be extended, the “Initial Resolution Period”), such dispute shall be resolved in accordance with the procedures set forth in Section 2.04(d). The Proposed Balance Sheet, Proposed Net Working Capital, and Proposed Cash Amount shall be deemed to be accepted by Seller, and shall become final and binding on the parties hereto on the earlier of (x) the expiration of the Objection Period without delivery to Buyer of an Objection Notice or (y) the date on which all objections provided for in a timely delivered Objection Notice have been resolved by the parties or the Reviewing Party. For the avoidance of doubt, if Seller does not deliver to Buyer an Objection Notice within the Objection Period, Seller shall be deemed to have accepted the Proposed Balance Sheet, Proposed Net Working Capital, and Proposed Cash Amount without any further action on the part of Seller or Buyer, and the Proposed Balance Sheet, Proposed Net Working Capital, and Proposed Cash Amount delivered by Buyer in accordance with this Section 2.04(c) shall be the Final Balance Sheet, Final Net Working Capital and Final Cash Amount.

(d) Dispute Resolution Mechanism. If Seller and Buyer have been unable to resolve the matters set forth in the Objection Notice within the Initial Resolution Period, either party may submit such remaining disputed matters to, and such remaining disputed matters shall be fully, finally, and exclusively resolved by Duff & Phelps (the “Independent Accountant”), or, if such firm is unable or unwilling to act, any nationally or regionally recognized independent accounting firm as reasonably agreed to by Seller and Buyer (the “Alternate Accountant”). The fees and expenses of the Independent Accountant or the Alternate Accountant (as the case may be, the “Reviewing Party”) incurred in the resolution of the disputed matter(s) set forth in the Objection Notice shall be borne equally by Seller and Buyer. In the event of a dispute involving an Objection Notice, the Reviewing Party shall determine (and written notice thereof shall be given to Seller and Buyer) as promptly as practicable following the date on which the Proposed Balance Sheet and other items required in connection therewith as specified in Section 2.04(c) above are delivered to the Reviewing Party, based solely on written submissions detailing the disputed items and forwarded to it, only with respect to the disputed items submitted to the Reviewing Party, whether and to what extent (if any) the Proposed Balance Sheet, Proposed Net Working Capital, or Proposed Cash Amount require adjustment, and provide a written explanation in reasonable detail of each such required adjustment, including the basis therefor. The Reviewing Party shall only decide the specific items under dispute by the parties and its decision for each disputed item must be in the range of values assigned to each such item by Seller and Buyer at the time of the retention of the Reviewing Party. The procedures of this Section 2.04(d) are exclusive and the determination of the Reviewing Party shall be final and binding. The decision rendered pursuant to this Section 2.04(d) may be filed as a judgment in any court of competent jurisdiction.

(e) Post-Closing Purchase Price Adjustments. In the event that: (i)(A) the Final Net Working Capital is less than the Estimated Net Working Capital, then the Purchase Price shall be reduced on a dollar-for-dollar basis by an amount equal to such deficit, or (B) the Final Net Working Capital is greater than the Estimated Net Working Capital, then the Purchase Price shall be increased on a dollar-for-dollar basis by an amount equal to such surplus; and (ii)(A) the Final Cash Amount is less than the Estimated Cash Amount, then the Purchase Price shall be reduced on a dollar-for-dollar basis by an amount equal to such deficit, or (B) the Final Cash Amount is greater than the Estimated Cash Amount, then the Purchase Price shall be increased on a dollar-for-dollar basis by an amount equal to such surplus. The net amount of the adjustments to the Purchase Price under this Section 2.04(e) shall be the “Purchase Price Adjustment Deficit” if the net amount of the adjustments would, in the aggregate, reduce the Purchase Price hereunder, or the “Purchase Price Adjustment Surplus” if the net amount of the adjustments would, in the aggregate, increase the Purchase Price hereunder.

(f) Payment Regarding Adjustments to Purchase Price. Within three (3) Business Days after the determination of the Final Balance Sheet, Final Net Working Capital, and Final Cash Amount in accordance with this Section 2.04, (i) if there is a Purchase Price Adjustment Deficit, Seller shall deliver to Buyer, by wire transfer of immediately available funds, an amount equal to such Purchase Price Adjustment Deficit or (ii) if there is a Purchase Price Adjustment Surplus, Buyer shall make payment to Seller, by wire transfer of immediately available funds, of an amount equal to the Purchase Price Adjustment Surplus. Any amount that is paid pursuant to this Section 2.04(f) shall be treated by the parties for Tax purposes as an adjustment of the Purchase Price.

Section 2.05 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Minneapolis time, on the date that is the later of (i) the date that is three (3) Business Days after the last of the conditions to Closing set forth in Article VI have been satisfied or waived by the party entitled to waive such conditions (to the extent permissible under Law) (other than conditions that, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver (to the extent permissible under Law) of such conditions by the party entitled to waive such conditions at the Closing) and (ii) the earlier of (A) the date that is three (3) Business Days following the last day of the Marketing Period and (B) the date on which Buyer delivers written notice to Seller waiving this clause (ii) (which waiver may be subject to consummation of the Debt Financing; provided, that any such waiver shall in no way extend the period of time set forth in clause (ii)(A) above) (but, in any event, subject to the satisfaction or waiver (to the extent permissible under Law) by the party entitled to waive such conditions of the conditions set forth in in Article VI at the Closing), at the offices of Briggs and Morgan, P.A., 2200 IDS Center, 80 South Eighth Street, Minneapolis, MN 55402, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.06 Withholding. Notwithstanding any other provision of this Agreement, and for the avoidance of doubt, (a) each payment made to Seller or any of its Affiliates pursuant to this Agreement shall be made net of any Taxes required by applicable Law to be deducted or withheld from such payment and (b) any amounts deducted or withheld from any such payment shall be remitted to the applicable taxing authority and shall be treated for all purposes of this Agreement as having been paid to Seller or its Affiliates.

Section 2.07 Direct Foreign Purchases.

(a) Buyer shall have the right to elect to separately purchase prior to the Closing from the Company and its Subsidiaries the stock or other equity interests of one Subsidiary of the Company selected by Buyer that is organized in each of the following jurisdictions: Canada, France, United Kingdom and Australia (for a total of four such Subsidiaries) (each, a “Non-US Entity”) and may assign such right to any, or multiple, of its Subsidiaries. If Buyer makes such election, the Purchase Price shall be reduced by the aggregate amounts paid for the Non-US Entities by Buyer and its Subsidiaries. Any such purchase shall be for an amount that the parties mutually agree represents the fair market value of such Non-US Entities. Notwithstanding any exercise of such right by Buyer, the Non-US Entities shall nonetheless be deemed to be Subsidiaries of the Company for purposes of this Agreement, including for purposes of determining the Purchase Price (other than the reduction set forth above in this Section 2.07) and Articles III through VIII.

(b) Prior to Closing, Seller will (and will cause the Company and its Subsidiaries to) and Buyer will work together in good faith to reasonably estimate and ultimately agree upon the incremental costs that would be incurred by Seller, if any, if the Buyer or any of its Subsidiaries exercise the election described in Section 2.07(a), or any relevant portion thereof. Seller will (and will cause the Company and its Subsidiaries to) and Buyer will also work together in good faith to reasonably estimate and ultimately agree upon the amount of cash in addition to the Purchase Price required to be paid by Buyer to Seller so that if Buyer or any of its Subsidiaries exercise the election in Section 2.07(a), or any portion thereof, Seller shall be in a net after Tax position following such exercise that is no less favorable than it would have been in if the election, or relevant portion thereof, were never made (the “Gross Up”). If Buyer or any of its Subsidiaries make the election, or any portion thereof, described in Section 2.07(a) then Buyer shall be required to pay or cause to be paid the Gross Up (or relevant portion thereof) to Seller at Closing. In the event Seller and Buyer cannot agree on the amount of the incremental cost of the Gross UP described herein, the differences shall be resolved in accordance with the method set forth in Section 2.04(d) hereof.

(c) Buyer and Seller will work together in good faith to approve a budget for the reasonable out-of-pocket legal, accounting, consulting, and other similar costs that Seller will incur to perform any analysis and document any of the transactions required by this Section 2.07 and Buyer will reimburse Seller for such costs.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Minnesota. Seller has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 3.02 Organization, Authority and Qualification of the Company and its Subsidiaries. Each of the Company and its Subsidiaries is a corporation, limited liability company, or other organization duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all necessary organizational power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Except as set forth on Section 3.02 of the Disclosure Schedules, each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. True and complete copies of the organizational documents (the “Constituent Documents”) of the Company and its Subsidiaries have been made available to Buyer.

Section 3.03 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000 shares of common stock, of which 1,000 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, were issued in compliance with all rights of first refusal, preemptive rights and similar rights, and are owned of record and beneficially by Seller, free and clear of all Encumbrances, other than those Encumbrances arising from acts of Buyer from and after the Closing Date.

(b) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of, or other interests in, the Company or any of its Subsidiaries or obligating Seller, the Company, or any of the Company’s Subsidiaries to issue or sell any shares of capital stock of, or any other interest in, the Company or any of the Company’s Subsidiaries. The Company and its Subsidiaries do not have outstanding and have not authorized any stock appreciation, phantom stock, rights of first refusal, preemptive rights, conversion rights, profit participation or similar rights or equity-linked awards. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04 Subsidiaries. Except as set forth in Section 3.04 of the Disclosure Schedules, the Company does not, directly or indirectly, own or have any interest in any shares or other equity ownership interest in any other Person. All of the capital stock or other equity interests in the Company’s Subsidiaries have been duly authorized, are validly issued, fully paid and non-assessable, were issued in compliance with all rights of first refusal, preemptive rights and similar rights, and are owned of record and beneficially by the Company, free and clear of all Encumbrances, other than those Encumbrances arising from acts of Buyer from and after the Closing Date.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated, do not and will not: (a) conflict with, result in a violation or breach of any provision of the Constituent Documents of Seller and the Company and its Subsidiaries; (b) assuming all consents, authorizations, orders, and approvals of Governmental Authorities are received pursuant to Section 5.09, result in a material violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Company, or the Company’s Subsidiaries; or (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, materially conflict with, result in a material violation or breach of, constitute a material default under or result in the acceleration or termination of any contract of Seller, Material Contract or Permit, except, with respect to such Seller contracts, where the failure to give notice or obtain consent would not have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby. No material consent, approval, Permit, Governmental Order, declaration or filing with, or material notice to, any Governmental Authority is required by or with respect to Seller, the Company, or the Company’s Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and as set forth in Section 3.05 of the Disclosure Schedules.

Section 3.06 Financial Statements. Copies of the Company’s audited combined financial statements consisting of the balance sheet of the Company as of April 27, 2013 and April 26, 2014 and the related combined statements of income and other comprehensive income, net parent investment and cash flows for the years then ended (the “Audited Financial Statements”), and the unaudited combined financial statements consisting of the balance sheet of the Company as of April 25, 2015 and the related combined statements of income and other comprehensive income, net parent investment and cash flows for the year then ended (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are attached hereto as Section 3.06 of the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved subject, in the case of the Unaudited Financial Statements, to normal and recurring immaterial year-end adjustments and the absence of notes. The Financial Statements fairly present in all material respects the combined financial condition of the Company and its Subsidiaries as of the respective dates they were prepared and the combined results of the operations of the Company and its Subsidiaries for the periods indicated, all in accordance with GAAP consistently applied. The balance sheet of the Company as of April 25, 2015 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

Section 3.07 Undisclosed Liabilities. The Company and its Subsidiaries have no material liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) those which are adequately reflected or specifically reserved against in the Balance Sheet; (b) those which have been incurred in the ordinary course of business since the Balance Sheet Date; (c) ordinary course executory trade obligations to perform after the date hereof any contracts entered into on or prior to the date hereof; and (d) which are set forth in Section 3.07 of the Disclosure Schedules.

Section 3.08 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement or as set forth on Section 3.08 of the Disclosure Schedules, from the Balance Sheet Date until the date of this Agreement, each of the Company and its Subsidiaries has operated in the ordinary course of business in all material respects and there has not been any:

(a) event, occurrence or development that has had a Material Adverse Effect;

(b) material amendment of the Constituent Documents of the Company or its Subsidiaries;

(c) material adoption or change of any method of accounting or accounting practice of the Company or its Subsidiaries, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(d) incurrence, assumption or guarantee of any Indebtedness in an aggregate amount exceeding $1,000,000, except unsecured current trade obligations and liabilities incurred in the ordinary course of business;

(e) creation or other incurrence of any Encumbrance on any material Asset of the Company or any of its Subsidiaries other than Permitted Encumbrances;

(f) sale, transfer, lease, license or other disposition of any of the assets shown or reflected on the Balance Sheet, except (i) in the ordinary course of business consistent with past practice or (ii) except with respect to Intellectual Property, for any assets having an aggregate value of less than $1,000,000;

(g) (i) adoption, amendment or modification of any Company Benefit Plan, except as required under applicable Law, the terms of any Material Contract or the terms of the individual Company Benefit Plan; (ii) except for the Change in Control Agreements and Equity Offset Agreements, grant or increase of any compensation (including any retention or change in control bonus), benefits or severance or termination pay to any current or former employee, officer, director or independent contractor of the Company or its Subsidiaries (other than increases to non-management employees in the ordinary course of business consistent with past practice), (iii) acceleration of the vesting or payment of, or funding or in any other way securing the payment, compensation or benefits under, any Company Benefit Plan, (iv) hiring or termination of any Employee with an annual base salary or base wages exceeding $200,000, or (v) transferring to the Company or any of its Subsidiaries the employment of any Person whose work duties have not been primarily dedicated to the Business or transferring out of the Company or any of its Subsidiaries the employment of any Person whose work duties have been primarily dedicated to the Business;

(h) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof for consideration in excess of $1,000,000;

(i) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(j) incident of damage, destruction or loss of any property or assets owned by the Company or any of its Subsidiaries or used in the operation of their businesses, whether or not covered by insurance, having a replacement cost or fair market value in excess of $500,000;

(k) (i) making, change or revocation of any Tax election; (ii) settlement or compromise of any claim or liability with respect to Taxes relating to the Company or any of its Subsidiaries; (iii) closing agreement entered into relating to Taxes; (iv) amended Tax Return filing; (v) surrender of any right to claim a refund of Taxes; (vii) incurrence of any liability for Taxes outside the ordinary course of business; (viii) failure to pay any Tax that was due and payable (including any estimated tax payments); (ix) preparation or filing of any Tax Return in a manner inconsistent with past practice; or (x) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company; or

(l) any agreement to do any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following contracts and other agreements to which the Company or its Subsidiaries is a party (together with the Leases, collectively, the “Material Contracts”):

(i) each agreement involving aggregate consideration in excess of $1,000,000 and either (x) requiring performance by any party more than one year from the date hereof or (y) which cannot be cancelled by the Company or its Subsidiaries, as applicable, without more than 120 days’ notice;

(ii) all agreements that relate to the acquisition or disposition of any stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving consideration in excess of $1,000,000;

(iii) (a) except for agreements relating to unsecured trade payables incurred in the ordinary course of business, all agreements relating to Indebtedness (including, without limitation, guarantees) or the placing of an Encumbrance on any asset of the Company or any of its Subsidiaries, in each case having an outstanding principal amount in excess of $1,000,000 and (b) any intercompany loans or similar Indebtedness between the Company or any of its Subsidiaries and any Company Subsidiary not domiciled in the U.S.;

(iv) all agreements between or among the Company or any of its Subsidiaries on the one hand and Seller or any Affiliate of Seller (other than the Company and its Subsidiaries) on the other hand, in each case involving consideration in excess of $750,000;

(v) all collective bargaining agreements or agreements with any labor organization, union or association;

(vi) all Company IP Agreements (excluding any agreements for commercially available off-the-shelf Software that is not the subject of a negotiated agreement or customized for the Company and any of its Subsidiaries, and in each case for which the aggregate amounts paid or payable to or by the Company or any of its Subsidiaries are less than $500,000);

(vii) all contracts and agreements that (A) limit in any material respect the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time or (B) contain exclusivity, minimum purchase or supply commitments involving purchases of more than $250,000 per year, most-favored-nation, non-solicitation or similar obligations or restrictions binding on the Company or any of its Subsidiaries or that would be binding on Buyer or any of its Affiliates after the Closing; and

(viii) all material settlement, conciliation or similar agreements with any Governmental Authority or pursuant to which the Company or any of its Subsidiaries is obligated to satisfy any material obligation after the date of this Agreement;

(ix) all agreements under which the Company or any of its Subsidiaries has advanced or loaned, or agreed to advance or loan, any Person (other than the Company or its Subsidiaries) any amount in excess of $100,000; and

(x) all material joint venture, partnership, or similar agreements or arrangements.

(b) Except as set forth on Section 3.09(b) of the Disclosure Schedules, each Material Contract is in full force and effect and is a valid and binding agreement of the Company or a Subsidiary of the Company, as applicable, and neither the Company, any Subsidiary of the Company or, to Seller’s Knowledge, any other party thereto is in material breach of, or material default under the terms of, or has provided or received any notice of any intention to terminate, any such Material Contract. Seller has made available to Buyer a true, correct and complete copy of each of the Material Contracts.

Section 3.10 Title to Assets; Real Property.

(a) Each of the Company and its Subsidiaries, as applicable, has good and valid (or, in the case of Owned Real Property, good and marketable indefeasible fee simple) title to, or a valid leasehold interest in, all Real Property, tangible personal property and other assets reflected in the Balance Sheet or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. The Owned Real Property identified in Section 3.10(b) of the Disclosure Schedules and the Leased Real Property identified in Section 3.10(b) of the Disclosure Schedules comprise all of the real property used or intended to be used in, or otherwise related to, the Business. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii) liens for Taxes not yet due and payable;

(iii) statutory or common law liens of mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business for amounts not delinquent or which are being contested by appropriate proceedings (provided that appropriate reserves required by GAAP have been made in respect thereof);

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property;

(v) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties; or

(vi) other imperfections of title or Encumbrances that are immaterial.

(b) Section 3.10(b) of the Disclosure Schedules lists: (i) the street address of each parcel of Owned Real Property; and (ii) the street address of each parcel of Leased Real Property, and (iii) as of the date hereof, all leases, subleases, licenses, concessions and other agreements pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property (collectively, “Leases”), including the identification of the lessee and lessor thereunder. Except as set forth on Section 3.10(b) of the Disclosure Schedules, none of the Company or any of its Subsidiaries is a sublessor under any Lease.

Section 3.11 Intellectual Property.

(a) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks, service marks, trade dress, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing (the “Trademarks”), (ii) copyrights, including all applications and registrations related to the foregoing, (iii) trade secrets and confidential know-how, (iv) patents and patent applications, including all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part, (v) internet domain name registrations and URLs, and (vi) all other intellectual or industrial property and related and equivalent proprietary rights, interests and protections.

(b) Section 3.11(b) of the Disclosure Schedules lists all Intellectual Property owned by the Company or any of its Subsidiaries (the “Company Intellectual Property”) that is registered or subject to a pending application and that is material to the conduct of its business as currently conducted. Seller has taken commercially reasonable measures to establish Company Intellectual Property as subsisting, valid and enforceable and, except as set forth in Section 3.11(b) of the Disclosure Schedules, each of the Company and its Subsidiaries, as applicable, is the owner of all Company Intellectual Property on Section 3.11(b) of the Disclosure Schedules.

(c) Except as set forth in Section 3.11(c) of the Disclosure Schedules, to Seller’s Knowledge: (i) the Company Intellectual Property as currently licensed or used by the Company or its Subsidiaries, and each of the Company’s and its Subsidiaries’ conduct of its business as currently conducted, do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person in any material respect; and (ii) no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property in any way that would have a material effect on the Business as currently conducted.

(d) The Company and each of its Subsidiaries have made reasonable efforts to establish the validity and enforceability of the Company Intellectual Property under any applicable Law. Each of the Company and its Subsidiaries has taken efforts reasonable under the circumstances to maintain the secrecy of all confidential Intellectual Property used in the business as currently conducted, including, without limitation, having policies that require each employee and consultant and any other person with access to trade secrets within the Company Intellectual Property to maintain the confidentiality thereof and, to the Seller’s Knowledge, there has not been any breach by any such persons of such policy.

(e) Except as set forth in Section 3.11(e) of the Disclosure Schedules, the Company and its Subsidiaries have taken commercially reasonable efforts to avoid distributing, incorporating into any Company Intellectual Property, or licensing to any other Person, any Software that is subject to any open source license or other similar agreement.

(f) The Company and its Subsidiaries have employed commercially reasonable efforts to establish and maintain IT Systems (i) in good repair and operating condition, and that are adequate and suitable for the purposes for which they are being used or held for use, and (ii) that conform in all material respects with their related documentation. To Seller’s Knowledge, the IT Systems owned by the Company and its Subsidiaries do not contain any Malware that would reasonably be expected to interfere with the ability of the Company and its Subsidiaries to conduct the Business. In the past three (3) years, neither the Company nor any of its Subsidiaries has been involved in or victim of any material data or security breach or incident of unauthorized access, disclosure, use, destruction or loss of any data or non-public information, and the Company and its Subsidiaries have otherwise complied in all material respects with all privacy policies and contractual obligations to which the Company or its Subsidiaries are subject concerning the collection, dissemination, storage, or use of sensitive data, including consumer credit information and protected health information. The Company and its Subsidiaries have implemented reasonable back-up measures and business continuity measures to aid the continued operation of their business in the event of a disaster or business interruption. During the two (2)-year period prior to the date of this Agreement, there has been no failure with respect to any critical IT System that has had a material effect on the Business as currently conducted.

Section 3.12 Insurance. Those customary and material risks which a prudent business similar to the Company would insure have been for the past three (3) years covered by valid and currently effective insurance policies or binders of insurance (including general liability insurance, property insurance and workers’ compensation insurance), issued in favor of the Company or its Subsidiaries by responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company (collectively, the “Insurance Policies”). Section 3.12 of the Disclosure Schedules lists each Insurance Policy. There is no material claim by or with respect to the Company or any Subsidiary of the Company pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriter of such Insurance Policy. All premiums payable under such policies have been timely paid, and Seller, the Company and their respective Subsidiaries have otherwise complied in all material respects with the terms and conditions of the Insurance Policies.

Section 3.13 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.13(a) of the Disclosure Schedules, there are (i) no Actions pending or, to Seller’s Knowledge, threatened against or by the Company or its Subsidiaries affecting any of its properties or assets, (ii) as of the date hereof, no Actions or investigations are pending or, to Seller’s knowledge, threatened against or by any of Seller, the Company or any of their respective Subsidiaries that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and (iii) to Seller’s Knowledge, no investigations pending against the Company, which, in each case, would reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.

(b) Except as set forth in Section 3.13(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or its Subsidiaries or any of their properties or assets, which would reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.

Section 3.14 Compliance With Laws; Permits.

(a) Except as set forth in Section 3.14(a) of the Disclosure Schedules, (i) each of the Company and its Subsidiaries and their officers, directors and employees is and has been at all times since January 1, 2010 in compliance in all material respects with all Laws applicable to it or to which its business, products, properties or assets are subject, (ii) no claim has been made or filed against the Company or any of its Subsidiaries alleging a violation of any such Laws, and (iii) neither the Company nor any of its Subsidiaries have received notice of any such violations.

(b) All material Permits required for each of the Company and its Subsidiaries to conduct its business have been obtained by it and are valid and in full force and effect.

(c) None of the Company and its Subsidiaries has been excluded or barred from participating in any state or federally funded health care program.

(d) Neither the Company nor any of its Subsidiaries nor, to the Seller’s Knowledge, any officer or director or agent acting on behalf of any of them, has (i) been or is designated on any list of any U.S. Governmental Authority related to customs and international trade Laws, including the United States Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, U.S. Department of Commerce’s Denied

Persons List, the Commerce Entity List, and the U.S. Department of State’s Debarred List or (ii) participated in any transaction involving such a Person or any country subject to U.S. sanctions administered by OFAC.

Section 3.15 Environmental Matters.

(a) Except as set forth in Section 3.15(a) of the Disclosure Schedules, each of the Company and its Subsidiaries is and has been since April 29, 2012 in compliance in all material respects with all Environmental Laws and has not, and Seller has not, received from any Person any material Environmental Notice or Environmental Claim, which either remains pending or unresolved or will be the source of ongoing obligations or requirements after the Closing Date.

(b) Each of the Company and its Subsidiaries has obtained and is in compliance in all material respects with all material Environmental Permits necessary for the ownership, lease, operation or use of the business or assets of the Company and its Subsidiaries (such Environmental Permits, the “Required Environmental Permits”).

(c) To Seller’s Knowledge, no Real Property is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) Except as set forth in Section 3.15(d) of the Disclosure Schedules, or as would not be material, there has been no Release of Hazardous Materials in material contravention of Environmental Laws with respect to any Real Property, and neither the Company, the Company’s Subsidiaries, nor Seller has received an Environmental Notice that any Real Property has been contaminated with any Hazardous Material which would reasonably be expected to result in a material Environmental Claim against, or a material violation of Environmental Laws by or the termination of any Required Environmental Permit of, the Company or the Company’s Subsidiaries.

Section 3.16 Employee Benefit Matters.

(a) Section 3.16(a) of the Disclosure Schedules contains a list of each benefit, retirement, employment, consulting, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, retention, deferred compensation, severance, vacation, paid time off, welfare, post-employment welfare and other material compensation or benefit agreement, plan, policy, program or arrangement (i) covering one or more Employees, former employees of the Company or its Subsidiaries, or the beneficiaries or dependents of any such Persons and that is sponsored by Seller or Seller’s Affiliates other than the Company or the Company’s Subsidiaries (as listed on Section 3.16(a)(i) of the Disclosure Schedules, each, a “Seller Benefit Plan”) or (ii) that is sponsored by the Company or the Company’s Subsidiaries (as listed on Section 3.16(a)(ii) of the Disclosure Schedules, each, a “Company Benefit Plan”). The Seller Benefit Plans and the Company Benefit Plans shall be referred to herein as “Benefit Plans.”

(b) Except as set forth in Section 3.16(b) of the Disclosure Schedules, each Benefit Plan and related trust has been funded, administered and maintained, in form and operation, in all material respects, in accordance with its terms and with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a pre-approved plan, can rely on an opinion letter from the Internal Revenue Service to the pre-approved plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. Except as set forth in Section 3.16(b) of the Disclosure Schedules, all benefits, contributions and premiums relating to each of the Company and its Subsidiaries and required by and due under the terms of each Benefit Plan or applicable Law have been in all material respects timely paid in accordance with the terms of such Benefit Plan and the terms of all applicable Laws. With respect to any Benefit Plan, to Seller’s Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company or the Company’s Subsidiaries to a Tax under Section 4971 of the Code or the assets of the Company or the Company’s Subsidiaries to a lien under Section 430(k) of the Code.

(c) Except as set forth in Section 3.16(c) of the Disclosure Schedules, no Company Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). Each of the Company and its Subsidiaries has no liability with respect to any plan subject to Title IV of ERISA.

(d) Except as set forth in Section 3.16(d) of the Disclosure Schedules and other than as required under Section 4980B of the Code or other applicable Law, no Company Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e) Except as set forth in Section 3.16(e) of the Disclosure Schedules: (i) there is no pending or, to Seller’s Knowledge, threatened material Action relating to a Company Benefit Plan; and (ii) no Company Benefit Plan has since April 29, 2012 been the subject of an audit by a Governmental Authority.

(f) Except as set forth in Section 3.16(f) of the Disclosure Schedules, no Benefit Plan exists that could: (i) result in the payment to any Employee, director or consultant of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, in each case as a result of the execution of this Agreement.

Section 3.17 Employment Matters.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules, each of the Company and its Subsidiaries is not a party to, or bound by, any collective bargaining or other agreement with any labor organization, works council, trade union or other employee representative body, and no such employee representative body represents or purports to represent any employees of the Company or its Subsidiaries. Except as set forth in Section 3.17(a) of the Disclosure Schedules, since April 29, 2012, there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company or the Company’s Subsidiaries or with respect to any Employees.

(b) Each of the Company and the Company’s Subsidiaries is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, terms and conditions to the extent they relate to Employees. Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no material Actions against the Company or any of its Subsidiaries pending or, to Seller’s Knowledge, threatened to be brought or filed in connection with the employment of any current or former employee of the Company or the Company’s Subsidiaries, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, withholding taxes, wages and hours, breaks, independent contractor or employee status, exempt or non-exempt status, or any other employment related matter arising under applicable Laws . All employees who primarily perform services for the Company’s and its Subsidiaries’ business are employed by the Company or its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has implemented any employee layoffs or plant closures that constitutes a mass layoff or plant closure under the WARN Act, and no such events are currently contemplated, planned or announced.

Section 3.18 Taxes. Except as set forth in Section 3.18 of the Disclosure Schedules:

(a) All Tax Returns required to be filed (taking into account any valid extensions) by or with respect to the income, assets, payroll or other similar assets, attributes or activities of the Company and its Subsidiaries have been filed whether required to be filed by the Company and/or its Subsidiaries or any other person. Such Tax Returns are true, complete and correct in all material respects. Each of the Company and its Subsidiaries is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by the Company or its Subsidiaries have been paid or accrued.

(b) No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of the Company or its Subsidiaries that are currently in effect.

(c) There is no Action by any taxing authority against the Company or any of its Subsidiaries and no such Action has been threatened in writing.

(d) All material Taxes which the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any Employee, creditor or other party have been withheld and paid.

(e) No entity classification election or change in entity classification election has been made under Treasury Regulations Section 301.7701-3 with respect to the Company or any of its Subsidiaries for U.S. federal income Tax purposes.

(f) Neither the Company nor any of its Subsidiaries has, within the last five (5) years, been a party to any transaction treated by the parties thereto as one to which Section 355 or Section 361 of the Code applies. Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in (i) the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any analogous or similar provision of Law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or non-U.S. Tax law). Neither the Company nor any of its Subsidiaries will be required to reduce any of their Tax attributes by reason of the application of Treasury Regulation Section 1.1502-36 to the transactions contemplated by this Agreement. Each contract, arrangement or Benefit Plan of any member of the Company or any of its Subsidiaries that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) is in documentary and operational compliance with Section 409A of the Code and the applicable guidance issued thereunder in all respects. Neither the Company nor any of its Subsidiaries has any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

(g) Except for interest income on intercompany notes, neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of (i) having a permanent establishment or other place of business or (ii) having a source of income, in each case, in such other country. The method of allocating income and deductions among the Company and its Subsidiaries and any parties treated as related or under common control with Company or its Subsidiaries complies with the principles set forth in Code Section 482 and Treasury Regulations promulgated thereunder (and any similar provisions of state, local or non-U.S. law) and any other applicable laws on transfer pricing, and the Company and its Subsidiaries have maintained all applicable records with respect to transfer required to avoid the imposition of penalties under all applicable transfer pricing laws.

(h) There are no liens for Taxes on the assets of the Company or any of its Subsidiaries other than for Taxes not yet due and payable.

(i) Neither the Company nor any of its Subsidiaries (i) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Period as a result of (A) any change in method of accounting relating to the manner in which an item was reported on or prior to the Closing, (B) installment sale or open transaction disposition, intercompany transaction made or excess loss account arising on or prior to the Closing, (C) prepaid amount received or revenue deferred on or prior to the Closing, or (D) any election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law) in respect of any transaction occurring prior to the Closing, (ii) has received or applied for a Tax ruling or entered into a closing agreement as described in Section 7121 of the Code on or prior to the Closing, (iii) is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns (other than a group the common parent of which was Seller) or (iv) has any liability for the Taxes of any Person

(other than Seller or any of its Subsidiaries), including as a transferee or successor, by contract, operation of law including Treasury Regulation Section 1.1502-6, or otherwise or pursuant to any Tax sharing, indemnity or other contractual agreements, other than customary indemnification obligations contained in commercial agreements not principally related to Taxes (such as credit or other commercial lending agreements, employment agreements, or other arrangements with landlords, lessors, customers and vendors). No “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) has been undertaken that involves the Company or any of its Subsidiaries.

Section 3.19 Brokers. Except for Bank of America Merrill Lynch, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller, the Company, or the Company’s Subsidiaries.

Section 3.20 Sufficiency of Assets. The assets and properties of the Company and its Subsidiaries constitute all of the buildings, plants, structures, assets and properties reasonably necessary to operate the business of the Company and its Subsidiaries as currently conducted, other than (a) assets that, individually and in the aggregate, are not material to the business of the Company and its Subsidiaries and (b) services being provided pursuant to the Transaction Services Agreement.

Section 3.21 Anti-Corruption. The Company and its Subsidiaries have not, and, to Seller’s Knowledge, none of their respective officers, directors, employees, agents, or other individuals or entities acting for or on behalf of the Company or any of its Subsidiaries have, (i) used any funds for contributions, gifts, entertainment, or other payments related to political activity or (ii) made any payment to any Government Official, in each case in violation of the United States Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act of 2010 or any similar Law.

Section 3.22 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules) or in any certificate delivered by Seller pursuant to this Agreement, none of Seller, the Company, the Company’s Subsidiaries, or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, the Company, or the Company’s Subsidiaries, including any representation or warranty as to the accuracy or completeness of any information regarding the Company or the Company’s Subsidiaries furnished or made available to Buyer and its Representatives (including the Confidential Information Packet prepared by Bank of America Merrill Lynch dated Spring 2015 and any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company or the Company’s Subsidiaries, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the charter documents of Buyer; (b) assuming all consents, authorizations, and approvals of Governmental Authorities are received pursuant to Section 5.09, result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice or obtain consent would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and as set forth in Section 4.02 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.03 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.05 Sufficiency of Funds. Concurrently with the execution and delivery of this Agreement, Buyer has delivered to Seller a true and correct copy of the fully executed limited guarantee of Madison Dearborn Capital Partners VII-A, L.P., Madison Dearborn Capital Partners VII-C, L.P., and Madison Dearborn Capital Partners VII Executive-A, L.P. in favor of the Seller, dated as of the date hereof (the “Guarantee”). Concurrently with the execution of this Agreement, Buyer has delivered to Seller true and correct copies of fully executed commitment letters (together with all exhibits, schedules and annexes thereto, the “Debt Commitment Letters”) and the fee letter referenced therein (which may be redacted as set forth in the Debt Commitment Letters (the “Fee Letter”)) providing the terms and conditions upon which the providers or issuers thereof or other financial institutions party thereto have committed to provide the amounts of debt financing set forth therein subject to the terms and conditions set forth therein (the “Debt Financing”). Concurrently with the execution of this Agreement, Buyer has delivered to Seller true and correct copies of the fully executed commitment letter (the “Equity Commitment Letter” and, together with the Debt Commitment Letters, the “Commitment Letters”) providing the terms and conditions upon which the issuers thereof (collectively, the “Equity Investors”) committed to provide the amount of financing set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Guarantee, the Debt Commitment Letters and the Equity Commitment Letter are in full force and effect as of the date hereof and constitute the legal, valid and binding obligations of Buyer and, to the knowledge of Buyer, the other parties thereto, in each case, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity. Assuming the funding in full of the Financing on the Closing Date in accordance with the Commitment Letters, and the satisfaction of the conditions set forth in Section 6.01 and 6.02 hereof, Buyer will have on the Closing Date sufficient funds to pay all amounts contemplated by this Agreement to be paid by it on the Closing Date. There are no other legally binding agreements, side letters or arrangements relating to the Financing (other than the Commitment Letters and the Fee Letter) among the parties thereto that would reasonably be expected to adversely affect the availability of the Financing. The Financing is subject to no conditions precedent other than those set forth in the Commitment Letters and the Fee Letter.

Section 4.06 Legal Proceedings. Except as set forth in Section 4.06 of the Disclosure Schedules, as of the date hereof, there are no Actions or investigations pending or, to Buyer’s knowledge, threatened against or by Buyer or any Subsidiary of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.07 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Company and its Subsidiaries, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller, the Company, and the Company’s Subsidiaries for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations, warranties, covenants and agreements of Seller set forth in this Agreement or in any certificate, instrument or agreement contemplated hereby (including the related portions of the Disclosure Schedules); and (b) none of Seller, the Company, the Company’s Subsidiaries, or any other Person has made, and, in making its decision to enter this Agreement, Buyer has not relied on, any representation or warranty as to Seller, the Company, the Company’s Subsidiaries, or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules) or in any certificate, instrument or agreement contemplated hereby.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise expressly required by this Agreement, as set forth on Schedule 5.01, or as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall cause each of the Company and the Company’s Subsidiaries to: (a) conduct their business in the ordinary course of business consistent with past practice; and (b) use commercially reasonable efforts to maintain and preserve intact their current organization, business and franchise and to preserve the rights, franchises, goodwill and relationships of their Employees, customers, lenders, suppliers, regulators and others having business relationships with the Company or the Company’s Subsidiaries. From the date hereof until the Closing Date, except as otherwise expressly required by this Agreement, Schedule 5.01, or as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall cause the Company and the Company’s Subsidiaries not to take any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02 Access to Information.

(a) From the date hereof until the Closing, Seller shall, and shall cause each of the Company and the Company’s Subsidiaries to: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data and, with Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed) officers, directors, employees, customers and other business relations, related to the Company and the Company’s Subsidiaries; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company and the Company’s Subsidiaries as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller, the Company, and the Company’s Subsidiaries to cooperate with Buyer in its investigation of the Company and the Company’s Subsidiaries; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to materially interfere with the normal operations of the Company and the Company’s Subsidiaries; provided, further, that for purposes of this sentence, Buyer’s Representatives shall include the Debt Financing Sources and their Representatives. All requests by Buyer for access pursuant to this Section 5.02 shall be submitted or directed exclusively to such individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither Seller, the Company, nor the Company’s Subsidiaries shall be required to disclose any information to Buyer if such disclosure would: (x) cause material competitive harm to Seller, the Company, the Company’s Subsidiaries, and their respective businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other legal privilege; or (z) contravene any applicable Law. Prior to the Closing, without the prior written consent of Seller, not to be unreasonably withheld, conditioned or delayed, Buyer shall not contact any suppliers to, or customers of, the Company or the Company’s Subsidiaries. Prior to Closing, Buyer shall have no right to perform invasive or subsurface investigations of the Real Property without the prior written consent of Seller. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.02.

(b) As soon as practicable following the date of this Agreement (but in any event on or before August 31, 2015, or, if earlier, within 2 Business Days following receipt by the Company), Seller will furnish or cause to be furnished to Buyer a copy of the Company’s audited combined financial statements consisting of the balance sheet of the Company as of April 25, 2015 and the related combined statements of income, net parent investment and cash flows for the year then ended (the “2015 Audited Financial Statements”).

Section 5.03 Supplement to Disclosure Schedules. Prior to the Closing, Seller shall supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof promptly after it obtains awareness thereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement for purposes of determining whether or not the conditions set forth in Section 6.02 have been satisfied; provided, however, that if the disclosure made in such Schedule Supplement gives Buyer the right to terminate this Agreement pursuant to Section 9.01(b) and Seller irrevocably states in such Schedule Supplement that the supplement or amendment contained therein gives Buyer the unilateral right to terminate this Agreement and Buyer does not elect to terminate this Agreement within ten Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 7.02 with respect to such matter.

Section 5.04 Resignations. At the Closing, Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company and the Company’s Subsidiaries requested by Buyer at least five Business Days prior to the Closing.

Section 5.05 Employees; Benefit Plans.

(a) During the period commencing at the Closing and thereafter, Buyer shall, or shall cause the Company to, comply with the terms of the Company Benefit Plans. During the period commencing at the Closing and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of an Employee’s termination of employment with the Company or its Subsidiaries), Buyer shall, and shall cause the Company to provide each Employee who remains employed, and each employee of Seller who becomes employed by the Company or its Subsidiaries, immediately after the Closing (“Company Continuing Employee”) with: (i) base salary or hourly wages which are not materially less than the base salary or hourly wages provided by the Company immediately prior to the Closing and (ii) severance benefits that are not materially less favorable than the practice, plan or policy in effect for such Company Continuing Employee immediately prior to the Closing; provided, that for those Company Continuing Employees who are represented by a union or a works council as of the Closing Date, the compensation and benefits will be subject in all respects to the applicable collective bargaining, works council or similar agreement and not the other commitments provided in this Section 5.05(a).

(b) With respect to any employee benefit plan maintained by Buyer or its Subsidiaries (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employee will participate effective as of the Closing, Buyer shall, or shall cause the Company or the Company’s Subsidiaries to, recognize all service of the Company Continuing Employees with Seller, the Company or any of its Subsidiaries, as the case may be as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits, (y) such service was not recognized under the corresponding Benefit Plan or (z) it relates to vesting of future equity awards.

(c) This Section 5.05 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.05, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.05. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or limit the Company’s or the Company’s Subsidiaries’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement; provided that Buyer otherwise meets its obligations under Section 5.05(a) and Section 5.05(b). The parties hereto acknowledge and agree that the terms set forth in this Section 5.05 shall not create any right in any Employee or any other Person to any continued employment with the Company, its Subsidiaries, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

(d) Seller, the Company and the Company’s Subsidiaries shall take such actions prior to the Closing Date as are necessary to comply with applicable works councils, collective bargaining agreements or other labor contracts and other labor Laws applicable to the consummation of the transactions contemplated hereby, and shall use reasonable efforts to provide Buyer with copies of any communications or notices provided to or responses received from any such works councils or unions.

Section 5.06 Plant Closings and Mass Layoffs. At the Closing, Seller shall provide Buyer with a true and correct list, by date and location, of all employees of the Company or any of its Subsidiaries whose employment is terminated (other than for cause) in the 90-day period immediately preceding the Closing Date. For a period of 90 days immediately following the Closing, Buyer shall not, and shall cause the Company and the Company’s Subsidiaries not to, take any action following the Closing that could result in WARN Act liability for Seller.

Section 5.07 Director and Officer Indemnification and Insurance.

(a) Seller, the Company and its Subsidiaries shall continue to carry the Insurance Policies through the Closing, and Seller shall not amend or modify the Insurance Policies or allow any breach, default or cancellation (other than expiration and replacement of policies in the ordinary course of business consistent with past practices) of such Insurance Policies to occur or exist. Except as otherwise provided by this Section 5.07, Buyer acknowledges that from and after the Closing none of Buyer, the Company or any of its Subsidiaries shall have coverage under any of Seller’s insurance policies. Seller acknowledges and agrees that with respects to acts, omissions, events or circumstances relating to the Company or any of its Subsidiaries that occurred or existed prior to the Closing that are covered by Insurance Policies that are occurrence-based policies or claims known or reported to insurers covered by Insurance Policies that are claims-made policies under which policies any of the Company or its Subsidiaries is an insured on or prior to Closing, the Company or such Subsidiary may make claims under such policies subject to the terms and conditions of such policies and this Agreement. Prior to the Closing, Seller shall use its commercially reasonable efforts to cause the Company and its Subsidiaries to make claims or seek coverage under the Insurance Policies for any covered claims incurred prior to Closing. For the avoidance of doubt, Seller shall remain responsible, without recourse to the Company and its Subsidiaries or Buyer, for the deductible or self-insured retention amount for any pre-close insurance claims (regardless of when the claim is presented) covered under any Seller insurance policy.

(b) Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company or the Company’s Subsidiaries now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company or any of the Company’s Subsidiaries, as provided in the charter or by-laws of the Company or the Company’s Subsidiaries, in each case as in effect on the date hereof, or pursuant to any other agreements in effect on the date hereof set forth on Section 5.07(b) of the Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(c) Buyer shall cause the Company and the Company’s Subsidiaries to, obtain effective as of the Closing Date pre-paid directors’ and officers’ liability “tail” insurance policies with a claims period of six (6) years from the Closing Date and providing coverage for claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement), with at least the same coverage and limits, and containing terms and conditions that are not less advantageous to the directors and officers of the Company or the Company’s Subsidiaries, as the directors’ and officers’ liability insurance policy in place immediately prior to the Closing Date and covering such directors and officers; provided that in no event shall the Company or the Company’s Subsidiaries be required to expend an annual premium for such coverage in excess of 250% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the “Maximum Premium”). The Maximum Premium is set forth on Schedule 5.07(c). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Company and the Company’s Subsidiaries shall obtain, and Buyer shall cause them to obtain, that amount of pre-paid directors’ and officers’ liability “tail” insurance policies obtainable for an annual premium equal to the Maximum Premium.

(d) The obligations of Buyer, the Company, and the Company’s Subsidiaries under this Section 5.07 shall not be terminated or modified in any manner as to adversely affect any director or officer to whom this Section 5.07 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.07 applies shall be third-party beneficiaries of this Section 5.07, each of whom may enforce the provisions of this Section 5.07).

(e) In the event Buyer, the Company, the Company’s Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer, the Company, or the Company’s Subsidiaries, as the case may be, shall assume all of the obligations set forth in this Section 5.07.

Section 5.08 Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and shall continue in full force and effect until the Closing, at which time it shall automatically terminate and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.08 shall nonetheless continue in full force and effect in accordance with the terms thereof. Until the second anniversary of the Closing Date: (i) Seller shall, and shall cause its respective controlled Affiliates and Representatives to, maintain in confidence any written, oral or other information relating to the Company and its Subsidiaries related to Seller’s ownership of the Company and its Subsidiaries prior to the Closing and (ii) Buyer shall, and shall cause its controlled Affiliates and Representatives to, maintain in confidence any written, oral or other information of or relating to Seller (other than information relating to the Company and its Subsidiaries) related to Buyer’s ownership of the Company and its Subsidiaries from and after the Closing, except, in each case, to the extent that the applicable party is required to disclose such information by judicial or administrative process or pursuant to applicable Law or such information can be shown to have been in the public domain through no fault of the applicable party.

Section 5.09 Governmental Approvals and Other Third-party Consents.

(a) Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Representatives and Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. Each party hereto agrees not take any action that is reasonably likely to have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. Each party hereto agrees to make an appropriate filing pursuant to the HSR Act and any applicable foreign antitrust Laws with respect to the transactions contemplated by this Agreement within five Business Days after the date hereof (including a request for early termination of the applicable waiting period under the HSR Act) and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.

(b) Without limiting the generality of Buyer’s undertaking pursuant to this Section 5.09, Buyer agrees to use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as possible. In addition, Buyer shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing.

(c) Subject to appropriate confidentiality protections, all analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including, any interactions between Seller, the Company, or the Company’s Subsidiaries with Governmental Authorities in the ordinary course of business consistent with past practice or any disclosure which is not permitted by Law) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(d) Seller shall use its reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules. Buyer shall use its reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.02 of the Disclosure Schedules; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

Section 5.10 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of three years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company and the Company’s Subsidiaries relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company and the Company’s Subsidiaries; and

(ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of three years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Company and the Company’s Subsidiaries and their operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.10 where such access would (x) jeopardize any attorney-client privilege; or (y) contravene any applicable Law.

Section 5.11 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Company and the Company’s Subsidiaries to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof that are for the benefit of the other party.

Section 5.12 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by Seller and Buyer; provided that, if Seller and Buyer cannot agree on a press release, either party may make such press release and disclose such information as it reasonably deems necessary to timely comply with applicable Law, the rules or regulations of the Securities and Exchange Commission, or the stock exchange requirements to which it is subject. Thereafter, each of Buyer and Seller agree that it will make no public release or announcement concerning the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except such release or announcement as may be required by applicable Law, the rules or regulations of the Securities and Exchange Commission, or the stock exchange requirements to which it is subject, and Buyer may disclose such information as it reasonably deems necessary and appropriate to its and its Affiliates’ current and prospective direct and indirect investors.

Section 5.13 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.14 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) (collectively, “Transfer Taxes”) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes (and Seller shall reasonably cooperate with respect thereto as necessary).

Section 5.15 Lease Guarantees. The parties acknowledge and agree that, pursuant to the Lease Guarantees, Seller has guaranteed Patterson Medical Supply, Inc.’s obligations under the Guaranteed Leases. Seller and Buyer hereby covenant and agree that they will use their respective reasonable best efforts to (a) terminate each Lease Guarantee or (b) have Seller removed as a party to each Lease Guarantee (either outcome with respect to a Lease Guarantee, a “Lease Guarantee Termination”); provided, however, that Buyer shall not be required to incur any Indebtedness or obligations or out-of-pocket costs or expenses or pay or deposit any consideration to or with any Person in connection with any Lease Guarantee Termination.

Section 5.16 Seller Financing Cooperation. Seller shall use its reasonable best efforts to, and shall cause its Subsidiaries and its and their respective Representatives (including independent public accountants and attorneys) (with appropriate seniority and expertise) to use their reasonable best efforts to, provide on a timely basis all such reasonable assistance and cooperation in connection with the Financing (which for purposes of this Section 5.16 includes any Alternate Financing) as may be reasonably requested by Buyer, which shall include the actions set forth on Exhibit D. The Seller (on behalf of itself and its Subsidiaries) hereby consents to and authorizes (i) the use of the Required Information, and as of the date hereof, the Seller and its Subsidiaries are not aware of any limitation on the use of such financial statements required by Ernst & Young LLP or its Affiliates and (ii) the use of the Company’s and its Subsidiaries’ logos, trademarks and trade names in connection with the debt financing contemplated by the Debt Commitment Letters; provided, that such logos, trademarks and trade names are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or its Subsidiaries.

Section 5.17 Non-Competition. Seller agrees that for the period from the Closing Date until the three-year anniversary of the Closing Date, it shall not and shall cause its Affiliates not to, directly or indirectly, engage in a business competitive to the Business anywhere in the world (each, a “Competitive Activity”); provided that the foregoing shall not prohibit Seller or any of its Affiliates from collectively owning up to an aggregate of five percent of the outstanding shares of any class of capital stock of any Person that engages in any Competitive Activity (a “Competing Person”) so long as neither Seller nor any of its Affiliates has any participation in the management of such Competing Person. Notwithstanding anything to the contrary in the foregoing, nothing in this Section 5.18 shall prohibit Seller or any of its Affiliates from acquiring the whole or any part of a Person or business which engages in any Competitive Activity or the whole or any part of a business which includes any Competitive Activity; provided that where such Competitive Activities of such Person or business represent greater than 25% of the revenues of such Person or business acquired as set out in the latest available annual financial statements of that Person or business, Seller and/or its Affiliates shall divest such Person, business or portion thereof to the extent engaging in such Competitive Activity within six months after the consummation of such acquisition.

Section 5.18 Non-Solicitation. Seller agrees that from and after the date of this Agreement until the three-year anniversary of the Closing Date, it shall not, and shall cause its Affiliates not to, directly or indirectly, solicit for employment or hire any Person who is at any time from the date of this Agreement to the Closing Date employed by the Company or any of its Subsidiaries; provided, however, that the foregoing shall not apply (i) to solicitations made by job opportunity advertisements and headhunter searches directed to the general public rather than targeting any employees of Buyer or any of its Subsidiaries (including the Company and its Subsidiaries) or (ii) with respect to any employee who has been terminated by Buyer, the Company or any of its Subsidiaries after the Closing.

Section 5.19 Financing.

(a) Subject to the terms and conditions of this Agreement, Buyer shall use reasonable best efforts to obtain the Financing on a timely basis (taking into account the anticipated timing of the Marketing Period) on terms and conditions not less favorable to Buyer than those contained in the applicable Commitment Letters and the Fee Letter (including any “market flex” provisions that are contained in the Fee Letter), including using reasonable best efforts to (i) maintain in effect the applicable Commitment Letters (subject to Buyer’s right to replace, restate, supplement, modify, assign, substitute or amend the Commitment Letters in accordance herewith), (ii) enter into definitive agreements with respect to the Debt Commitment Letter on conditions no less favorable to Buyer than those contained in the Debt Commitment Letter and the Fee Letter (including any such “market flex” provisions contained in the Fee Letter), (iii) satisfy on a timely basis (taking into account the anticipated timing of the Marketing Period) or obtain the waiver of all conditions applicable to Buyer contained in the applicable Commitment Letters (or any definitive agreements related thereto) that are within Buyer’s control and (iv) consummate the Financing contemplated by the Commitment Letters and the Fee Letter substantially concurrently with the Closing. Buyer shall keep Seller informed upon request on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Financing. Buyer shall give Seller prompt notice upon having knowledge of any material breach by any party of any of the Commitment Letters or any termination of any of the Commitment Letters.

(b) Other than as set forth in Section 5.19(c), prior to Closing, Buyer shall not, without the prior written consent of Seller, amend, modify, supplement or waive any provision of the Commitment Letters or the Fee Letter to the extent such amendment, modification, supplement or waiver would (i) reduce the aggregate amount of the Financing set forth in the Commitment Letters below an amount that, when combined with Buyer’s other sources of funds, will be sufficient for Buyer to perform its obligations hereunder or (ii) impose new or additional conditions, or otherwise amend or modify any of the conditions, to the receipt of the Financing in a manner that would reasonably be expected to (A) make the funding of the Financing (or the satisfaction of the conditions to obtaining the Financing) less likely to occur or (B) materially delay the Closing; provided that Buyer may amend, supplement, or modify the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents, or similar entities (or titles with respect to such entities) (it being understood that the aggregate commitments of the lenders party to the Debt Commitment Letter prior to such amendment, supplement or modification may be reduced in the amount of such additional party’s commitments). Upon any such amendment, supplement or modification of the Equity Commitment Letter or Debt Commitment Letter in accordance with this Section 5.19, the term “Equity Commitment Letter” or “Debt Commitment Letter”, as applicable thereto, shall mean such Commitment Letter as so amended, supplemented or modified.

(c) If all or any portion of the Debt Financing becomes unavailable on the conditions set forth in the Debt Commitment Letter and the Fee Letter (including any “market flex” provisions that are contained in the Fee Letter) (other than as a result of Seller’s breach of any material provision of this Agreement, or failure to satisfy the conditions set forth in Section 6.01 or Section 6.02), Buyer shall use its reasonable best efforts to arrange to obtain the Debt Financing or such portion of the Debt Financing from alternative sources, which may include one or more of a senior secured debt financing, an offering and sale of notes, or any other financing or offer and sale of other debt securities, or any combination thereof, in an amount such that the aggregate funds that would be available to Buyer at the Closing, when combined with Buyer’s other sources of funds, will be sufficient to perform its obligations hereunder (“Alternative Financing”); provided that Buyer shall not be required to arrange or obtain any Alternative Financing having terms and conditions (including “market flex” provisions) less favorable to Buyer in any material respect than those contained in the Debt Commitment Letter and the Fee Letter. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Financing (and consequently the term “Financing” shall include the Equity Financing and the Alternative Financing), and the term “Debt Commitment Letter” as used in this Agreement shall be deemed to include the commitment letter with respect to such Alternative Financing. In addition to and not in limitation of the other provisions of this Agreement, Seller shall deliver to Buyer, as promptly as practicable, the Required Information.

(d) At or immediately prior to the Closing, Seller shall deliver to Buyer (i) payoff letters or other instruments of discharge or release reasonably satisfactory to Buyer (including releases and discharges of any Encumbrances relating thereto) that release the Company, its Subsidiaries, their respective assets and the Shares from the Existing Company Debt, (ii) the originals of the pledged collateral in the possession of any counterparty to any such Indebtedness and (iii) any and all officers certificates required for the unconditional delivery of such payoff letters or other instruments of discharge or release (it being understood and agreed that the Existing Company Debt will remain outstanding following the Closing Date with respect to Seller and certain of its Affiliates (other than the Company and its Subsidiaries)).

(e) Notwithstanding anything herein to the contrary, Seller (on behalf of itself and each of its stockholders, partners, members, Affiliates, directors, officers, employees, agents and representatives) hereby waives any rights or claims against any Debt Financing Source in connection with this Agreement, the Debt Financing or the Debt Commitment Letters, whether at law or equity, in contract, in tort or otherwise, and Seller (on behalf of itself and each of its stockholders, partners, members, Affiliates, directors, offices, employees, agents and representatives) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any Action against any Debt Financing Source in connection with this Agreement or the transactions contemplated hereby (including any Action relating to the Debt Financing or the Debt Commitment Letters). In furtherance and not in limitation of the foregoing waiver, it is agreed that no Debt Financing Source shall have any liability for any claims, losses, settlements, damages, costs, expenses, fines or penalties to Seller (or any of its stockholders, partners, members, Affiliates, directors, officers, employees, agents and representatives) in connection with this Agreement or the transactions contemplated hereby.

Section 5.20 Foreign Cash. At and prior to the Closing, Seller shall cause the Company’s non-U.S. Subsidiaries not to loan or advance any amounts to the Company or its U.S. Subsidiaries and any repatriation of funds to the Company or its U.S. Subsidiaries shall only be accomplished through the repayment of existing intercompany loans or the payment of dividends by non-U.S. Subsidiaries of the Company and shall to be done in accordance with all applicable Laws and agreements. With respect to any Dollars not held in the U.S. by the Company or a U.S. Subsidiary of the Company, (i.e., one organized and resident in the United States) as of the Closing (the “Pre-Closing Foreign Cash”), from and after the Closing and until the date that Buyer delivers the Adjustment Notice to the Seller, the Company and its Subsidiaries shall use commercially reasonable efforts to repatriate any Pre-Closing Foreign Cash to the United States and will include such cash (to the extent not already included in the Cash Amount) to the extent actually repatriated by such time (net of any costs or Taxes related to such repatriation) in the calculation of the Proposed Cash Amount; provided that the Company and its Subsidiaries shall not be required to repatriate any amounts required to be held by the applicable Subsidiary of the Company by applicable contract or Law.

Section 5.21 Exclusivity. From and after the date hereof, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, (a) initiate, solicit, facilitate, encourage, discuss, negotiate or accept any inquiries, proposals or offers with respect to (i) the acquisition, in a single transaction or a series of related transactions, of any of the outstanding shares of any class or series of equity securities or debt securities of the Company or any of its Subsidiaries or any interests therein, (ii) the acquisition (or any lease, license, long-term supply agreement or other arrangement having the same economic effect as an acquisition), in a single transaction or a series of related transactions, of a material portion of the assets and properties of the Company or any of its Subsidiaries or interests therein (on a consolidated basis), (iii) the merger, consolidation or combination of the Company or any of its Subsidiaries or (iv) the recapitalization, restructuring, reorganization, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its Subsidiaries (each of the foregoing in clauses (i) through (iv), an “Acquisition Transaction”), or (b) enter into any contract or agreement concerning or relating to an Acquisition Transaction, in each case with a party other than Buyer or an Affiliate of Buyer. In the event that Seller receives an inquiry, proposal or offer with respect to an Acquisition Transaction on or after the date hereof and prior to the Closing, or obtains information that such an inquiry, proposal or offer is likely to be made, Seller shall provide Buyer with immediate notice thereof, which notice shall include the terms of, and the identity of the person or persons making, such inquiry, proposal or offer. Seller shall, and shall cause its Affiliates to, immediately terminate any and all discussions or negotiations with any third party with respect to, or that could reasonably be expected to lead to, an Acquisition Transaction. Prior to the Closing, Seller shall not transfer, dispose of or put an Encumbrance on the equity securities of the Company or any of its Subsidiaries.

Section 5.22 Intercompany Accounts. Prior to the Closing, on terms and conditions reasonably satisfactory to Buyer, Seller shall release, cancel, terminate or otherwise settle all intercompany Indebtedness and accounts owed by the Company or its Subsidiaries to Seller or any of its Affiliates (other than the Company and its Subsidiaries) as of immediately prior to the

Closing, and Seller shall cause the Company and its Subsidiaries to release, cancel, terminate or otherwise settle all intercompany Indebtedness and accounts owed by Seller or any of its Affiliates (other than the Company or its Subsidiaries) to the Company or its Subsidiaries as of immediately prior to Closing. The purchase price related calculations in Article II shall be made after giving effect to the transactions contemplated by the prior sentence. Effective upon the Closing, Seller, on behalf of itself and its Affiliates (other than the Company and its Subsidiaries), hereby forever fully and irrevocably waives, releases and discharges the Company and its Subsidiaries and Representatives from any and all claims, liabilities, obligations or agreements of any kind or nature whatsoever (except obligations arising following the Closing under the agreements to be entered into pursuant to this Agreement that are attached as exhibits hereto).

Section 5.23 Transition Matters. From the date hereof until the Closing, Seller shall, and shall cause the Company and its Subsidiaries to, at Buyer’s request, cooperate and reasonably assist Buyer and its Affiliates and their respective Representatives in connection with transition preparations and planning related to the transactions contemplated hereby, including those matters to be transitioned as contemplated by the Transition Services Agreement attached hereto as Exhibit B, and Buyer shall reimburse Seller at the Closing for its reasonable out-of-pocket expenses in connection with such cooperation and assistance. Prior to the Closing, Buyer and its Affiliates and their respective Representatives may identify and engage in discussions with appropriate candidates to serve in permanent or interim management positions with the Company and its Subsidiaries. Buyer may request in writing that the Company or any of its Subsidiaries hire any such person and, following receipt of written consent from Seller to such hiring, not to be unreasonably withheld, conditioned or delayed, Seller shall cause the Company and its Subsidiaries to hire any such candidates as promptly as practicable on terms and conditions established by Buyer; provided that if the Company or a Company Subsidiary hires, commits to hire or otherwise incurs any obligation with respect to the hiring of any such candidate prior to the Closing in accordance with Buyer’s written instructions, (i) if the Closing occurs, all out-of-pocket costs and expenses incurred by Seller or the Company or a Company Subsidiary prior to the Closing in connection with the hiring and employment of such persons (the “New Executive Costs”) shall be added as a current asset at Closing of the Company for purposes of determining Closing Date Net Working Capital or (ii) if this Agreement terminates in accordance with its terms prior to the Closing and the Termination Fee is not due, Buyer shall reimburse Seller promptly following such termination for such New Executive Costs and any severance payments (which were consented to by Buyer in writing) paid to such candidates if they are terminated by the Company within five Business Days of the termination of this Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The filings of Buyer and Seller pursuant to the HSR Act and any antitrust and competition Laws of foreign countries applicable to the consummation of the transactions contemplated hereby shall have been made and the applicable waiting periods and any extensions thereof shall have expired or been terminated.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining, enjoining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 6.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) (i) Each of the Fundamental Reps of Seller (without giving effect to any “material,” “Material Adverse Effect” or similar materiality qualifications therein) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made anew at and as of the Closing Date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (ii) each of the other representations and warranties of Seller contained in this Agreement (without giving effect to any “material,” “Material Adverse Effect” or similar materiality qualifications therein) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as if made anew at and as of the Closing Date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, except to the extent that any inaccuracies or omissions would not have a Material Adverse Effect.

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.02(a) Section 6.02(b) and Section 6.02(g) have been satisfied.

(d) Buyer shall have received the Transition Services Agreement in the form attached hereto as Exhibit B, duly executed by the Company and Seller.

(e) Buyer shall have received the Transitional Trademark License Agreement in the form attached hereto as Exhibit C, duly executed by the Company and Seller.

(f) Buyer shall have received the Domain Names and License Agreement in the form attached hereto as Exhibit E, duly executed by the Company and Seller.

(g) Since the date hereof, no event, occurrence, fact, condition or change has occurred that that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 6.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) (i) Each of the Fundamental Reps of Buyer (without giving effect to any “material,” “material adverse effect” or similar materiality qualifications therein) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made anew at and as of the Closing Date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (ii) each of the other representations and warranties of Buyer contained in this Agreement (without giving effect to any “material,” “material adverse effect” or similar materiality qualifications therein) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as if made anew at and as of the Closing Date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, except to the extent that any inaccuracies or omissions would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

Section 6.04 Frustration of Closing Conditions. Neither party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement.

ARTICLE VII

INDEMNIFICATION

Section 7.01 Survival. The party making a claim under this Article VII is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”. Subject to the limitations and other provisions of this Agreement, all representations and warranties contained herein or in any certificate delivered pursuant hereto and covenants or other agreements contained in this Agreement to the extent required to be performed prior to Closing shall survive the Closing and shall remain in full force and effect until the date that is fifteen (15) months from the Closing Date. Each of the covenants or other agreements contained in this Agreement which by their terms contemplate performance at or after the Closing shall survive the Closing for the period contemplated by their terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the survival period shall not thereafter be barred by the expiration of the survival period and such claims shall survive until finally resolved. The parties hereby agree and acknowledge that the survival period set forth in this Section 7.01 is a contractual statute of limitations and any claim brought by any party pursuant to this Article VII must be brought or filed prior to the expiration of the survival period.

Section 7.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VII, Seller shall indemnify Buyer, its Affiliates, and any of their respective officers, directors, employees, or agents (collectively, the “Buyer Indemnified Parties”) against, and shall hold the Buyer Indemnified Parties harmless from and against any and all Losses of, incurred or sustained by, or imposed upon, the Buyer Indemnified Parties based upon, arising out of, relating to, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate delivered pursuant to this Agreement to which Seller is a party;

(b) any breach, non-fulfillment of or failure to observe any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(c) (i) any Indemnified Taxes of the Company or any of its Subsidiaries, except to the extent such Indemnified Taxes were included in the calculation of Final Net Working Capital (as finally determined in accordance with Section 2.04) and (ii) any Indebtedness of the Company or its Subsidiaries as of the Closing (except to the extent included in the Final Net Working Capital);

(d) any actual fraud committed by Seller, the Company or any of their Affiliates in connection with the transactions contemplated by this Agreement; or

(e) any Seller Benefit Plan or ERISA Affiliate Liabilities.

Section 7.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify Seller, its Affiliates and any of their respective officers, directors, employees, and agents (collectively, the “Seller Indemnified Parties”) against, and shall hold the Seller Indemnified Parties harmless from and against, any and all Losses of, incurred or sustained by, or imposed upon, the Seller Indemnified Parties based upon, arising out of, relating to, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate delivered pursuant to this Agreement to which Buyer is a party;

(b) any breach, non-fulfillment of or failure to observe any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any claim by a lessor against Seller under a Lease Guarantee for payment in accordance with the terms thereto with respect to which a Lease Guarantee Termination has not occurred prior to the Closing Date.

Section 7.04 Certain Limitations. The indemnification provided in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(a) or Section 7.03(a) (other than in respect of the Fundamental Representations) until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) or Section 7.03(a) exceeds 1.00% of the Base Purchase Price (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or only be liable for Losses in excess of the Deductible.

(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02 or Section 7.03 (other than for a claim for indemnification under Section 7.02(d) or for breach of a covenant to be performed at or following the Closing) shall not exceed $21,450,000 (the “Cap”). The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 7.02(d) or for which Buyer shall be liable pursuant to Section 7.03 shall not exceed the Purchase Price.

(c) Payments by an Indemnifying Party pursuant to Section 7.02 or 7.03 in respect of any Loss shall be reduced by an amount equal to the net amount of any insurance proceeds or any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such Loss. The Indemnified Party shall (i) use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses and (ii) to the extent the Indemnified Party is unable to recover amounts under clause (i) sufficient to cover any Losses (such amounts, the “Uncovered Amounts”), upon the written request of the Indemnifying Party, assign to the Indemnifying Party the right to recover the Uncovered Amounts under such insurance policies or indemnity, contribution, or other similar agreements and use commercially reasonable efforts to cooperate with the Indemnifying Party’s claims thereunder.

(d) Payments by an Indemnifying Party pursuant to Section 7.02 or 7.03 in respect of any Loss shall be reduced (but not below zero) by an amount equal to any tax savings from a deduction or loss currently realized in the year of such Loss as a result of such Loss by the Indemnified Party (a “Tax Benefit”). A Tax Benefit shall be considered realized by an Indemnified Party only to the extent that, but for such Tax Benefit, such Indemnified Party’s Tax liability in the year of the Loss would be higher than it is with such Tax Benefit and only when such reduction is reflected on a final year-end Tax Return (e.g., Tax deductions, losses and credits of such Indemnified Party that do not result from the event giving rise to the indemnity payment shall be deemed to be used prior to the use of any deduction, loss or credit that does result from the event giving rise to the indemnity payment).

(e) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages, except if and to the extent any such damages are recovered against an Indemnified Party pursuant to a Third-Party Claim.

(f) Each Indemnified Party shall take, and cause its Affiliates to take, to the extent required by Law, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(g) The parties agree that for purposes of (i) determining whether there has been a breach of or inaccuracy in any representation or warranty subject to indemnification pursuant to this Article VII and (ii) calculating the amount of Losses with respect thereto, such representations and warranties alleged to have been breached shall be construed as if any qualification or limitation with respect to materiality, whether by reference to the terms “material,” “in all material respects,” “in any material respect” or “Material Adverse Effect” or words of similar import, were omitted from the text of such representations and warranties.

Section 7.05 Indemnification Procedures.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure. Such notice by the Indemnified Party shall, to the extent reasonably practicable, describe the Third-Party Claim in specific detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnified Party within 10 Business Days of the notice described in the previous clause, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. If the Indemnified Party shall have determined in good faith that (a) an actual or likely conflict of interest makes representation of the Indemnifying Party and the Indemnified Party by the same counsel inappropriate, (b) that there may be available to the Indemnified Party one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Third-Party Claim or (c) the conduct of the defense or any proposed settlement of such Third-Party Claim would reasonably be expected to affect adversely the Indemnified Party’s Tax liability, the Indemnified Party shall have the right, upon notice to Indemnifying Party, to engage separate counsel and to control the defense of such Third-Party Claim with respect to such matters, and the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party with the Indemnified Party’s prior written consent. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to pay, settle, or defend such Third-Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, settle, or defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.08) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control or consent to the defense or settlement of (and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party with respect to), and the Indemnified Party shall be entitled to have have control over the defense or settlement of, any Third-Party Claim that (i) seeks non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages), (ii) involves criminal or quasi-criminal allegations, (iii) involves a claim with a Governmental Authority or a key customer, key supplier or regulator of the Indemnified Party, (iv) as to which the Indemnified Party reasonably believes an adverse determination would result in Losses that would exceed the limitation on the right of the Indemnified Party to recovery contained in this Article VII or (v) if in the reasonable opinion of counsel to the Indemnified Party the Indemnifying Party has conflicting or adverse interests or is also a party and joint representation would be inappropriate or there may be legal defenses available to the Indemnified Party or the Indemnified Party that are different from or additional to those available to the Indemnifying Party.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (i) does not provide for any relief other than the payment of monetary damages, (ii) provides for the complete and unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim, (iii) does not result in a finding or admission of any violation of Law, breach of contract or similar acknowledgement, and (iv) the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement concurrently with the effectiveness of such settlement. If the Indemnified Party has assumed the defense pursuant to Section 7.05(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure. Such notice by the Indemnified Party shall, to the extent practicable, describe the Direct Claim in specific detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall reasonably cooperate to allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s and its Subsidiaries’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.06 Amount of Indemnification. The amount of indemnification to which an Indemnified Party shall be entitled under this Article VII shall be determined: (a) by the written agreement between the Indemnified Party and the Indemnifying Party; (b) by a final judgment or decree of any court of competent jurisdiction; or (c) by any other means to which the Indemnified Party and the Indemnifying Party shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

Section 7.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.08 Exclusive Remedies. Except as otherwise provided in Section 9.02, Section 9.03 or Section 10.13, the parties acknowledge and agree that, following the Closing, their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement (other than any claim for actual fraud), shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, following the Closing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement (other than any right, claim or cause of action for actual fraud) it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.13.

ARTICLE VIII

CERTAIN TAX MATTERS

The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain Tax matters following the Closing Date:

Section 8.01 Tax Returns.

(a) Seller shall prepare and execute on behalf of the Company and each of its Subsidiaries and timely file, or cause to be prepared and timely filed, all income Tax Returns of or with respect to the Company and each of its Subsidiaries for Tax periods ending on or prior to the Closing Date whether filed prior to, on or after the Closing Date. Seller shall determine the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company and its Subsidiaries shall be reported or disclosed in such Tax Returns; provided, however, that all such Tax Returns shall be prepared in accordance with most recent past practice, except to the extent otherwise required by applicable Law. The consolidated federal and state income Tax Returns of the Company and its Subsidiaries shall be prepared by Seller on the basis that the Company and its Subsidiaries’ taxable year will end at the end of the day on the Closing Date in accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) and -76(b)(2)(i). Buyer, at the Seller’s expense, shall cause the Company and each of its Subsidiaries to furnish Tax information to Seller for use and inclusion in Seller’s consolidated federal and state income Tax Returns for Tax periods ending on or prior to the Closing Date. Seller shall timely pay all Taxes shown as due on such Tax Returns. For all taxable periods ending on or before the Closing Date, Seller shall cause the Company and its Subsidiaries, to the extent consistent with past custom and practice, to join in the consolidated income Tax Returns of Seller and its Affiliates.

(b) Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company and its Subsidiaries for Tax periods ending after the Closing Date. Buyer shall determine the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company and its Subsidiaries shall be reported or disclosed on such Tax Returns. Tax Returns relating to a Straddle Period shall be prepared by treating items on such Tax Returns in a manner consistent with the most recent past practices with respect to such items, except to the extent otherwise required by applicable Law. Buyer shall deliver such Straddle Period income Tax Returns at least thirty (30) days prior to the date on which such Tax Returns are required to be filed (taking into account any extensions obtained) with the appropriate taxing authority for review and approval by Seller which approval shall not be unreasonably withheld, conditioned or delayed. Seller shall pay to Buyer an amount equal to all Taxes shown as due and attributable to the portion of any Straddle Period ending on the Closing Date except to the extent such Taxes were included in Closing Date Net Working Capital. Seller shall deliver any Tax Return of the Company and its Subsidiaries for any Pre-Closing Period (but for consolidated Seller Tax Returns only to the extent and any portion of or pro forma Tax return related to the Company and its Subsidiaries) that is filed by the Company or a Subsidiary after the Closing Date at least thirty (30) days prior to the date on which such Tax Returns are required to be filed (taking into account any extensions obtained) with the appropriate taxing authority for review and approval by Buyer which approval shall not be unreasonably withheld and shall consider in good faith such changes as reasonably requested by Buyer. Notwithstanding anything herein to the contrary, no provision of this Agreement shall require Seller, Buyer or the Company or any of its Subsidiaries to wait to file a Tax Return until after it is due under applicable Law (including all available extensions) and any delay in timely delivery of Tax Returns to the other party shall not void any indemnification obligations hereunder.

(c) Equity Award Consideration.

(i) Buyer and Seller agree that the payment of the Equity Award Consideration to the Equity Award holders on or promptly following the Closing Date shall be allocable to the portion of the Closing Date preceding Buyer’s acquisition of the Shares and that such Equity Award Consideration shall be included in the computation of income for the taxable year of the Company ending on the Closing Date as described in

Section 8.01(a). The parties agree that they shall complete Tax Returns and otherwise report this transaction for Tax purposes consistent with the foregoing, except to the extent otherwise required by applicable Law.

(ii) In the event that the Equity Award Consideration is required to be deducted for a Tax year beginning after the Closing, Buyer shall pay to Seller an amount equal to the U.S. Federal income Tax savings from the deduction of the Equity Award Consideration realized by Buyer within two (2) years after the Closing Date. The amount of such income Tax savings referred to in this clause (ii) shall be determined on a with and without basis by treating any such deductions attributable to the Equity Award Consideration as the last items taken into account in any applicable income Tax period and shall be the positive difference, if any, between the Buyer’s consolidated income Tax liability for such period calculated without taking into account the deductions attributable to the Equity Award Consideration to the Buyer’s liability for such period taking into account such deductions. A Tax savings shall be realized upon the filing of a final period Tax Return reflecting any reduction in Taxes. Seller, upon the request of Buyer, shall promptly repay to Buyer any amounts paid pursuant to this clause (ii) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the deductions attributable to the Equity Award Consideration that gave rise to a payment hereunder are successfully challenged by a Governmental Authority.

Section 8.02 Controversies.

(a) Buyer shall promptly notify Seller in writing upon receipt by Buyer or any Affiliate of Buyer (including the Company and each of its Subsidiaries after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to income Taxes relating to a taxable period ending prior to or ending on and including the Closing Date for which Seller may be liable under this Agreement (a “Tax Matter”). Seller shall promptly notify Buyer in writing upon receipt by Seller or any of its Affiliates of written notice of any Tax Matter of or with respect to the Company or any of its Subsidiaries. The failure of either party so to notify the other party shall not limit such party’s rights under this Article VIII except to the extent such other party is materially prejudiced by such failure.

(b) As to Tax Matters relating to any period ending on or prior to the Closing Date, Seller, or its duly appointed representative (the “Tax Representative”) on behalf of Seller, shall at its expense have the authority to represent the interests of the Company and its Subsidiaries (or the Company and each of its Subsidiaries) with respect to any Tax Matter before the IRS, any other taxing authority, any other governmental agency or authority or any court and shall have the right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter; provided, however, that Seller shall consult with Buyer with respect to and shall not enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax liability of Buyer, the Company or any of its Subsidiaries or any Affiliate of the foregoing for any period ending after the Closing Date, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, and Buyer may participate in such Tax Matter at its own expense. Seller or the Tax

Representative shall keep Buyer reasonably informed with respect to the commencement, status and nature of any Tax Matter. In addition, Seller shall, in good faith, allow Buyer, at its expense, to make comments to Seller or the Tax Representative, regarding the conduct of or positions taken in any such Tax Matter.

(c) Buyer, at its sole cost and expense, shall have the authority to represent the interests of the Company and its Subsidiaries (or the Company and each of its Subsidiaries) with respect to any written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Straddle Period. Except as otherwise provided in this Section 8.02, Buyer shall have the right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company, and any other Tax Matter for all taxable periods; provided, however, that Buyer shall not, and shall cause its Affiliates (including the Company and its Subsidiaries) not to, enter into any settlement of any contest or otherwise compromise any issue with respect to the portion of the Straddle Period ending on or prior to the Closing Date without the prior written consent of Seller or the Tax Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.03 Straddle Period. In the case of any Taxes of the Company and its Subsidiaries that are payable with respect to any Tax period that begins before and ends after the Closing Date (a “Straddle Period”), the portion of any such Taxes that constitutes Taxes for any Tax period ending on or before the Closing Date and that portion of any Tax period through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (such periods together the “Pre-Closing Period”) shall: (a) in the case of Taxes that are based upon or related to income, payroll, sales or receipts or any other Tax not described in clause (b) below, be equal to the amount that would be payable if the tax year or period ended at the close of business on the Closing Date; and (b) in the case of Taxes that are imposed on a periodic basis with respect to the business or assets of the Company and its Subsidiaries or otherwise measured by the level of any item (e.g., real and personal property taxes), be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; provided that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a per diem basis. The parties hereto will, to the extent permitted by applicable Law, elect with the relevant Governmental Authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date, unless such election has an adverse effect on either party.

Section 8.04 Amended Tax Returns. Except as required by applicable Law, Buyer shall not, and shall not cause or permit the Company or its Subsidiaries to file or cause to be filed any amended Tax Return or claims for refund without the prior written consent of Seller. If consent is granted, Buyer shall indemnify Seller for any reasonable cost or Loss that directly results from such amended Tax Returns or claims for refund.

Section 8.05 Refunds and Credits. Any refund or credit in lieu of a cash refund of Taxes of the Company and its Subsidiaries (including as a result of any overpayment of Taxes in prior periods) accruing to Buyer or any of its Affiliates as a result of the ownership of the Company and its Subsidiaries that is a refund of or credit against Taxes paid in respect of any Pre-Closing Period shall be for the account of Seller and shall be paid by Buyer to Seller within five Business Days’ of actual receipt by Buyer except to the extent such refund or credit was included in Closing Date Net Working Capital (as finally determined in accordance with Section 2.04) or would not have arisen but for a net operating loss or other Tax asset of the Buyer or its Affiliates (which shall include, for the avoidance of doubt, the Company and its Subsidiaries after the Closing). Buyer agrees to elect to receive in cash any refund of Taxes (and will not, for the avoidance of doubt, elect to take a credit against Taxes in future Tax periods) accruing to the Company or its Subsidiaries in respect of any Pre-Closing Period. Any other refund or credit of Taxes shall be for the account of Buyer and shall, to the extent such refund or credit is received by Seller or any of its Affiliates, be paid by Seller to Buyer within five Business Days’ of actual receipt by Seller. Any refund or credit of Taxes paid by one party to the other party pursuant to this Section 8.05 shall be reduced by such party’s out-of-pocket expenses paid to third-parties in connection with obtaining such refund or credit and less any Taxes incurred by such party or any of its Affiliates in connection with the receipt of such refund or credit or any Taxes required to be withheld.

Section 8.06 Post-Closing Access and Cooperation. From and after the Closing Date, Buyer and Seller agree to permit the other party to have reasonable access, during normal business hours, to the books and records and personnel of the Company and its Subsidiaries, to the extent relating to a Pre-Closing Period and are for the purpose of enabling the other party to: (a) investigate or contest any Tax Matter or (b) evaluate any claim for indemnification made by the other party. Each of Buyer and Seller may, at its own cost and expense, make copies of any books and records of the Company and its Subsidiaries for which reasonable access is afforded under this Section 8.06.

Section 8.07 Post-Closing Indemnification of Transactions. Buyer shall indemnify Seller for any additional Taxes (other than Indemnified Taxes) owed by Seller resulting from any transaction engaged in by Company and its Subsidiaries not in the ordinary course of business occurring on the Closing Date after Buyer’s purchase of the Shares.

Section 8.08 Post-Closing Transactions not in the Ordinary Course. Buyer and Seller agree to report all transactions not in the ordinary course of business occurring on the Closing Date after Buyer’s purchase of the Shares on the Buyer’s federal income Tax Return to the extent permitted by Treasury Regulations Section 1.1502-76(b)(1)(ii)(B). For the sake of clarity and avoidance of doubt, the payment of compensation by the Company or its Subsidiaries in connection with the Closing shall be governed by Section 8.01(c).

Section 8.09 Miscellaneous. Prior to the Closing Date, Seller shall terminate all Tax sharing, indemnity and other similar agreements and powers of attorney with respect to Taxes to which the Company or any of its Subsidiaries is a party such that neither the Company nor any of its Subsidiaries shall have any obligations thereunder following the Closing. To the extent of any inconsistency between this Article VIII and Article VII, this Article VIII shall control as to Tax matters. The covenants and agreements in this Article VIII shall survive in accordance with their terms. The amount of any indemnification payment required under Section 7.02(c) (and the amount of Indemnified Taxes), the amount of any reduction under Section 7.04(d) shall each be computed without regard to any net operating loss or other Tax asset of the Buyer or its Affiliates (which, for the avoidance of doubt, shall include the Company and its Subsidiaries after the Closing). Seller shall make or cause to be made (and shall refrain from making or causing to be made, as applicable) Tax elections (including on a protective basis) so that neither the Company nor any of its Subsidiaries shall suffer any reduction in tax basis or other attributes pursuant to Treasury Regulations Section 1.1502-36. Buyer will cause the Company and each of its Subsidiaries, to the extent permitted by applicable Law, to carry forward any Tax asset, arising in any Post-Closing Period that could, whether in the absence of an election or otherwise, be carried back to a Pre-Closing Period. If a Tax asset arising in any Post-Closing Period is required by applicable Law to be carried back to any Pre-Closing Period, Buyer or its Affiliates shall be entitled to any refund or other tax savings from any carry back of such Tax asset into any Pre-Closing Period. The overall foreign loss of the Company and its Subsidiaries apportioned to the Company and its Subsidiaries as a result of leaving the consolidated group including Seller is currently estimated to be $0.00, but final computation will be made at the end of Seller’s consolidated Tax year. If Seller is required to apportion an overall foreign loss to the Company and its Subsidiaries, it agrees to use the method specified in Treasury Regulations section 1.1501-9(c)(2) that will result in the lowest amount of overall foreign loss apportioned to the Company and its Subsidiaries; provided, however, that this shall not require Seller to use the fair market methodology. Seller shall indemnify and hold Buyer and its Affiliates, including the Company and its Subsidiaries, harmless from and against any Taxes of any Person, and any associated Losses, incurred as a result of the application of Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law as a result of the Company or any of its Subsidiaries having been a member of any consolidated, combined, unitary or affiliated Tax group prior to the Closing.

ARTICLE IX

TERMINATION

Section 9.01 Termination. Notwithstanding any other provision of this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure is not cured within 21 days after receipt of written notice thereof from Buyer; or

(ii) any of the conditions set forth in Section 6.01 or Section 6.02 shall not have been fulfilled by October 31, 2015 (the “Drop Dead Date”) unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; provided, however, that if the Drop Dead Date occurs during the Marketing

Period and the parties have otherwise complied with their obligations hereunder in all material respects, the Drop Dead Date shall automatically extend to the date that is ten (10) Business Days after the end of the Marketing Period or, if earlier, the date that the commitments under the Debt Commitments Letters expire;

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure is not cured within 21 days after receipt of written notice thereof from Seller;

(ii) any of the conditions set forth in Section 6.01 or Section 6.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Seller by written notice to the other in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority has issued or entered a Governmental Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Governmental Order has become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and have no further force or effect and there shall be no liability on the part of any party hereto or any of their respective Non-Recourse Parties, except as set forth in this Section 9.02.

(a) The provisions of Section 5.08, Section 5.12, Section 5.19(e), this Section 9.02, Section 9.03, Section 10.01, Section 10.09, Section 10.12, and Section 10.14 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which is required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

(b) Seller shall not be released from any Losses resulting from any material breach of this Agreement prior to such termination.

(c) Nothing in this Section 9.02 shall be deemed to release either party from any liability for actual fraud.

Section 9.03 Termination Fee.

(a) If this Agreement is validly terminated by Seller pursuant to Section 9.01(c)(i) or by Buyer or Seller pursuant to Section 9.01(b)(ii) or Section 9.01(c)(ii) and at the time of such termination, Seller would have been entitled to immediately terminate this Agreement pursuant to Section 9.01(c)(i) (each of (i) and (ii), a “Qualified Termination”), then, in either case, Buyer shall pay Seller an amount in cash equal to $35,750,000 (the “Termination Fee”) as set forth in this Section 9.03. Buyer shall pay the Termination Fee to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller, within three (3) Business Days after the date of termination of this Agreement pursuant to a Qualified Termination.

(b) The parties acknowledge and agree that the payment of the Termination Fee shall constitute liquidated damages for a Qualified Termination, and not a penalty, that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, that the parties would not have entered into this Agreement without the agreements contained in this Section 9.03 and that the agreements contained in this Section 9.03 are supported by due and sufficient consideration.

(c) Notwithstanding anything to the contrary in this Agreement, Seller’s right to receive the Termination Fee if and when due pursuant to this Section 9.03 and its rights under Section 10.13 prior to the termination of this Agreement shall constitute the sole and exclusive remedy (whether in law, in equity, in contract, in tort or otherwise) of Seller or any other Person against the Buyer Indemnified Parties, the Equity Investors, the Debt Financing Sources, any other potential financing source or any of their respective Affiliates, directors, officers, employees, stockholders, members, partners, agents, representatives or any of its other Non-Recourse Parties for all Losses suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or any breach of any representation, warranty, obligation, covenant or agreement set forth in this Agreement, and none of such Persons shall have any other liability or obligation arising out of or relating to this Agreement or the transactions contemplated hereby (including, for the avoidance of doubt, the Debt Financing) and Seller shall not seek to recover any other monetary damages or seek any other remedy based on a claim at law or in equity, whether based on contract, tort or otherwise, with respect to any Losses suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or any breach of any representation, warranty, covenant or agreement set forth in this Agreement. Notwithstanding anything herein to the contrary, the maximum aggregate liability of the Buyer and its Non-Recourse Parties for Losses under this Agreement shall be limited to the Termination Fee. Notwithstanding anything herein to the contrary, Seller (on behalf of itself and each of its stockholders, partners, members, Affiliates, directors, officers, employees, agents and representatives) hereby waives any rights or claims against any Debt Financing Source in connection with this Agreement, the Debt Financing or the Debt Commitment Letters, whether at law or equity, in contract, in tort or otherwise, and Seller (on behalf of itself and each of its stockholders, partners, members, Affiliates, directors, offices, employees, agents and representatives) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any Action against any Debt Financing Source in connection with this Agreement or the transactions contemplated hereby (including any Action relating to the Debt Financing or the Debt Commitment Letters). In furtherance and not in limitation of the foregoing waiver, it is agreed that no Debt Financing Source shall have any liability for any Losses to Seller (or any of its stockholders, partners, members, Affiliates, directors, officers, employees, agents and representatives) in connection with this Agreement or the transactions contemplated hereby.

(d) For the avoidance of doubt, in the event that Buyer fails to consummate the Closing in breach of its obligations under this Agreement, Seller may, in its sole discretion: (i) seek specific performance or other equitable relief pursuant to Section 10.13 prior to termination of this Agreement or (ii) withdraw or determine not to pursue any claim for specific performance or other equitable relief, and require payment of the Termination Fee if and when due pursuant to the terms of this Section 9.03. While Seller may pursue both a grant of specific performance or other equitable relief under Section 10.13 and the payment of the Termination Fee under this Section 9.03, under no circumstances shall Seller be permitted or entitled to receive both a grant of specific performance or other equitable relief (excluding interlocutory relief) and the Termination Fee in connection with this Agreement or any termination of this Agreement.

(e) The parties acknowledge and agree that in no event and under no circumstances shall Buyer be required to pay the Termination Fee on more than one occasion, and notwithstanding anything in this Agreement to the contrary, the maximum aggregate liability of Buyer, the Equity Investors, the Debt Financing Sources, any other potential financing source or any of their respective Affiliates, directors, officers, employees, stockholders, members, partners, agents, representatives or other Non-Recourse Parties arising out of this Agreement or relating to a breach, the transactions contemplated hereby or any agreement entered into in connection herewith or otherwise shall be limited to an aggregate amount equal to the Termination Fee.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Buyer shall be responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act and any applicable foreign antitrust Laws.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Patterson Companies, Inc. 1031 Mendota Heights Road St. Paul, MN 55120 Facsimile: 651-686-1656 E-mail: les.korsh@pattersoncompanies.com Attention: Les B. Korsh, Esq. Associate General Counsel

with a copy to (which shall not constitute notice):	Briggs and Morgan, P.A. 2200 IDS Center 80 South Eighth Street Minneapolis, Minnesota 55402-2157 Facsimile: 612-977-8650 E-mail: banderson@briggs.com Attention: Brett D. Anderson, Esq.

If to Buyer:

Mark Tresnowski

c/o Madison Dearborn Partners, LLC

Three First National Plaza

Suite 4600

70 West Madison Street

Chicago, Illinois 60602

Facsimile:         312-895-1041

E-mail:              mtresnowski@mdcp.com

Attention:          Mark Tresnowski

with a copy to (which shall not constitute notice):	Kirkland & Ellis LLP 300 North LaSalle Chicago, Illinois 60654 Facsimile: 312-862-2200 E-mail: sanford.perl@kirkland.com mfennell@kirkland.com Attention: Sanford E. Perl, P.C. Mark A. Fennell, P.C.

Section 10.03 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the words “either,” “or,” “neither,” “nor” and “any” are not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) the words “delivered” and “made available” mean that the referenced document or other material was posted and accessible to Buyer and its Representatives in the Data Room prior to 1:00 am Central time on July 1, 2015 and remained so posted and accessible continuously through the Closing. Unless the context otherwise requires, references herein: (x) to Articles, Sections,

Schedules and Disclosure Schedules mean the Articles and Sections of, and Schedules and Disclosure Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified as of the date hereof to the extent permitted by the provisions thereof and to the extent made available to Buyer; and (z) to a Law means such Law as amended from time to time and includes any successor legislation thereto and all rules and regulations promulgated thereunder. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, then this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Schedules. The Disclosure Schedules contain information required to be disclosed pursuant to, and certain exceptions to, the representations and warranties in Article III and Article IV. Matters set forth in the Disclosure Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes, and the Disclosure Schedules may not necessarily include other matters of a similar nature. An exception or qualification set forth in the Disclosure Schedules with respect to a particular representation or warranty will be deemed to be an exception or qualification with respect to all other applicable representations and warranties to the extent the description of the facts regarding the event, item or matter disclosed is adequate so as to make reasonably clear or otherwise make Buyer reasonably aware, on the face of such disclosure, that such exception or qualification is applicable to such other representations and warranties whether or not such exception or qualification is so numbered. Nothing in this Agreement or in the Disclosure Schedules constitutes an admission that any information disclosed, set forth or incorporated by reference in the Disclosure Schedules or in this Agreement is material, constitutes a Material Adverse Effect or material adverse effect, or is otherwise required by the terms of this Agreement to be so disclosed, set forth or incorporated by reference. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any contract, Permit or Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred.

Section 10.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07 Entire Agreement. This Agreement and the schedules and exhibits attached hereto and the other documents delivered by the parties hereto in connection herewith constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. Each party acknowledges that the other party has not, and the representatives, agents, accountants, and attorneys of the other party have not, made any promise, representation, or warranty, express or implied, except for the promises, representations, and warranties expressly provided herein and in the schedules and exhibits attached hereto and the other documents delivered by the parties hereto in connection herewith, concerning the subject matter hereof or thereof to induce it to execute this Agreement, and each party acknowledges that it has not executed or authorized the execution of this Agreement in reliance upon any such promise, representation, or warranty not contained herein or therein.

Section 10.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, except that Buyer may assign this Agreement and its rights and interests herein without any such consent as collateral to its applicable Debt Financing Sources in connection with the Debt Financing. No assignment shall relieve the assigning party of any of its obligations hereunder. Notwithstanding the foregoing, Buyer may assign or transfer, in whole or in part, to one or more of its Affiliates its rights to purchase all or a portion of the Shares; provided that no such assignment or transfer shall relieve the Buyer of its obligations hereunder.

Section 10.09 No Third-party Beneficiaries. Except as provided in Section 5.07, Article VII, this Section 10.09 and Section 10.10, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, remedy, obligation, liability or cause of action of any nature whatsoever under or by reason of this Agreement. The Debt Financing Sources shall be beneficiaries of Section 5.19(e), Section 9.01(b), Section 9.01(c)(i), Section 9.03(c), Section 9.03(e), Section 10.08, this Section 10.09, Section 10.11 and Section 10.12(d).

Section 10.10 Legal Representation. Buyer, the Company, the Company’s Subsidiaries, and their respective Affiliates (“Buyer Parties”) acknowledge and agree that Briggs and Morgan, P.A. (“Briggs and Morgan”) has acted as counsel for Seller and Seller’s Affiliates (“Seller Parties”) for several years and that Seller Parties reasonably anticipate that Briggs and Morgan will continue to represent them in future matters. Accordingly, Buyer Parties expressly: (a) consent to Briggs and Morgan’s representation of Seller Parties in any post-Closing matter in which the interests of Buyer Parties on the one hand, and Seller Parties, on the other hand, are adverse, including, without limitation, any matter relating to this Agreement or the transactions contemplated by this Agreement or any disagreement or dispute relating thereto (the “Transaction Matters”) and (b) consent to the disclosure by Briggs and Morgan to Seller Parties in connection with the Transaction Matters of any information learned by Briggs and Morgan in the course of its representation of, Seller, the Company, the Company’s Subsidiaries, and their respective Affiliates prior to Closing, whether or not such information is subject to attorney-client privilege or Briggs and Morgan’s duty of confidentiality. Furthermore, in any post-Closing matter in which the interests of Buyer Parties, on the one hand, and Seller Parties, on the other hand, are adverse, Buyer Parties irrevocably waive any right they may have to discover or obtain information or documentation relating to the representation of Seller by Briggs and Morgan in connection with the Transaction Matters, to the extent that such information or documentation was privileged as to Seller. Buyer Parties further covenant and agree that each shall not assert any claim against Briggs and Morgan in respect of legal services provided to Seller, the Company, the Company’s Subsidiaries, or their respective Affiliates by Briggs and Morgan in connection with the Transaction Matters. Upon and after the Closing, the Company and the Company’s Subsidiaries shall cease to have any attorney-client relationship with Briggs and Morgan, unless and to the extent Briggs and Morgan is specifically engaged in writing by the Company or the Company’s Subsidiaries to represent the Company or the Company’s Subsidiaries after the Closing and either such engagement involves no conflict of interest with respect to Seller Parties or Seller Parties consent in writing at the time to such engagement. Any such representation of the Company or the Company’s Subsidiaries by Briggs and Morgan after the Closing shall not affect the foregoing provisions hereof. If and to the extent that, at any time subsequent to Closing, Buyer Parties shall have the right to assert or waive an attorney-client privilege with respect to any communication between the Company or its Affiliates and any Person representing them relating in any manner to the Transaction Matters, Buyer Parties shall be entitled to waive such privilege only with the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed). This section is for the benefit of Seller Parties and Briggs and Morgan, and Seller Parties and Briggs and Morgan are intended third-party beneficiaries of this section. This section shall be irrevocable, and no term of this section may be amended, waived or modified, without the prior written consent of Seller and Briggs and Morgan.

Section 10.11 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto (except that Section 5.19(e), Section 9.01(b), Section 9.01(c)(i), Section 9.02, Section 9.03(c), Section 9.03(e), Section 10.08, Section 10.09, this Section 10.11 and Section 10.12(d) shall not be amended in a manner that is materially adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources). No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.12 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE

INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 10.12(C) WITH ANY COURT OR OTHER TRIBUNAL AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12(C).

(d) Notwithstanding anything herein to the contrary, the parties hereto acknowledge and irrevocably agree (i) that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Debt Financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the County of New York, New York, New York, and any appellate court thereof and each party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Action in any other court, (iii) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court, (iv) to waive and hereby waive any right to trial by jury in respect of any such Action, (v) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (vi) that any such Action shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

Section 10.13 Specific Performance.

(a) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

(b) Notwithstanding Section 10.13(a), it is explicitly agreed that Seller shall be entitled to seek specific performance of Buyer’s obligation to effect the Closing and/or the actions to be taken at the Closing if, and only if, each of the following conditions is satisfied: (i) all conditions in Section 6.01 and Section 6.02 have been satisfied (other than those conditions that by their nature are to be satisfied (including by delivery of documents) at the Closing, each of which will be capable of being satisfied if the Closing Date were to occur on such date); (ii) the Debt Financing has been funded or will be funded at the Closing on the terms set forth in the Debt Commitment Letters (or such other terms as are permitted to be agreed to under this Agreement) if the Equity Financing is funded at the Closing; (iii) Seller has confirmed in writing to Buyer that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing pursuant to Article II will occur; (iv) Buyer is required to complete the Closing at the time required by Section 2.05 and fails to do so.

Section 10.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party; provided, however, that, nothing in this paragraph shall limit the rights and remedies of the named parties hereto and their respective Affiliates under the Confidentiality Agreement. Without limiting the rights and remedies of the named parties hereto and their respective Affiliates under the Confidentiality Agreement, except to the extent a named party hereto (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (i) no past, present or future director, officer, employee, incorporator, member, manager, partner, direct or indirect equityholder, Affiliate, agent, attorney, advisor, assignee or representative or Affiliate of any named party and (ii) no past, present or future director, officer, employee, incorporator, member, manager, partner, direct or indirect equityholder, Affiliate, agent, attorney, advisor, assignee or representative or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) of any named party shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the named parties hereto (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 10.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PATTERSON COMPANIES, INC.

By:	/s/ Scott P. Anderson
Name:	Scott P. Anderson
Title:	Chairman and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LANAI HOLDINGS III, INC.

By:	/s/ Timothy P. Sullivan
Name:	Timothy P. Sullivan
Title:	Managing Director

[Signature Page to the Stock Purchase Agreement]

Stock Purchase Agreement

Exhibit A

In Thousands of Dollars

April 25, 2015
Cash and cash equivalents	63,909
Accounts receivable	57,876
Inventory	48,265
Prepaid expenses and other	5,469
Deferred income taxes	5,548

Total	181,067

Less:
Cash	63,909
Deferred taxes	5,548
CPM prepaid	164

Current Assets	111,446

Accounts payable	29,804
Accrued payroll expense	7,344
Other accrued expense	8,640

Total	45,788

Less:
Transaction Expenses	—
Indebtedness	—
Deferred taxes	2,491
Equity award consideration	—

Current Liabilities	43,297

Net Working Capital	68,149

EXHIBIT B

FINAL VERSION

TRANSITION SERVICES AGREEMENT

between

PATTERSON COMPANIES, INC.

and

PATTERSON MEDICAL HOLDINGS, INC.

dated as of

[●]

i

Table of Contents

(continued)

ii

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement, dated as of [●]1 (this “TSA”), is entered into between Patterson Companies, Inc., a Minnesota corporation (“Seller”), and Patterson Medical Holdings, Inc., a Delaware corporation (“Company”).

RECITALS

WHEREAS, Lanai Holdings III, a Delaware corporation (“Buyer”) and Seller have entered into that certain Stock Purchase Agreement, dated as of [●] (the “Purchase Agreement”), pursuant to which Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, all the outstanding capital stock of Company, all as more fully described therein;

WHEREAS, in order to ensure an orderly transition of the business of Company to Buyer, Company and Seller have agreed to enter into this TSA, pursuant to which Seller will provide, or cause its Affiliates to provide, Company and its Subsidiaries with certain services, in each case on a transitional basis and subject to the terms and conditions set forth herein; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, Company and Seller hereby agree as follows:

ARTICLE 1

SERVICES

Section 1.01 Provision of Services.

(a) Seller agrees to provide, or to cause its Affiliates to provide, the services set forth on the exhibits attached hereto (as such exhibits may be amended or supplemented pursuant to the terms of this TSA, collectively, the “Service Exhibits”) and any Additional Services (collectively, the “Services”) to Company and its Subsidiaries (collectively, the “Service Recipients”) for the respective periods and on the other terms and conditions set forth in this TSA and in the respective Service Exhibits.

(b) The parties hereto acknowledge the transitional nature of the Services. Accordingly, Company agrees to use commercially reasonable efforts to transition each Service to its own internal organization or to obtain alternate third-party sources to provide the Services at or prior to the applicable End Date.

(c) Subject to Section 2.03, Section 2.04 and Section 3.05, the obligations of Seller under this TSA to provide Services shall terminate with respect to each Service on the end date specified in the applicable Service Exhibit (the “End Date”). Notwithstanding the foregoing, the parties acknowledge and agree that the Company may determine from time to time that it or another Service Recipient does not require all of the Services set out on one or more of the Service Exhibits (including a portion of any particular Service described by a numbered item on such Service Exhibits) or that it does not require such Service(s) for the entire period up to the applicable End Date. Accordingly, Company may terminate any Service (including a portion of any particular Service described by a numbered item on such Service Exhibits), upon thirty (30) days’ advance notification to Seller in writing of any such determination; provided, that in the event of termination of a Service (including a portion of any particular Service described by a numbered item on such Service Exhibits) before the applicable End Date, Company shall compensate Seller for any incremental out-of-pocket costs Seller actually incurs as a direct result of terminating a Service before the applicable End Date, including any non-refundable prepayments made by Seller relating to such Service, but excluding all costs related to Seller’s or its Affiliates’ employees (including, but not limited to, wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, any severance plan or bonus plan

[1]	Note to Draft: To be entered into on the Closing Date.

and any change in control, stay, retention or transaction bonuses, arrangements or agreements and the withholding and payment of applicable Taxes with respect to the foregoing); provided, however, that the Company may not terminate any Service (in whole or in part) that is reasonably required for the provision of any other Service currently being provided to a Service Recipient without also terminating such other Service. If the Company terminates only a portion of a particular Service, then associated price of such Service shall be reduced on a reasonable basis as determined in good faith by Seller and the Company. Any election to terminate any Services shall not relieve Seller of its continuing duty to provide those Services that have not been terminated.

(d) This TSA and the performance of the Services under this TSA shall not constitute a sale, assignment, or transfer of the ownership of any assets or intellectual property rights of Seller. Company does not receive, by implication or otherwise, any rights of ownership or license to any property or intellectual property rights owned, or developed in whole or in part, by Seller. Company shall not remove or alter any copyright, trademark, confidentiality, or other proprietary notices that appear on any intellectual property to which Company gains access during the course of receiving the Services, and Company shall not attempt to decompile, translate, reverse engineer, or make copies of any intellectual property of Seller to which Company receives access during the course of receiving the Services.

Section 1.02 Additional Services. In the event that Company or any of its Subsidiaries desires to have Seller provide additional services that were provided by Seller or its Affiliates to Company or any of its Subsidiaries in the two (2)-year period preceding the Closing Date (other than services specifically excluded from the Service Exhibits) or that the parties otherwise mutually agree (“Additional Services”), Seller shall provide such Additional Services at the price contemplated by Section 2.02(a) or as otherwise agreed and on such other terms as the Parties shall negotiate in good faith. The Parties will enter into an amendment to this TSA amending the Service Exhibits to reflect such Additional Service and such Additional Service shall be deemed to be part of this TSA and the Services from and after the date of such amendment.

Section 1.03 Standard of Service.

(a) Seller represents, warrants and agrees that the Services shall be performed in a professional and workmanlike manner with the same general degree of care, skill and diligence as Seller performs such services within Seller’s organization; provided, however, that in no event shall Seller be required to employ higher standards than those employed by Seller in performing such similar activities for itself, but in no event less than a reasonable degree of care. Seller agrees to assign sufficient resources and qualified personnel as are reasonably required to perform the Services and support Company’s and its Subsidiaries’ transition to its or their internal organization or to alternate third-party sources in accordance with the standards set forth in the preceding sentence, which resources and personnel shall not be of a number or skill level that is less than what has historically been provided by Seller to the Service Recipients. It is understood and agreed that the employees of Seller are not professional providers to third parties of the types of services included in the Services and that Seller’s employees performing the Services may have other responsibilities and may not be dedicated full-time to performing the Services; provided, however, that such other responsibilities shall not excuse Seller from performing its obligations under this TSA.

(b) Seller represents and warrants that, other than those agreements that require third-party consent to provide as part of the Services (including as described in Section 1.05(b)), the execution and delivery by Seller of, and the consummation by Seller and its Affiliates of the transactions contemplated by, this TSA, and compliance with the terms hereof by Seller and its Affiliates, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) give any third party the right to modify, terminate or accelerate any obligation under or (iv) result in a violation of any Law or agreement to which Seller or any of its Affiliates is subject.

(c) Except as expressly set forth in Section 1.03(a) through Section 1.03(b), Seller makes no representations or warranties in this TSA of any kind, implied or expressed, with respect to the Services, including, without limitation, no warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed. Company acknowledges and agrees that this TSA does not create a fiduciary relationship, partnership, joint venture or relationship of trust or agency between the parties and that all Services are provided by Seller as an independent contractor. Company acknowledges and agrees that the Services do not include the exercise of business judgment or general management for Company.

2

Section 1.04 Third-Party Service Providers. It is understood and agreed that Seller has been retaining, and will continue to retain, third-party service providers to provide Services, and that some of the Services provided to Company under this TSA will be provided by third-party service providers. In addition, Seller shall have the right, after obtaining Company’s written consent, which consent shall not be unreasonably withheld, conditioned, or delayed, to hire other third-party subcontractors to provide all or part of any Service hereunder. Notwithstanding the foregoing, Seller shall remain responsible for all of its obligations hereunder and for the acts and omissions of each third-party service provider and third-party subcontractor as if they were Seller’s own acts and omissions.

Section 1.05 Access to Premises.

(a) In order to enable the provision of the Services by Seller, Company agrees that it shall provide to Seller’s and its Affiliates’ employees and any third-party service providers or subcontractors who provide Services, at no cost to Seller, reasonable access to the facilities, assets and books and records of Company, in all cases to the extent necessary for Seller to fulfill its obligations under this TSA.

(b) Seller agrees that all of its and its Affiliates’ employees and any third-party service providers and subcontractors, when on the property of a Service Recipient or when given access to any equipment, computer, software, network or files owned or controlled by a Service Recipient, shall conform to the policies and procedures of Company concerning health, safety and security which were applicable during the historical provision of the Services and as reasonably updated by Company from time to time.

Section 1.06 Consents. To the extent the consent, waiver, or approval of any (sub)contractor, vendor, or other third party is needed in order for Seller to perform, or for Service Recipients to receive, or to use or provide access to resources (including, but not limited to, third party software, systems, products, and services) used to provide, the Services, Company shall: (i) provide reasonable cooperation to Seller in obtaining such consent, (ii) comply with any reasonable requirements imposed on Company in connection with obtaining such consent, and (iii) comply with any reasonable restrictions on the use of such resources, and Seller shall be responsible for any reasonable fees payable, royalties or other payments or fees to such (sub)contractor, vendor, or other third party to the extent necessary to obtain the consent. Seller shall use reasonable best efforts to obtain such consents and, if, after using such efforts, Seller is unable to obtain any such consent, the Parties shall work together in good faith to agree upon a commercially reasonable alternative arrangement. Any costs and expenses incurred by Seller in connection with the implementation of any such commercially reasonable alternative arrangement shall be borne by Seller.

Section 1.07 BAA. In the event that the parties enter into a Service Exhibit or amend an existing Service Exhibit pursuant to which Seller may act as a “Subcontractor” of Company, as that term is defined by the regulations issued under the Health Information Portability and Accountability Act of 1996 (“HIPAA”), the parties will execute the Business Associate Agreement attached hereto as Exhibit A.

ARTICLE 2

COMPENSATION

Section 2.01 Responsibility for Wages and Fees. For such time as any employees of Seller or any of its Affiliates are providing Services to Service Recipients under this TSA, (a) such employees will remain employees of Seller or such Affiliate, as applicable, and shall not be deemed to be employees of any Service Recipient for any purpose, and (b) Seller or such Affiliate, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable Taxes relating to such employment.

Section 2.02 Terms of Payment and Related Matters.

(a) As consideration for provision of the Services, Company shall pay Seller the amount specified for each Service on such Service’s respective Service Exhibit. In addition to such amount, in the event that Seller or any of its Affiliates incurs reasonable and documented out-of-pocket expenses in the provision of any Service (with

3

any such expenses in excess of $10,000 individually or $50,000 in the aggregate approved in advance by Company in writing) (such included expenses, collectively, “Out-of-Pocket Costs”), excluding, without limitation, license fees and payments to third-party service providers or subcontractors, and payments made to employees of Seller or any of its Affiliates pursuant to Section 2.01, and Company shall reimburse Seller for all such Out-of-Pocket Costs in accordance with the invoicing procedures set forth in Section 2.02(b). As to any Additional Services, Company and Seller shall negotiate in good faith mutually agreeable terms and conditions for the provision of such Additional Services, provided that Company and Seller agree that the cost of any Additional Services, (i) to the extent such Additional Services were provided to the Service Recipients prior to the date hereof, will reflect what is charged to the Service Recipients in the financial statements previously made available to Buyer and (ii) to the extent such Additional Services were not provided to a Service Recipient prior to the date hereof, will be at a cost mutually agreed upon by Company and Seller, with the cost of any similar or comparable services provided prior to the date hereof to be used as a reasonable basis for determining such costs.

(b) As more fully provided in the Service Exhibits and subject to the terms and conditions therein:

(i) Seller shall provide Company with monthly invoices (“Invoices”), which shall set forth in reasonable detail, with such supporting documentation as Company may reasonably request with respect to Out-of-Pocket Costs, amounts payable under this TSA; and

(ii) Subject to Section 2.05, payments pursuant to this TSA shall be made within sixty (60) days after the date of receipt of an Invoice by Company from Seller. Seller reserves the right to charge interest on any amount which has been due from Company for more than sixty (60) days, at a rate equal to the lesser of (i) the prime lending rate (as quoted in the Wall Street Journal on the last business day of the month of such overdue invoice) plus five percent (5%) per annum; or (ii) the maximum rate permitted by applicable Law.

Section 2.03 Extension of Services. The parties agree that Seller shall not be obligated to perform any Service after the applicable End Date; provided, however, that this TSA may be extended by the parties hereto upon consent of both Company (on behalf of the Service Recipients) and Seller (on behalf of itself and its Affiliates).

Section 2.04 Terminated Services. Upon termination or expiration of any or all Services pursuant to this TSA and subject to Section 2.03, or upon the termination of this TSA in its entirety, Seller shall have no further obligation to provide the applicable terminated or expired Services and Company will have no obligation to pay any future compensation or Out-of-Pocket Costs relating to such Services (other than for or in respect of Services already provided in accordance with the terms of this TSA and received by Company prior to such termination and payment of all amounts pursuant to Section 1.01(c)).

Section 2.05 Invoice Disputes. In the event of an Invoice dispute, Company shall deliver a written statement to Seller no later than the date payment is due on the disputed Invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 2.02(b). The parties shall seek to resolve all such disputes expeditiously and in good faith. Seller shall continue performing the Services in accordance with this TSA pending resolution of any dispute.

Section 2.06 Taxes. Company shall be responsible for all Taxes imposed or assessed on Service Recipients as a result of the provision of Services by Seller pursuant to the TSA.

ARTICLE 3

TERMINATION

Section 3.01 Termination of Agreement. Subject to Section 3.04, this TSA shall terminate in its entirety (i) on the date upon which Seller shall have no continuing obligation to perform any Services as a result of each of their expiration or termination in accordance with Section 1.01(c) or Section 3.02 or (ii) in accordance with Section 3.03.

4

Section 3.02 Breach. Any party (the “Non-Breaching Party”) may terminate this TSA with respect to any Service, in whole but not in part, at any time upon prior written notice to the other party (the “Breaching Party”) if the Breaching Party has failed (other than pursuant to Section 3.05) to perform any of its material obligations under this TSA relating to such Service, and such failure shall have continued without cure for a period of fifteen (15) days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching party seeking to terminate such Service. For the avoidance of doubt, only non-payment of material amounts that are not the subject of a good faith dispute by Company for a Service provided by Seller shall be deemed a material failure to perform by Company for purposes of this Section 3.02.

Section 3.03 Insolvency. In the event that either party hereto shall (i) file a petition in bankruptcy, (ii) become or be declared insolvent, or become the subject of any proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency or the appointment of a receiver, (iii) make an assignment on behalf of all or substantially all of its creditors, or (iv) take any corporate action for its winding up or dissolution, then the other party shall have the right to terminate this TSA by providing written notice in accordance with Section 6.01.

Section 3.04 Effect of Termination. Upon termination of this TSA in its entirety pursuant to Section 3.01, all obligations of the parties hereto shall terminate, except for the provisions of Section 1.01(c), Section 2.04, Section 2.06, ARTICLE 4, ARTICLE 5 and ARTICLE 6, which shall survive any termination or expiration of this TSA. Notwithstanding anything in this TSA to the contrary, neither Seller nor Company shall be released from any Losses resulting from any breach of this TSA prior to such termination. Notwithstanding the foregoing, following any termination of this TSA, Seller shall cooperate in good faith with Company to transfer to Company or its designee, in connection with Company’s making of alternative arrangements for the provision of services substantially consistent with the Services, all applicable records, computer hardware and software, procedures, methods, systems, strategies, tools, equipment, facilities, databases, data, networks, systems, contracts and other resources used by Seller, any of its Affiliates, or any third-party service provider and, to the extent such cooperation is not already contemplated by the Service Exhibits, Company shall pay Seller reasonable compensation for such cooperation.

Section 3.05 Force Majeure. The obligations of Seller under this TSA with respect to any Service shall be suspended during the period and to the extent that Seller is prevented or hindered from providing such Service, or Company is prevented or hindered from receiving such Service, due to any of the following causes beyond such party’s reasonable control (such causes, “Force Majeure Events”): (i) acts of God, (ii) flood, fire or explosion, (iii) war, invasion, riot or other civil unrest, (iv) Governmental Order or Law, (v) actions, embargoes or blockades in effect on or after the date of this TSA, (vi) action by any Governmental Authority, (vii) national or regional emergency, (viii) shortage of adequate power or transportation facilities, or (ix) any other event which is beyond the reasonable control of such party. The party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other party stating the date and extent of such suspension and the cause thereof, and Seller shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. Neither Company nor Seller shall be liable for the nonperformance or delay in performance of its respective obligations under this TSA when such failure is due to a Force Majeure Event; provided, however, that even if the Force Majeure Event affects Company, Company is still required to make timely payment to Seller for Services rendered hereunder.

ARTICLE 4

CONFIDENTIALITY

Section 4.01 Confidentiality.

(a) During the term of this TSA and thereafter, the parties hereto shall, and shall cause their respective Affiliates to, and shall instruct their respective Representatives to, and Seller shall instruct any third-party service provider or subcontractor providing Services on Seller’s behalf to, maintain in confidence and not disclose the other party’s financial, technical, sales, marketing, development, personnel, and other information, records, or data, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications or any other proprietary or confidential information, however recorded or preserved, whether written or oral (any such information, “Confidential Information”). Each party hereto shall use the same degree of care,

5

but no less than reasonable care, to protect the other party’s Confidential Information as it uses to protect its own Confidential Information of like nature. Unless otherwise authorized in any other agreement between the parties, any party receiving any Confidential Information of the other party (the “Receiving Party”) may use Confidential Information only for the purposes of fulfilling its obligations under this TSA (the “Permitted Purpose”). Any Receiving Party may disclose such Confidential Information only to its Representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 4.01 and the Receiving Party shall be liable for any breach of these confidentiality provisions by such Persons; provided, however, that any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by a Governmental Order, in which case the Receiving Party shall promptly notify, to the extent possible, the disclosing party (the “Disclosing Party”), and take reasonable steps to assist in contesting such Governmental Order or in protecting the Disclosing Party’s rights prior to disclosure, and in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel in writing that it is legally bound to disclose under such Governmental Order.

(b) Notwithstanding the foregoing, “Confidential Information” shall not include any information that the Receiving Party can demonstrate: (i) was publicly known at the time of disclosure to it, or has become publicly known through no act of the Receiving Party or its Representatives in breach of this Section 4.01; (ii) was rightfully received from a third party without a duty of confidentiality; or (iii) was developed by it independently without any reliance on the Confidential Information.

(c) Upon demand by the Disclosing Party at any time, or upon expiration or termination of this TSA with respect to any Service, the Receiving Party agrees promptly to return or destroy, at the Disclosing Party’s option, all Confidential Information. If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall certify to such destruction in writing.

ARTICLE 5

LIMITATION ON LIABILITY; INDEMNIFICATION

Section 5.01 Limitation on Liability. In no event shall Seller be liable for any punitive damages relating to this TSA (except to the extent actually paid to a third party), whether based on statute, contract, tort or otherwise, and whether or not arising from the other party’s sole, joint, or concurrent negligence, strict liability, criminal liability or other fault. Company acknowledges that the Services to be provided to it hereunder are subject to the applicable provisions of Section 1.02, including the limitations on representations and warranties with respect to the Services.

Section 5.02 Indemnification. Subject to the limitations set forth in Section 5.01, Seller shall indemnify, defend and hold harmless Company and its Affiliates and each of their respective Representatives (collectively, the “Company Indemnified Parties”) from and against any and all Losses of the Company Indemnified Parties relating to, arising out of or resulting from Seller’s or its Affiliates’ breach of this TSA or the gross negligence or willful misconduct of Seller or its Affiliates in connection with the provision of any Services to Service Recipients.

Section 5.03 Indemnification Procedures. The matters set forth in Section 7.05 of the Purchase Agreement shall be deemed to apply mutatis mutandis to claims under this TSA.

ARTICLE 6

MISCELLANEOUS

Section 6.01 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.01):

6

(a) if to Seller:

Patterson Companies, Inc.

1031 Mendota Heights Road

St. Paul, MN 55120

Facsimile: (651) 686-1656

E-mail: les.korsh@pattersoncompanies.com

Attention: Les B. Korsh, Esq., Associate General Counsel

with a copy (which shall not constitute notice) to:

Briggs and Morgan, P.A.

2200 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

Facsimile: (612) 977-8650

E-mail: banderson@briggs.com

Attention: Brett D. Anderson, Esq.

(b) if to Company:

Patterson Medical Holdings, Inc.

c/o Madison Dearborn Partners, LLC

Three First National Plaza

Suite 4600

70 West Madison Street

Chicago, Illinois 60602

Facsimile:         312-895-1041

E-mail: mtresnowski@mdcp.com

Attention:         Mark Tresnowski

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Facsimile:         312-862-2200

E-mail: sanford.perl@kirkland.com

             mfennell@kirkland.com

Attention:         Sanford E. Perl, P.C.

                         Mark A. Fennell, P.C.

Section 6.02 Headings. The headings in this TSA are for reference only and shall not affect the interpretation of this TSA.

Section 6.03 Severability. If any term or provision of this TSA is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this TSA or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this TSA so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

7

Section 6.04 Entire Agreement. This TSA, including all Service Exhibits, constitutes the sole and entire agreement of the parties to this TSA with respect to the subject matter contained herein and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter; provided that nothing herein shall supersede or otherwise affect anything contained in the Purchase Agreement.

Section 6.05 Successors and Assigns. This TSA shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, except that Company may assign this TSA and its rights and interests herein without any such consent as collateral to its or its Affiliates’ applicable Debt Financing Sources in connection with the Debt Financing.

Section 6.06 No Third-Party Beneficiaries. This TSA is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, remedy, obligation, liability or cause of action of any nature whatsoever under or by reason of this TSA.

Section 6.07 Amendment and Modification; Waiver. This TSA may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this TSA shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 6.08 Governing Law; Submission to Jurisdiction. This TSA shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Any legal suit, action or proceeding arising out of or based upon this TSA or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the state of Delaware in each case located in the city of Wilmington and county of New Castle, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 6.09 Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this TSA or the transactions contemplated hereby. Each party to this TSA certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this TSA by, among other things, the mutual waivers and certifications in this Section 6.09.

Section 6.10 Specific Performance. Company and Seller agree that irreparable damage would occur if any provision of this TSA were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

8

Section 6.11 Counterparts. This TSA may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this TSA delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this TSA.

[SIGNATURE PAGE FOLLOWS]

9

IN WITNESS WHEREOF, the parties hereto have caused this TSA to be executed as of the date first written above by their respective officers thereunto duly authorized.

Patterson Medical Holdings, Inc.

By

Name:
Title:

Patterson Companies, Inc.

By

Name:	Scott P. Anderson
Title:	Chairman and Chief Executive Officer

EXHIBIT A

BUSINESS ASSOCIATE AGREEMENT

A. Parties; Applicability.

1. Parties. This HIPAA Business Associate Agreement (this “BA Agreement”) is between Patterson Medical Holdings, Inc. (“Company”) and Patterson Companies, Inc. (“Subcontractor”).

2. Applicability. Company and Subcontractor have entered into a Transition Services Agreement (the “Service Agreement”) pursuant to which Subcontractor provides certain services (“Services”) to Company. In connection with the provision of Services to Company, Subcontractor may, but will not necessarily, use or disclose Protected Health Information (“PHI”) received from or created or received on behalf of Company or a Company Customer. The terms of this BA Agreement apply only if and to the extent Subcontractor creates, receives, maintains, or transmits PHI for or on behalf of Company and Subcontractor is a “Subcontractor” of Company, and Company is a “Business Associate” of “Covered Entity(ies)”, as defined by 45 CFR § 160.103.

3. Effect. This BA Agreement amends, restates and replaces in its entirety any prior business associate agreement between the parties. This BA Agreement supersedes all prior or contemporaneous written or oral contracts or understandings between Company and Subcontractor relating to their compliance with health information confidentiality laws and regulations, including HIPAA.

B. Definitions. Capitalized terms used but not otherwise defined in this BA Agreement have the meanings given those terms in HIPAA. As used in this BA Agreement, the terms below have the following meanings:

“Breach” has the meaning given in 45 CFR § 164.402.

“Business Associate” means Company to the extent Company qualifies as a Business Associate of Covered Entity(ies), as defined in 45 CFR § 160.103.

“Business Associate Service Provider” means Subcontractor to the extent Subcontractor qualifies as a “Subcontractor” of Business Associate, as defined in 45 CFR § 160.103 and in this BA Agreement.

“Covered Entity” means Company’s Customers to the extent that said Customers qualify as a Covered Entity, as defined in 45 CFR § 160.103.

“Customer” means a healthcare provider, doing business in the United States and its territories, for whom Company provides services, such as software conversion, installation and technical support.

“Designated Record Set” has the meaning given in 45 CFR § 164.501.

A-1

“HHS” means the United States Department of Health and Human Services.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and its implementing rules and regulations, including the HIPAA Breach Notification Rule, the HIPAA Privacy Rule, and the HIPAA Security Rule, each as amended.

“HIPAA Breach Notification Rule” means the Breach Notification for Unsecured Protected Health Information issued by HHS, 45 CFR Parts 160 and 164 (Subparts A and D).

“HIPAA Privacy Rule” means the Standards for Privacy of Individually Identifiable Health Information regulations issued by HHS, 45 CFR Parts 160 and 164 (Subparts A and E).

“HIPAA Security Rule” means the Security Standards for the Protection of Electronic Protected Health Information issued by HHS, 45 CFR Parts 160 and 164 (Subparts A and C).

“PHI” or “Protected Health Information” and “Electronic PHI” have the respective meanings given in 45 CFR § 160.103, except that each is limited to PHI (and Electronic PHI) that Business Associate Service Provider creates, receives, maintains, transmits or collects for or on behalf of Company.

“Required by Law” has the meaning given in 45 CFR § 164.103.

“Security Incident” means the attempted or successful unauthorized access, use, disclosure, modification, or destruction of PHI or Electronic PHI, or interference with the operations of any of Business Associate Service Provider’s information processing resources.

“Unsecured PHI” has the meaning given in 45 CFR § 164.402.

C. Business Associate Service Provider’s Privacy Rule Obligations.

1. Business Associate Service Provider’s Obligations with Respect to the HIPAA Privacy Rule. Business Associate Service Provider will comply with the privacy requirements that are directly imposed on Business Associate Service Provider by the HIPAA Privacy Rule.

2. Use and Disclosure of PHI. Business Associate Service Provider agrees not to use or disclose PHI other than as permitted or required by this BA Agreement or as Required by Law. Business Associate Service Provider may:

(a) use or disclose PHI to perform the Services for or on behalf of Company, provided that such use or disclosure would not violate the HIPAA Privacy Rule if done by Company or Company’s Customers;

(b) use PHI for the proper management and administration of Business Associate Service Provider or to carry out the legal responsibilities of Business Associate Service Provider and disclose PHI for the proper management and administration of Business Associate Service Provider, provided that disclosures are Required by Law, or Business Associate Service Provider obtains reasonable assurances from the person to whom the information is disclosed that it will remain confidential and used or further disclosed only as Required by Law or for the purpose for

A-2

which it was disclosed to the person, and the person notifies Business Associate Service Provider of any instances of which it is aware in which the confidentiality of the information has been breached;

(c) use PHI to provide Data Aggregation services to Company as permitted by 45 CFR § 164.504(e)(2)(i)(B); and

(d) use PHI to report violations of law or certain other conduct to appropriate federal and state authorities or other designated officials in a manner consistent with 45 CFR § 164.502(j)(1).

3. Compliance While Carrying Out Obligations of Covered Entity. Where applicable and to the extent the Business Associate Service Provider carries out one or more of Company’s or Covered Entity’s obligation(s) under the HIPAA Privacy Rule, Business Associate Service Provider shall comply with the requirements of the HIPAA Privacy Rule that apply to Company or Covered Entity in the performance of such obligation(s).

4. De-Identified PHI. PHI that has been de-identified within the meaning of 45 CFR § 164.514(b) is no longer PHI and may be used or disclosed by Business Associate Service Provider for any lawful purpose.

5. Safeguards to Protect PHI. Business Associate Service Provider agrees to use appropriate safeguards to prevent use or disclosure of PHI other than as provided for by this BA Agreement.

6. Mitigation. Business Associate Service Provider agrees to mitigate, to the extent practicable, any harmful effect that is known to Business Associate Service Provider of a use or disclosure of PHI by Business Associate Service Provider in violation of the requirements of this BA Agreement.

7. Report Violation. Business Associate Service Provider agrees to report to Company any use or disclosure of PHI not permitted by this BA Agreement of which it becomes aware, including any such use or disclosure by any “Subcontractor” (as defined in 45 CFR § 160.103) of Business Associate Service Provider.

8. Apply Same Restrictions to Subcontractors. In accordance with 45 CFR §§ 164.502(e)(1)(ii) and 164.308(b)(2), if applicable, Business Associate Service Provider agrees to ensure that any “Subcontractor”(as defined in 45 CFR § 160.103) of Business Associate Service Provider that creates, receives, maintains, or transmits PHI on behalf of the Business Associate Service Provider agrees to the same restrictions, conditions, and requirements that apply to the Business Associate Service Provider with respect to such PHI.

9. Provide Access to PHI in a Designated Record Set. To the extent that Business Associate Service Provider has PHI in a Designated Record Set and neither Company nor Company’s Customer maintains the original, Business Associate Service Provider agrees to provide access to such PHI as Company’s Customer may require to fulfill its obligations under 45 CFR § 164.524. If Business Associate Service Provider receives a request for access directly from Company’s Customer’s patient, Business Associate Service Provider will promptly notify Company of such request. In addition, to the extent that such PHI is contained in an electronic health record, Business Associate Service Provider will provide Company and/or Company’s Customer access in accordance with HIPAA, provided that Business Associate Service Provider has retained the information.

A-3

10. Amend PHI in a Designated Record Set. To the extent that Business Associate Service Provider has PHI in a Designated Record Set, Business Associate Service Provider agrees to amend such PHI as directed by Company (in response to a request for amendment by Company’s Customer) and in accordance with 45 CFR § 164.526. If Business Associate Service Provider receives a request for amendment directly from Company’s Customer or Company’s Customer’s patient, Business Associate Service Provider will promptly notify Company of such request.

11. Make Practices, Books and Records Available to Secretary of HHS. Business Associate Service Provider agrees to make internal practices, books, and records, relating to the use and disclosure of PHI received from, or created or received by Business Associate Service Provider on behalf of, Company, available to the Secretary of HHS for purposes of determining Company’s, Company’s Customer’s and Business Associate Service Provider’s compliance with HIPAA, subject to attorney-client and other legal privileges.

12. Document Disclosures of PHI for Accounting of Disclosures. Business Associate Service Provider agrees to document disclosures of PHI as required for Company and Company’s Customer to comply with 45 CFR § 164.528. Business Associate Service Provider agrees to promptly provide such information to Company to enable Company’s Customer to respond to a patient’s request for an accounting of disclosures. If Business Associate Service Provider receives a request for an accounting of disclosures directly from Company’s Customer or Company’s Customer’s patient, Business Associate Service Provider will promptly notify Company of such request.

13. Meet Minimum Necessary Use and Disclosure Requirements. Business Associate Service Provider will make reasonable efforts to use, disclose, or request only the minimum PHI necessary to accomplish the purpose of the use, disclosure or request in accordance with 45 CFR § 164.502(b), including using a Limited Data Set, as defined in 45 CFR § 164.514(e)(2).

14. Restrict Use or Disclosure of PHI for Sale, Marketing or Fundraising. Business Associate Service Provider will not use or disclose PHI for sale, rent, marketing or fundraising in violation of HIPAA.

15. Access to Company. Upon reasonable notice, Business Associate Service Provider shall make its facilities, systems, books and records available to Company to monitor compliance with this BA Agreement.

D. Business Associate Service Provider’s Security Rule Obligations.

1. Appropriate Safeguards. Business Associate Service Provider shall use appropriate safeguards, and comply with the HIPAA Security Rule with respect to Electronic PHI, to prevent use or disclosure of PHI other than as provided for by this BA Agreement.

2. Security Official. Business Associate Service Provider shall at all times have a named Security Official, in compliance with HIPAA, and the name and contact information of such Security Official shall be available to Company upon request.

A-4

3. Security Incidents. Business Associate Service Provider agrees to report to Company any Security Incident of which it becomes aware, including any Security Incident of any “Subcontractor” (as defined in 45 CFR § 160.103) of Business Associate Service Provider.

E. Breach Notification Responsibilities.

1. Business Associate Service Provider’s Notice of Breach to Company. When Business Associate Service Provider or its “Subcontractor” (as defined in 45 CFR § 160.103) discovers a Breach of Unsecured PHI, Business Associate Service Provider will notify Company in writing without unreasonable delay but no later than five (5) business days following the date of discovery of the Breach. To the extent information is available to Business Associate Service Provider, the notice to Company will include the identification of each individual whose Unsecured PHI has been, or is reasonably believed by Business Associate Service Provider to have been, accessed, acquired, used, or disclosed during the Breach and a brief description of what happened, including the date of the Breach, the date of discovery, a general description of the Unsecured PHI or other sensitive data (such as Social Security or account numbers) involved in the Breach, and any other information required to be disclosed under 45 CFR § 164.410.

2. Company’s Notice of Breach. Company will be responsible for providing notice of the Breach to Company Customer(s) as required by the HIPAA Breach Notification Rule.

F. Obligations of Company Regarding PHI. To the extent that it may impact Business Associate Service Provider’s use or disclosure of PHI, Company agrees to inform Business Associate Service Provider in writing of: any limitation in Company’s Customer(s) Notice of Privacy Practices; any changes to or revocation of a patient’s authorization with respect to PHI; any restriction to a use or disclosure agreed to by Company’s Customer(s) with respect to a patient’s PHI; and any opt-out by a patient from marketing or fundraising activities by Company’s Customer(s). Company will not ask Business Associate Service Provider to use or disclose PHI in any manner that would not be permitted under HIPAA if done by Company or Company’s Customer(s). Company will disclose PHI to Business Associate Service Provider in accordance with HIPAA and will be responsible for using appropriate safeguards to maintain the confidentiality, privacy and security of PHI transmitted or disclosed to Business Associate Service Provider.

G. Term and Termination.

1. Term. This BA Agreement shall continue in effect until the Service Agreement terminates, or Business Associate Service Provider no longer provides Services to Company, or this BA Agreement terminates pursuant to Section G.2.

2. Termination. If either party knows of a pattern of activity or practice of the other party that constitutes a material breach or violation of this BA Agreement, then the non-breaching party shall provide written notice of the breach or violation to the other party that specifies the nature of the breach or violation. The breaching party must cure the breach or end the violation on or before thirty (30) days after receipt of the written notice. In the absence of a cure reasonably satisfactory to the non-breaching party, then the non-breaching party may do the following:

(a) if feasible, terminate this BA Agreement and the provision of Services by Business Associate Service Provider to Company; or

A-5

(b) if termination of this BA Agreement or the provision of Services is not feasible, report the problem to HHS.

3. Effect of Termination or Expiration. Within thirty (30) days after the termination or expiration of this BA Agreement, Business Associate Service Provider shall return or destroy all PHI, if feasible to do so, including all PHI in possession of Business Associate Service Provider’s Subcontractors. If return or destruction of the PHI is not feasible, Business Associate Service Provider shall notify Company in writing of the reasons return or destruction is not feasible and Business Associate Service Provider shall extend any and all protections, limitations and restrictions contained in this BA Agreement to Business Associate Service Provider’s use and/or disclosure of any PHI retained after the termination or expiration of this BA Agreement, and to limit any further uses and/or disclosures solely to the purposes that make return or destruction of the PHI not feasible.

H. Miscellaneous.

1. Statutory and Regulatory References. Each reference in this BA Agreement to any provision of HIPAA means such provision(s) as amended from time to time.

2. Amendment of BA Agreement. This BA Agreement may be amended only in a writing agreed to by both Company and Business Associate Service Provider. If it becomes necessary to amend this BA Agreement in order to comply with applicable provisions of HIPAA, the parties will negotiate in good faith to amend the BA Agreement in a manner that complies with applicable provisions of HIPAA.

3. Interpretation. This BA Agreement shall be construed in accordance with applicable provisions of HIPAA and HHS guidance interpreting same. Any ambiguity in this BA Agreement shall be resolved to permit the parties to comply with applicable provisions of HIPAA. The provisions of this BA Agreement will prevail over any contrary or inconsistent provision in the Service Agreement or related documents with respect to PHI. All other terms of the Service Agreement or related documents remain in force and effect.

4. No Third Party Beneficiaries/Assignment. Nothing in this BA Agreement confers on any person other than Company and Business Associate Service Provider (and their respective successors and assigns) any rights, remedies, obligations or liabilities whatsoever. There are no third party beneficiaries to this BA Agreement. Company may assign its rights and responsibilities with respect to information covered under this BA Agreement to the fullest extent permitted by applicable law.

5. Governing Law Except as preempted by HIPAA or other federal law, this BA Agreement will be governed by the laws of Minnesota.

6. State Privacy Laws. Company and Business Associate Service Provider acknowledge that each is obligated to comply with all applicable state privacy laws and regulations.

A-6

7. Insurance. If Company requires, Business Associate Service Provider shall obtain and maintain insurance coverage against the improper use or any disclosure of PHI by Business Associate Service Provider, naming Company as an additional named insured. Promptly following a request by Company for the maintenance of such insurance coverage, Business Associate Service Provider shall provide a certificate evidencing such coverage.

8. Indemnification. Notwithstanding any limitation on damages or liability or any indemnification obligations contained in the Service Agreement, Business Associate Service Provider shall indemnify and hold Company, its shareholders, directors, officers, employees, agents, and subcontractors (“Indemnified Party”) harmless from and against any and all actual losses, liabilities, fines, penalties, costs, and expenses (including reasonable attorneys’ fees) arising out of or related to a breach of this BA Agreement, any unauthorized use or disclosure of PHI, Security Incident, as described above, or Breach of Unsecured PHI, or violation of HIPAA that is caused by the acts or omissions of Business Associate Service Provider or any of its employees, officers, directors, agents, or its own subcontractors. The obligation to indemnify any Indemnified Party shall survive the expiration or termination of this BA Agreement for any reason.

9. Nature of Agreement. Nothing in this BA Agreement shall be construed to create a partnership, joint venture, or other joint business relationship between the parties or any of their affiliates, or a relationship of employer and employee between the parties. Rather, it is the intention of the parties that their relationship shall be that of independent contractors.

10. Notices. Written notice under this BA Agreement shall be sent by overnight mail or courier to Company at:

Patterson Medical Holdings, Inc.

c/o Madison Dearborn Partners, LLC

Three First National Plaza

Suite 4600 70

West Madison Street

Chicago, Illinois 60602

Facsimile:	312-895-1041
E-mail:	mtresnowski@mdcp.com
Attention:	Mark Tresnowski

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Facsimile:	312-862-2200
E-mail:	sanford.perl@kirkland.com
mfennell@kirkland.com
Attention:	Sanford E. Perl, P.C.
Mark A. Fennell, P.C.

A-7

if to Subcontractor:

Patterson Companies, Inc.

1031 Mendota Heights Road

St. Paul, MN 55120

Facsimile: (651) 686-1656

E-mail: les.korsh@pattersoncompanies.com

Attention: Les B. Korsh, Esq., Associate General Counsel

with a copy (which shall not constitute notice) to:

Briggs and Morgan, P.A.

2200 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

Facsimile: (612) 977-8650

E-mail: banderson@briggs.com

Attention: Brett D. Anderson, Esq.

[SIGNATURE PAGE FOLLOWS]

A-8

Each of the undersigned has caused this BA Agreement to be duly executed in its name and on its behalf effective as of the last date written below (“Effective Date”).

Company	The Subcontractor

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

EXHIBIT C

FINAL VERSION

TRANSITIONAL TRADEMARK LICENSE AGREEMENT

between

PATTERSON COMPANIES, INC.

and

PATTERSON MEDICAL HOLDINGS, INC.

dated as of

[ ● ]

i

ii

TRANSITIONAL TRADEMARK LICENSE AGREEMENT

This Transitional Trademark License Agreement, dated as of [ ● ] (this “TTLA”) is entered into by and between Patterson Companies, Inc., a Minnesota corporation (“Licensor”), and Patterson Medical Holdings, Inc., a Delaware corporation (each of Licensor and Patterson Medical Holdings, Inc. is referred to individually a “Party” and collectively, the “Parties”).

WHEREAS, Patterson Companies, Inc. and Lanai Holdings III, a Delaware corporation (“Buyer”) have entered into that certain Stock Purchase Agreement, dated as of July 1, 2015 (the “Purchase Agreement”), pursuant to which Patterson Companies, Inc. has agreed to sell to Buyer, and Buyer has agreed to purchase from Patterson Companies, Inc., all the outstanding capital stock of Patterson Medical Holdings, Inc., all as more fully described therein;

WHEREAS, while the Business is transitioning from the Licensed Marks to new trade names, trademarks and domain names, Licensee will need to continue to use the Licensed Marks in the Licensed Fields of Use for the Term in order to continue its business uninterrupted and to exhaust all or most of its existing inventories of products and other materials bearing one or more of the Licensed Marks in a manner consistent with “phase-out” use;

WHEREAS, pursuant to the terms of this TTLA, Licensor hereby grants and Licensee hereby receives a license to use the Licensed Marks in the Licensed Fields of Use, as set forth herein; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Purchase Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

“Business” means the operations of Patterson Medical Holdings, Inc. and its Subsidiaries prior to the Closing Date.

“Change of Control” means the consummation of any transaction or series of related transactions (a) pursuant to which Persons other than those Persons holding equity securities immediately prior to such transactions and their respective Affiliates, become the direct or indirect, beneficial or record holders of shares or other equity interests representing more than fifty percent (50%) of the aggregate ordinary voting power of a Party, and (b) which results in the sale or other transfer of all or substantially all of the assets of a Party (other than to Affiliates).

“Closing Date” shall have the meaning ascribed to it in the Purchase Agreement.

“Co-branding Period” has the meaning ascribed to it in Section 2.01(d) hereof.

“End-of-Use Date” means (a) in the event this TTLA expires at the end of the Term, the last day of the Term, or (b) in the event this TTLA is terminated prior to the end of the Term in accordance with the provisions of Article 5 hereof, the earlier of the last day of the Term, or the day that is ninety (90) days following the date of termination for use on promotional materials and one hundred eighty (180) days following the date of termination for use on products.

“Excluded Fields of Use” means the Excluded Fields of Use identified on Schedule C hereto, as it may be amended by written agreement of the Parties from time to time.

“Field of Use” means any industry, operating segment or business field comprising a related group of goods and/or services.

“Force Majeure Event” means any (a) act of God, (b) flood, fire or explosion, (c) war, invasion, riot or other civil unrest, (d) Governmental Order or Law, (e) actions, embargoes or blockades in effect on or after the date of this TTLA, (f) action by any Governmental Authority, (g) national or regional emergency, (h) shortage of adequate power or transportation facilities, or (i) any other event which is beyond the reasonable control of such Party.

“Information” means information, content and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including studies, reports, records, books, contracts, instruments, surveys, lists, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and other materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data, documents, correspondence, materials, product literature, files, policies, procedures and manuals.

“License” shall have the meaning ascribed to it in Section 2.01 hereof.

“Licensed Domain Names” means any domain name that contains or comprises the Licensed Marks, including the domain names listed on Schedule D hereto, as may be amended from time to time upon written agreement of the Parties.

“Licensed Fields of Use” means the Fields of Use identified on Schedule B hereto, as it may be amended by written agreement of the Parties from time to time.

“Licensed Marks” means the trademarks and service marks set out on Schedule A hereto, as may be amended from time to time by written agreement of the Parties, and all related applications and registrations therefor, and all related common law rights therein. Unless otherwise specified, the term Licensed Marks as used herein includes Licensed Marks and Licensed Domain Names collectively.

“Licensee” means Patterson Medical Holdings, Inc. and its current and future Subsidiaries and Affiliates.

2

“Marketing Materials” means all advertising and marketing materials, including but not limited to packaging, tags, labels, advertising, marketing, promotions, displays, display fixtures, instructions, technical sheets, user guides, data sheets, warranties, websites and other materials of any and all types, and in written, digital or any other format, associated with products or services within the Licensed Fields of Use that are marked with any of the Licensed Marks.

“Material Action” means, as to any Person, to (a) file a petition in bankruptcy, (b) become or be declared insolvent, or become the subject of any proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency or the appointment of a receiver, (c) make an assignment on behalf of all or substantially all of its creditors, or (d) take any corporate action for its winding up or dissolution. Notwithstanding the foregoing, the commencement of a reorganization proceeding under Chapter 11 of the Bankruptcy Code, or otherwise taking steps to reorganize or restructure that Party’s business as a going concern, shall not constitute a “Material Action.”

“Material Breach” shall have the meaning ascribed to it in Section 5.01 hereof.

“Non-Material Breach” shall have the meaning ascribed to it in Section 5.02 hereof.

“Owner” means Licensor or any of its Affiliates.

“Term” shall have the meaning ascribed to it in Article 4 hereof.

“Territory” means the world.

ARTICLE 2

LICENSE

Section 2.01 License Grant.

(a) Subject to the terms, conditions and limitations of this TTLA, Licensor, on behalf of itself and its Affiliates, hereby grants to Licensee the non-exclusive, right and license to use the Licensed Marks solely (i) in connection with the Licensed Fields of Use in the Territory during the Term, (ii) in a manner materially in conformity with the practices of the Business prior to the Closing Date, and (iii) in a manner that does not harm or disparage Licensor, Owner or their respective Affiliates or the reputation or goodwill of the Licensed Marks (the “License”).

(b) Licensor, on behalf of itself and its Affiliates, hereby grants to Licensee the exclusive, royalty-free license to use the Licensed Domain Names in connection with the Licensed Fields of Use in the Territory during the Term as URLs in connection with the continued operation of the Internet and Intranet websites operated under those URLs prior to the Closing Date.

(c) For the avoidance of doubt, no use by or through Licensee of the Licensed Marks, or any component thereof, on or in connection with physical, electronic, magnetic or other materials (including without limitation products) in existence on or prior to the Closing Date shall constitute a breach of this TTLA.

3

(d) Except as set forth in this Section 2.01(d), Licensee shall permanently cease, and shall cause all sublicensees to permanently cease, all use of the Licensed Marks no later than the End-of-Use Date, and Licensee and its sublicensees shall make no use of the Licensed Marks thereafter. Notwithstanding the foregoing or anything to the contrary in this TTLA, after the End-of-Use Date, Licensee may (i) retain and use, for Licensee’s internal business purposes, records, and other historical or archived documents containing or referencing the Licensed Marks and (ii) use the Licensed Marks to the extent required by or permitted as a fair use or otherwise under applicable Law. For a period of eighteen (18) months following the End-of-Use Date (the “Co-branding Period”), Licensee may use the Licensed Marks to refer on its websites and in its advertising, marketing, and promotional materials to the historical fact that Licensee previously conducted the Business under the Licensed Marks. Licensee agrees that, during the Co-branding Period, Licensee’s use of the Licensed Marks, except to the extent otherwise permitted by this Section 2.01(d), shall be limited to use for effecting customer transition to Licensee’s new brand names (including relevant trademarks, trade names, and domain names).

(e) Notwithstanding and without limiting any other provision of this TTLA, Licensee is not permitted to make new uses of any mark containing the term “PATTERSON” without the written consent of Licensor.

(f) Notwithstanding and without limiting any other provisions of this TTLA, no use by or through Licensee of the Licensed Marks, or any component thereof, in a manner materially in conformity with the practices of the Business prior to the Closing Date shall constitute a material breach of this TTLA.

(g) Notwithstanding any other provision of this TTLA, Licensee is not permitted to use the Licensed Marks in connection with any Excluded Fields of Use. To the extent a use of the Licensed Marks could reasonably be considered to fall within both a Licensed Field of Use and an Excluded Field of Use, such use shall be considered to fall within the Licensed Field of Use, and such use by Licensee shall not be considered a breach of this TTLA.

ARTICLE 3

FEES

Section 3.01 Royalty Free. The License is fully paid-up and accordingly no further royalty, license fee or other consideration is to be paid by Licensee during the Term in consideration for the grant of the License by Licensor.

ARTICLE 4

TERM

Section 4.01 Term and End-of-Use Date Reporting and Requirements.

(a) The “Term” of this TTLA shall begin on the Closing Date and shall continue for a period of eighteen (18) months, unless earlier terminated in accordance with the provisions of Article 5 below. Licensee will use commercially reasonable efforts to secure any known legal, governmental and regulatory approval requirements needed to cease all use of the Licensed Marks by the end of the Term.

4

(b) If at the End-of-Use Date, Licensee possesses product inventory that existed as of the Closing Date and that uses the Licensed Marks, Licensor hereby covenants not to sue Licensee for selling such product inventory after the End-of-Use Date.

(c) Licensee shall provide Licensor with a written summary report at the End-of-Use Date, which (i) confirms that all use of the Licensed Marks has ceased, and (ii) lists all of Licensee’s active domain name registrations and trade name registrations, if any, containing or comprising any of the Licensed Marks. After the End-of-Use Date, Licensor shall have the right to require Licensee to transfer said domain name or trade name registrations to Licensor or Owner, at Licensor’s sole cost and expense. Licensor thereafter may maintain any such transferred domain names or trade names at its sole and absolute discretion, cost and expense.

ARTICLE 5

TERMINATION

Section 5.01 Termination For Material Breach.

(a) Licensor may terminate this TTLA in the event Licensee materially breaches this TTLA and fails to reasonably cure said Material Breach within thirty (30) days of receiving written notice from Licensor under Section 11.12, setting forth a reasonable description of the asserted Material Breach. Only the following acts shall constitute a material breach (“Material Breach”) of this TTLA by Licensee:

(i) Any use by Licensee or its sublicensees of the Licensed Marks in any Field of Use other than the Licensed Fields of Use;

(ii) Any material failure by Licensee or its sublicensees to comply with the obligations under Article 8 (Quality Control);

(iii) Any material failure by Licensee or its sublicensees to comply with Section 7.01;

(iv) Any assignment by Licensee in violation of Section 6.01.

(b) If and when a Material Action takes place with respect to Licensor, Licensee may, in its sole and absolute discretion, terminate this TTLA by providing written notice to Licensor of its intent to terminate.

(c) The Parties agree that the mutual covenants and considerations of this TTLA shall not prejudice the Parties’ respective rights to recover damages for any Material Breach of this TTLA.

Section 5.02 No Termination for Non-Material Breach. One of the objectives of the License is to, without undue expense or loss of revenue to Licensee, cease the use by Licensee of the Licensed Marks in the Licensed Fields of Use at the end of the Term. Without limiting the Parties’ rights hereunder, only the events identified in Section 5.01 shall be grounds for Licensor to terminate this TTLA prior to the end of the Term. For all other breaches of this TTLA by

5

Licensee (each, a “Non-Material Breach”), Licensee must make commercially reasonable efforts to correct such Non-Material Breach within thirty (30) days of receiving written notice from Licensor under Section 11.12, setting forth a reasonable description of the asserted Non-Material Breach.

Section 5.03 Effect of Expiration or Termination. Upon expiration or termination of this TTLA and the rights granted hereby, subject to Sections 2.01(d) and 4.01(b), Licensee shall end all use of the Licensed Marks by the End-of-Use Date. Until the End-of-Use Date, Licensee shall comply with all provisions of this TTLA, including, but not limited to, its obligations under Article 8 hereof. After the End-of-Use Date, except as set forth in Sections 2.01(d) and 4.01(b), Licensee shall have no further right to use any of the Licensed Marks.

Section 5.04 No Goodwill Redundancy upon Termination.

(a) Any and all goodwill which accrues or which has accrued as a consequence of the implementation of this TTLA has accrued and shall accrue for the sole benefit of Licensor. Consequently, upon expiration or termination of this TTLA, Licensee shall not acquire any right not expressly mentioned herein and, in particular, Licensee shall not be entitled to receive from Licensor any kind of compensation, redundancy fee or any other payment related to any goodwill which might have resulted from the implementation of this TTLA.

(b) In case Licensee has prior to the date of execution of this TTLA already conducted any activity or task within the framework of this TTLA, Licensee acknowledges and agrees that all such use has been under the control of Licensor.

ARTICLE 6

ASSIGNMENT; SUBLICENSING

Section 6.01 License Personal to Licensee. This TTLA remains personal to Licensee and may not be assigned or transferred by Licensee without Licensor’s prior written consent, which shall be in Licensor’s sole and absolute discretion. For purposes of this Section 6.01, an assignment shall include a Change of Control, merger, reorganization (in bankruptcy or otherwise), assumption in bankruptcy or equity and asset sale, regardless of whether such transaction is considered an “assignment” under governing law and in the event of an assignment by operation of this sentence Licensor’s consent to such assignment shall not be unreasonably withheld, conditioned or delayed (but in no event shall Licensor be required to consent to an assignment to a competitor of Licensor).

Section 6.02 Sublicensing.

(a) Subject to Section 6.02(b), Licensee may grant a sublicense of its rights under this TTLA to use the Licensed Marks for the Licensed Fields of Use to a current Affiliate of Licensee in connection with the furtherance of Licensee’s or such Affiliate’s operations.

(b) In the event that Licensee grants a sublicense permitted under Section 6.02(a), such sublicense shall be in writing and require the sublicensee to comply with all terms of this TTLA, including, but not limited to, Article 4 (Term), Article 5 (Termination), and Article 8

6

(Quality Control). Licensee shall be liable, and hereby expressly accepts liability, for any breach of this TTLA by sublicensees to whom it granted a sublicense after the Closing Date and any breach of such sublicense agreement. All such sublicenses shall automatically terminate (i) upon expiration or termination of this TTLA, or (ii) in the event any sublicensee is no longer an Affiliate of Licensee.

(c) During the Term, Licensee is permitted to grant sublicenses to (i) third party distributors or resellers in connection with such distributors’ or resellers’ sale of products referring to Licensed Marks, in each case in a manner materially in conformity with the practices of the Business prior to the Closing Date or (ii) with respect only to products to be marketed and sold by Licensee or an authorized Affiliate, to third party manufacturers solely for the purpose of their manufacture of such products using Licensed Marks on behalf of Licensee or its Affiliates.

Section 6.03 Acknowledgement. Licensee acknowledges and agrees that (a) this TTLA is in the nature of a personal service arrangement, (b) under applicable trademark law, Licensor would be excused from accepting performance from or rendering service to an assignee of the contract, and (c) any restrictions on assignment under this TTLA are valid and enforceable under Bankruptcy Code Section 365(c)(1).

Section 6.04 Conduct Rendering License Void. Any purported assignment, sublicense or other transaction in violation of this Article 6 shall be null and void ab initio and of no force and effect. In the event of a permitted assignment, this TTLA shall be binding upon and inure to the benefit of the Parties and its respective permitted successors and assigns.

ARTICLE 7

INTELLECTUAL PROPERTY RIGHTS

Section 7.01 Ownership. Owner and its Affiliates are, and the Parties agree and acknowledge that Owner and its Affiliates are, the sole and exclusive owner of all right, title and interest in the Licensed Marks and all the goodwill associated therewith. Licensor and its Affiliates have the right to enter this TTLA and grant the license herein. Nothing in this TTLA shall be construed as granting to Licensee any rights, title or interests in or to the Licensed Marks, other than the rights granted hereby to use the Licensed Marks in accordance with this TTLA. Licensee shall not apply to register the Licensed Marks or any trade names, domain names, trademarks or service marks that contain the Licensed Marks or are confusingly similar to or dilutive of the Licensed Marks. After the expiration or termination of this TTLA, except as set forth in Sections 2.01(d) and 4.01(b), Licensee shall not use, register, apply to register or cooperate in any use, application to register or registration of the Licensed Marks or any trade names, trademarks or service marks that contain the Licensed Marks or are confusingly similar to or dilutive of the Licensed Marks. Licensee shall not, during the Term or thereafter, attack Owner’s title to or in the Licensed Marks, the validity of the Licensed Marks, or any registration thereof, or oppose any effort by Owner to register any of the Licensed Marks or any confusingly similar variations or formatives thereof anywhere in the world.

Section 7.02 Maintenance and Procurement of Trademark Registrations. Owner shall be responsible, in its sole and absolute discretion, for all procurement and maintenance of the Licensed Marks. Owner shall renew all Licensed Marks in the Licensed Fields of Use in its

7

sole and absolute discretion. In the event that Owner elects not to renew any Licensed Mark in the Licensed Fields of Use, Licensor will provide Licensee no less than sixty (60) days’ written notice of its intention not to renew, and the cost of renewal, and Licensee shall have the right, but not the obligation, to instruct Owner to renew, and Owner shall renew at Licensee’s expense. Owner shall be the sole and exclusive party entitled to procure and/or register the Licensed Marks.

Section 7.03 Enforcement.

(a) Licensee shall promptly notify Licensor in writing of any infringement of the Licensed Marks that comes to its attention at any time during the Term, which notice shall also state whether such infringement is regarded by Licensee as material.

(b) Owner shall, in its sole and absolute discretion and at its sole expense, have the exclusive right to sue in its own name for any infringement of the Licensed Marks or take any other enforcement action it deems necessary or appropriate under the circumstances.

Section 7.04 Maintenance of Domain Names and Trade Names; Re-direct. During the Term, Licensee shall be responsible, at Licensee’s sole cost and expense, for management and maintenance of all trade names and domain names that contain or comprise the Licensed Marks, on behalf of and for the benefit of Licensor, which are listed on Schedule D hereto (which shall promptly be amended by written agreement of the Parties upon actual notice of any additional trade names or domain names that contain or comprise the Licensed Marks). In the event that Licensee decides not to renew a domain name or trade name listed on Schedule D, it shall notify Licensor in writing no later than ninety (90) days prior to expiration of the registration for said domain name or trade name. Licensor shall have the right to require Licensee to transfer said domain name or trade name registration to Licensor or Owner, at Licensor’s sole cost and expense. Licensor or Owner thereafter shall maintain any such transferred domain names or trade names at its sole and absolute discretion, cost and expense. Licensee shall not procure any new domain names containing the Licensed Marks. For a period of two (2) years after the expiration or termination of this TTLA, Licensor shall re-direct all Licensed Domain Name traffic to Licensee’s new domain names, as reasonably instructed by Licensee.

ARTICLE 8

QUALITY CONTROL

Section 8.01 Valuable Marks. Licensee acknowledges that the Licensed Marks are extremely valuable and must continue to be associated only with high-quality goods and services in order to maintain their value. Licensor acknowledges that the use of the Licensed Marks in the Business during the twelve (12) months prior to the Closing Date has complied with this Section 8.01 and the first sentence of Section 8.02.

Section 8.02 Product Quality. Licensee shall only use the Licensed Marks in connection with high-quality goods that comply with all applicable laws and regulations in the jurisdictions in which such goods are manufactured, sold or distributed. To comply with the quality standards of this TTLA, any products manufactured, sold or distributed by Licensee

8

under the Licensed Marks must be of substantially the same quality as relevant products sold by the Business as of the Closing Date. Licensee agrees to cooperate and comply with all quality control measures reasonably requested by Licensor consistent with the terms of this TTLA, including, but not limited to, the right of Licensor to inspect plants, facilities, goods or other products bearing or associated with the Licensed Marks to monitor product quality. Any such inspections shall be conducted by Licensor during normal business hours in a manner that minimizes business disruption and at Licensor’s expense.

Section 8.03 Suspension. Without prejudice to Licensor’s right to terminate this TTLA pursuant to Article 5, Licensor shall have the right to suspend Licensee’s use of the Licensed Marks in relation to any product not complying with Section 8.02 above until such time as Licensee has cured such non-compliance. In the event Licensor suspends Licensee’s rights to use the Licensed Marks in relation to any such product, Licensor will evaluate all submissions evidencing correction of the identified quality control failure within a commercially reasonable period, not to exceed ten (10) Business Days from the receipt by Licensor of such submissions from Licensee. Failure to provide written notice during such ten (10) Business Day period of Licensor’s rejection of such evidence of correction, specifying in detail the grounds of the rejection, shall be deemed acceptance of the cure and shall automatically cure any breach and lift the suspension effective as of the eleventh (11th) Business Day from the receipt by Licensor of such submissions from Licensee.

Section 8.04 Use of Licensed Marks. Licensee shall use the Licensed Marks in accordance with appropriate standards and good practice for trademark use. Each use by the Business on or in the twelve (12) months prior to the Closing Date shall be deemed to meet the appropriate standards of this Article 8. Upon Licensor’s reasonable request, Licensee will submit samples of its Marketing Materials bearing the Licensed Marks and/or goods manufactured, sold or distributed under the Licensed Marks to Licensor, at Licensor’s expense.

Section 8.05 Social Media. Except as used by the Business in the twelve (12) months immediately before the Closing Date, and subject to Article 2 hereof, Licensee and its sublicensees shall not use the Licensed Marks in any social media channels, including, but not limited to, Facebook, LinkedIn, YouTube, and Twitter.

ARTICLE 9

INDEMNIFICATION

Section 9.01 Indemnification for Material Breaches. Each Party agrees for itself and its Affiliates, sublicensees, employees, agents, customers, successors and assigns, to indemnify and hold harmless the other Party, its Affiliates, successors, legal representatives, assigns and licensees, and their respective officers, agents and employees, from and against all claims, counterclaims, demands, liabilities, suits, actions, judgments, or Losses for any damage, injury or other casualty arising from material breaches of this TTLA by the breaching Party.

Section 9.02 Indemnification Procedures. The matters set forth in Section 7.05 of the Purchase Agreement shall be deemed to apply mutatis mutandis to claims under this TTLA.

9

ARTICLE 10

INSURANCE

Section 10.01 Licensee’s Insurance Obligations. As of the Closing Date, Licensee shall maintain, during the Term, with insurance companies with a Best’s rating of A- or above commercial general liability insurance in the amount of at least $3,000,000 (combined single limit per occurrence) with a broad form property damage liability coverage. This insurance shall include broad form blanket contractual liability, personal injury liability, bodily injury liability, advertising liability, products and completed operations liability coverage. With the exception of products and completed operations liability coverage, which shall be written on a “claims made” form, each coverage shall be written on an “occurrence” form.

ARTICLE 11

MISCELLANEOUS

Section 11.01 No Relationship Created. Nothing contained in this TTLA shall be deemed or construed to create any partnership or joint venture between Licensor and Licensee, nor shall the execution, completion and implementation of this TTLA confer on either Party any power to bind or impose any obligations on the other Party or any third parties or to pledge the credit of the other Party.

Section 11.02 Successors and Assigns. This TTLA shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, except that Licensee may assign this TTLA and its rights and interests herein without any such consent as collateral to its or its Affiliates’ applicable Debt Financing Sources in connection with the Debt Financing.

Section 11.03 Recordal of Licenses. Licensee shall be entitled to record (a) a “short form” of this TTLA or a form of this TTLA redacting confidential Information (for clarity, all information listed on the Schedules hereto shall be considered confidential Information and, unless otherwise agreed, shall not be filed in connection with such short form or redacted agreement, except as redacted to list only the relevant Licensed Marks listed on Schedule A as necessary for each recordal), but not this TTLA in its entirety, in those jurisdictions requiring such a recordal, and/or (b) enter Licensee as a registered or authorized user of the Licensed Marks in those jurisdictions requiring such a recordal. Licensee shall bear all costs related to such a recordal, and Licensor shall provide commercially reasonable support necessary to effect such recordal of this TTLA.

Section 11.04 Governing Law; Submission to Jurisdiction. This TTLA shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Any legal suit, action or proceeding arising out of or based upon this TTLA or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the state of Delaware in each case located in the city of Wilmington and county of New Castle, and each Party irrevocably submits to the exclusive

10

jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.05 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this TTLA were not performed in accordance with their specific terms. Accordingly, in the event of a breach or threatened breach of this TTLA by a Party, it is hereby agreed that the other Party shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction (without posting a bond or other security or proving the inadequacy of money damages), this being in addition to any other remedy to which the non-breaching Party may be entitled at law or in equity.

Section 11.06 Waiver of Jury Trial. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this TTLA or the transactions contemplated hereby. Each Party to this TTLA certifies and acknowledges that (a) no representative of the other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this TTLA by, among other things, the mutual waivers and certifications in this Section 11.06.

Section 11.07 Severability. If any term or provision of this TTLA is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this TTLA or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this TTLA so as to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.08 Force Majeure Events. Neither Party (nor any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this TTLA, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of a Force Majeure Event. The Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event (a) notify the other Party of the nature and extent of any such Force Majeure Event, and (b) use due diligence to remove any such causes and resume performance under this TTLA as soon as feasible.

Section 11.09 Amendment and Modification; Waiver. This TTLA may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth

11

in writing and signed by the Party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this TTLA shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.10 Interpretation. In the event an ambiguity or question of intent or interpretation arises, this TTLA shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this TTLA.

Section 11.11 No Third-Party Beneficiaries. This TTLA is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this TTLA.

Section 11.12 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand to the recipient (with written confirmation of receipt); (b) on the Business Day following the date sent if sent to the recipient by a nationally recognized overnight courier (receipt requested); (c) on the date sent to the recipient by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent between 9:00 a.m. and 5:00 p.m. in the time zone of the recipient of the facsimile or email, and on the next Business Day if sent after 5:00 p.m. in the time zone of the recipient of the facsimile or email; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.12):

(a)	if to Licensor:

Patterson Companies, Inc.

1031 Mendota Heights Road

St. Paul, MN 55120

Facsimile: (651) 686-1656

E-mail: les.korsh@pattersoncompanies.com

Attention: Les B. Korsh, Esq., Associate General Counsel

with a copy (which shall not constitute notice) to:

Briggs and Morgan, P.A.

2200 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

12

Facsimile: (612) 977-8650

E-mail: banderson@briggs.com

Attention: Brett D. Anderson, Esq.

(b)	if to Licensee:

Patterson Medical Holdings, Inc.

c/o Madison Dearborn Partners, LLC

Three First National Plaza

Suite 4600

70 West Madison Street

Facsimile: 312-895-1041

E-mail: mtresnowski@mdcp.com

Attention: Mark Tresnowski

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Facsimile: 312-862-2200

E-mail: sanford.perl@kirkland.com

             mfennell@kirkland.com

Section 11.13 Counterparts. This TTLA may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this TTLA delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this TTLA.

Section 11.14 Headings. The headings in this TTLA are for reference only and shall not affect the interpretation of this TTLA.

Section 11.15 Entire Agreement. This TTLA, including all Exhibits, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter; provided that nothing herein shall supersede or otherwise affect anything contained in the Purchase Agreement.

[Signature Page Follows]

13

IN WITNESS WHEREOF, the Parties hereto have caused this TTLA to be executed as of the date first written above by their respective officers thereunto duly authorized.

PATTERSON COMPANIES, INC.		PATTERSON MEDICAL HOLDINGS, INC.

By:		By:
Name:	Scott P. Anderson	Name:
Title:	Chairman and Chief Executive Officer	Title:

SCHEDULE A

Licensed Marks

Mark/Name	Juris-diction	Registration No./ Application Serial No.	Full Goods/Services Listed in Application or Registration	Status
PATTERSON	USA	RN: 3774604 SN: 77815344	(Int’l Class: 25) uniforms	Registered

PATTERSON	USA	RN: 3987638 SN: 77815407

(Int’l Class: 01)

x-ray developer solution, namely, photographic developers

(Int’l Class: 03)

cleansers for dental instruments and equipment; skin lotion and skin cleansers; tooth whitening gel

(Int’l Class: 05)

anesthetics for dental use; material for stopping teeth; cotton and cotton tipped applicators for dental use; sterilants and disinfectants for dental use; medicated skin lotion; dental fluoride materials; dental impression materials; dental alloys; dental abrasives; dental waxes; dental cement; dental composite materials; dental products, namely, hemostatic gel, etchant gel and fluoride gel; gels and prophy paste for cleaning and polishing teeth; sealants for dental use; x-ray developer solution; infection control products for medical and dental use, namely, enzyme cleaners for cleaning instruments prior to sterilization, cold sterilization solutions, surface disinfectants, disinfecting handwash and hand lotion; materials for crowns and bridges for dental use; dental materials, namely, core material; fluoride varnish for use in the mouth

(Int’l Class: 09)

protective gloves for laboratory use

(Int’l Class: 10)

dental and endodontic instruments and apparatus, namely, excavators, explorers, probes, scalers, curettes, mirrors, hemostats, forceps, clamps, holder clips, punches, blades, surgical scissors, scalpels, sutures, dental drills, diamond and carbide burs, dental tray covers, dental patient bibs, dental patient bib holders, headrest and chair covers for dental chairs, cover sleeves for dental instruments, tongue depressors, files, reamers, absorbent paper points, gutta-percha points, silver points, endo stops, hand spreaders, hand pluggers, endodontic needles, aspirators, aspirator tips, saliva ejectors, prophy angles, prophy cups, mixing tips, syringes,

Registered

Mark/Name	Juris-diction	Registration No./ Application Serial No.	Full Goods/Services Listed in Application or Registration	Status
applicators, articulating paper, mixing wells, amalgam wells, bands, retainers, strips, dispensers and holders for dental materials; dental handpieces; dental impression trays; container for holding endodontic instruments; retraction cords, retraction cord placement instruments and hemostatic agents; dental articulators; gloves for medical use; masks for medical use; gowns for medical or dental use; orthodontic instruments, brackets, wires, molar bands, elastomerics, and face bows for dental purposes; dental x-ray film; mounts for dental x-ray negatives; x-ray supplies for dental use, namely, x-ray aprons, bite wing tabs, x-ray envelopes, x-ray film holders and x-ray sheaths; dental apparatus for production of dental materials; dental equipment, namely, amalgamators, curing lights, ultrasonic cleaners, model trimmers, vacuum forming units, plaster traps, wax dipping units, vibrators for use in making study casts and impressions, apex locators and measuring devices, namely, calipers and endo measuring stops

PATTERSON	USA	RN: 3924541 SN: 77814479

(Int’l Class: 09)

protective eyewear; practice management, clinical, and imaging software for dental offices to manage all facets of their business, including scheduling, insurance processing, treatment planning, patient record keeping, and instructional manual sold as a unit

Registered

PATTERSON and Design	USA	RN: 3199849 SN: 78977845

(Int’l Class: 35)

mail order catalog and distributorship services, excluding retail pharmacy services, featuring equipment and supplies in the fields of dentistry, rehabilitation, chiropractic and sports medicine, school first aid, industrial first aid, podiatry, and products designed for use by disabled persons; on-line catalog services featuring equipment and supplies in the field of dentistry; consulting services in the field of dental office management

(Int’l Class: 37)

maintenance and/or repair of dental equipment

(Int’l Class: 42)

planning and layout design services for dental offices

Registered

Mark/Name	Juris-diction	Registration No./ Application Serial No.	Full Goods/Services Listed in Application or Registration	Status

PATTERSON and Design	USA	RN: 3413565 SN: 78979794

(Int’l Class: 35)

on-line catalog services, excluding retail pharmacy services, in the fields of rehabilitation, chiropractic, and sports medicine, school first aid, industrial first aid, podiatry, and products designed for use by disabled persons

Registered

PATTERSON ADVANTAGE PRACTICE GROWTH. and Design	USA	RN: 4064662 SN: 85196398	(Int’l Class: 35) program to reward customer loyalty, namely, an incentive award program to promote future purchases based on historical purchases of goods or services	Registered

PATTERSON MEDICAL and Design	USA	RN: 3303710 SN: 78627712

(Int’l Class: 35)

on-line catalog, excluding retail pharmacy services, featuring equipment and supplies in the fields of rehabilitation, chiropractic, and sports medicine, school first aid, industrial first aid, podiatry, and products designed for use by disabled persons

Registered

PATTERSON MEDICAL and Design	USA	RN: 3204700 SN: 78977823

(Int’l Class: 35)

mail order catalog, and distributorship services, excluding retail pharmacy services, featuring equipment and supplies in the fields of rehabilitation, chiropractic, and sports medicine, school first aid, industrial first aid, podiatry, and products designed for use by disabled persons

Registered

PATTERSON SCIENTIFIC	USA	RN: 4534865 SN: 86002355	(Int’l Class: 10) anesthetic delivery apparatus	Registered

PATTLOCK A PATTERSON TECHNOLOGY and Design	USA	RN: 4061460 SN: 85195450	(Int’l Class: 42) computer data backup and retrieval services	Registered

Mark/Name	Juris-diction	Registration No./ Application Serial No.	Full Goods/Services Listed in Application or Registration	Status

PATTERSON MEDICAL and Design	Australia	RN: 1060270

(Int’l Class: 35)

Mail order catalog, on-line catalog and distributorship services featuring equipment and supplies in the fields of rehabilitation, chiropractic, sports medicine, school first aid, industrial first aid, podiatry, and products designed for use by disabled persons

Registered

PATTERSON MEDICAL	Canada	SN: 1651298

(1) Patient safety monitoring sensors and alarms, namely alarm monitors, bed sensor pads, magnet alarms for use with wheelchairs and wheelchair sensor pads.

(2) Therapeutic hot and cold therapy packs; putty for use in the therapeutic exercise of the fingers, hands, wrists and forearms.

(3) Paraffin heating bath for therapeutic use.

(1) Mail order catalog, on-line catalog and distributorship services featuring medical and physical therapy equipment and supplies in the fields of rehabilitation, chiropractic, sports medicine, school first aid, industrial first aid, podiatry, and products designed for use by disabled persons.

Pending

PATTERSON MEDICAL and Design	Canada	RN: TMA718123	Mail order catalog, on-line catalog and distributorship services featuring equipment and supplies in the fields of rehabilitation, chiropractic, sports medicine, school first aid, industrial first aid, podiatry, and products designed for use by disabled persons	Registered

PATTERSON MEDICAL and Design	Europe	RN: 004519781

(Int’l Class: 35)

Mail order catalog, on-line catalog and distributorship services featuring equipment and supplies in the fields of rehabilitation, chiropractic, sports medicine, school first aid, industrial first aid, podiatry, and products designed for use by disabled persons

Registered

PATTERSON MEDICAL and Design	Hong Kong	RN: 300427572

(Int’l Class: 35)

Mail order catalog, on-line catalog and distributorship services featuring equipment and supplies in the fields of rehabilitation, chiropractic, sports medicine, school first aid, industrial first aid, podiatry, and products designed for use by disabled persons

Registered

Mark/Name	Juris-diction	Registration No./ Application Serial No.	Full Goods/Services Listed in Application or Registration	Status

PATTERSON MEDICAL	Japan	RN: 4951779

(Int’l Class: 10)

Medical treatment machinery and equipment machinery and equipment for rehabilitation, treatment machinery and equipment, for the physically challenged, medical machinery and equipment of other

(Int’l Class: 35)

Acting as an intermediary or mediated communication sales contract of chiropractic supplies and rehabilitation equipment and treatment supplies, etc., agency or intermediary administrative procedures of communication sales contract of chiropractic supplies and rehabilitation equipment and treatment supplies, etc., medical machinery and equipment for the physically challenged acting as an intermediary or mediated communication distribution agreement, agency or intermediary administrative procedures of communication sales contract of medical machinery and equipment for the physically challenged, to provide information on the sale of goods

Registered

PATTERSON MEDICAL and Design	Japan	RN: 4939679

(Int’l Class: 10)

Medical treatment machinery and equipment machinery and equipment for rehabilitation, treatment machinery and equipment, for the physically challenged, medical machinery and equipment of other

(Int’l Class: 35)

Acting as an intermediary or mediated communication sales contract of chiropractic supplies and rehabilitation equipment and treatment supplies, etc., agency or intermediary administrative procedures of communication sales contract of chiropractic supplies and rehabilitation equipment and treatment supplies, etc., medical machinery and equipment for the physically challenged acting as an intermediary or mediated communication distribution agreement, agency or intermediary administrative procedures of communication sales contract of medical machinery and equipment for the physically challenged, to provide information on the sale of goods

Registered

PATTERSON MEDICAL and Design	New Zealand	RN: 730776

(Int’l Class: 10)

Apparatus for medical rehabilitation; apparatus for use in toning muscles for medical rehabilitation; instruments for patient rehabilitation; rehabilitation apparatus (body) for medical use; therapeutic apparatus for physical exercise for rehabilitation

Registered

Mark/Name	Juris-diction	Registration No./ Application Serial No.	Full Goods/Services Listed in Application or Registration	Status

(Int’l Class: 35)

Mail order catalog, on-line catalog and distributorship services relating to equipment and supplies in the fields of rehabilitation, chiropractic, sports medicine, school first aid, industrial first aid, podiatry, and products designed for use by disabled persons

PATTERSON MEDICAL	USA	RN: 4669125 SN: 79137404

(Int’l Class: 10): Surgical and medical apparatus and instruments for use in general surgery; artificial limbs, eyes and teeth; orthopedic articles, namely, therapeutic hot and cold therapy packs, patient monitoring sensors and alarms, medical gowns, patient examination gowns, putty for use in the therapeutic exercise of the fingers, hands, wrists and forearms, and paraffin heating bath for therapeutic use; suture materials

(Int’l Class: 35): Advertising; business management; business administration consultation; providing office functions; retail or wholesale store services for pharmaceutical and sanitary preparations and medical supplies; promoting the goods and services of others by distributing advertising via the internet, direct mail, and television and radio advertising; mail order catalog, on-line catalog and distributorship services featuring equipment and supplies in the fields of rehabilitation, chiropractic, sports medicine, school first aid, industrial first aid, podiatry, and products designed for use by disabled persons

Registered

PATTERSON MEDICAL	Interna-tional Registra-tion	RN: 1178803

(Int’l Class: 10): Surgical and medical apparatus and instruments, artificial limbs, eyes and teeth; orthopedic articles; suture materials.

(Int’l Class: 35): Advertising; business management; business administration; office functions; retail or wholesale services for pharmaceutical and sanitary preparations and medical supplies; presentation of goods on communication media, for retail purposes.

Registered

PATTERSON MEDICAL	Australia	SN: 1587441	(Int’l Class: 10): Surgical and medical apparatus and instruments, artificial limbs, eyes and teeth; orthopedic articles; suture materials.	Pending

Mark/Name	Juris-diction	Registration No./ Application Serial No.	Full Goods/Services Listed in Application or Registration	Status

(Int’l Class: 35): Advertising; business management; business administration; office functions; presentation of goods on communication media, for retail purposes; all of the foregoing services being in relation to surgical and medical apparatus and instruments, preparations and supplies; retail or wholesale services for pharmaceutical and sanitary preparations and medical supplies .

PATTERSON MEDICAL	China	International RN: 1178803

(Int’l Class: 10): Surgical and medical apparatus and instruments, artificial limbs, eyes and teeth; orthopedic articles; suture materials.

(Int’l Class: 35): Advertising; business management; business administration; office functions; retail or wholesale services for pharmaceutical and sanitary preparations and medical supplies; presentation of goods on communication media, for retail purposes.

Protected as subject to an inter-national registration designating China

(Translation: PATTERSON MEDICAL SERVICE)	China	RN: 14267586	(Int’l Class: 35): Commercial management; work business; commercial management; advertisement; in order to retail the goal to demonstrate the commodity on the communication media; hygienic preparation retail sales or wholesale service; for medicinal purposes preparation retail sales or wholesale service; medical thing retail sales or wholesale service.	Registered

(Translation: PATTERSON MEDICAL SERVICE)	China	RN: 14267587	(Int’l Class: 10): Medical instrument and instrument; surgical department instrument and instrument; artificial tooth; artificial limb; man-made eye; orthopedic uses the goods; sutures the material.	Pending

PATTERSON MEDICAL	Europe	RN: 011971462

(Int’l Class: 10): Surgical and medical apparatus and instruments, artificial limbs, eyes and teeth; orthopedic articles; suture materials.

(Int’l Class: 35): Advertising; business management; business administration; office functions; retail or wholesale services for pharmaceutical and sanitary preparations and medical supplies; presentation of goods on communication media, for retail purposes.

Registered

PATTERSON MEDICAL	New Zealand	RN: 986808

(Int’l Class: 10): Surgical and medical apparatus and instruments, artificial limbs, eyes and teeth; orthopedic articles; suture materials.

(Int’l Class: 35): Advertising; business management; business administration; office functions; retail or wholesale services for pharmaceutical and sanitary preparations and medical supplies; presentation of goods on communication media, for retail purposes.

Protected as subject to an inter-national registration designating New Zealand

Mark/Name	Juris-diction	Registration No./ Application Serial No.	Full Goods/Services Listed in Application or Registration	Status

PATTERSON MEDICAL	Thailand	SN: 923174	(Int’l Class: 35): Advertising and business by ordering merchandise catalog by mail. by ordering merchandise catalog online. dealing with distributors and appliances for rehabilitation. dealing with distributors and appliances for the treatment of diseases by means of bone. dealing with distributors and appliances for sports medicine. dealing with distributors and appliances for first aid. dealing with distributors that are designed for use by people with disabilities.	Pending

PATTERSON MEDICAL	Thailand	SN: 923548	(Int’l Class: 10): Device and equipment used in surgical, veterinary, dental and life (including artificial limbs, eyes and teeth) sheets, hot and cold packs for therapeutic purposes. sensors and alarm to the control patients. equipment used in a finger, hand, wrist and forearm to use in the treatment of disease. dauphin paraffin bath is heated for use in the treatment of disease.	Pending

The Licensed Marks also include:

•	Any unregistered marks, registered marks, or pending trademark applications, worldwide, that contain the word “PATTERSON” and (i) that have been owned by, or were applied for by, Patterson Medical Holdings, Inc. or any of its Subsidiaries or Affiliates or (ii) that have been owned by, or were applied for by, Patterson Companies, Inc. and were used in the Business during the twelve (12) months prior to the Closing Date.

•	Any unregistered marks, registered marks, or pending trademark applications, worldwide, that are owned by Patterson Companies, Inc. or any of its Subsidiaries, and that are used on or in connection with products or services offered by Licensee, such as, for example, BRAVAL (U.S. Registration No. 4,548,271).

SCHEDULE B

Licensed Fields of Use

Medical field, including, but not limited to, the goods and services which fall within the medical field that are identified on Schedule A with respect to each of the Licensed Marks.

B-1

SCHEDULE C

Excluded Fields of Use

Dental field

Veterinary field

C-1

Schedule D

Licensed Domain Names

Domains containing the word “Patterson” or a reasonably close facsimile thereof, including but not limited to the following:

www.pattersonmedical.com

www.pattersonmedical.co.uk

www.pattersonmedical.co.nz

www.pattersonmedical.ca

www.pattersonmedical.com.au

D-1

FINAL VERSION

EXHIBIT D

Other Financing Cooperation

1.	Making the Company’s and its Subsidiaries’ executive officers, representatives and advisors available to assist the Debt Financing Sources and otherwise reasonably cooperating in connection with the consummation of the Debt Financing, including participating in a reasonable number of meetings and conference calls (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders of, the Debt Financing and senior management (with appropriate seniority and expertise) of the Company and its Subsidiaries), presentations and sessions with prospective lenders, investors and ratings agencies in connection with any of such Debt Financing;

2.	Reasonably cooperating with Buyer, the Debt Financing Sources and other debt financing sources in the preparation of customary offering documents, private placement memoranda, bank information memoranda, confidential information memoranda, lenders’ presentations and similar documents and other customary marketing materials for prospective lenders and materials for rating agency presentations and in the negotiation of definitive transaction documents for the Debt Financing, in each case to the extent customarily required for financings of such type; provided that none of the Seller, Company, their Subsidiaries and their respective Affiliates and representatives shall be required to (x) pay any commitment or other similar fee or incur any liability or expense in connection with the Debt Financing that is not promptly reimbursed by Buyer or (y) take any corporate or organizational action approving, or authorize (other than in respect of customary management and authorization letters referred to in Item 6 below), execute and deliver any document or contract relating to, the Debt Financing, which in either case is not contingent upon the Closing or that would be effective prior to the Closing.

3.	Providing due diligence materials to the Debt Financing Sources and other potential debt financing sources as may be reasonably requested by Buyer and the Debt Financing Sources;

4.	Reasonably cooperating with the marketing efforts of Buyer and the Debt Financing Sources for any of such Debt Financing;

5.	Executing and delivering customary definitive financing documentation, including facilitating the provision of guarantees and pledging of collateral and customary security documents and certificates, documents and instruments relating to guarantees, collateral (including delivering stock or limited liability company certificates for certificated securities and limited liability company membership or equity interests (with transfer powers executed in blank) of the borrower and its subsidiaries under the Debt Commitment Letters and other matters ancillary to the Debt Financing, and otherwise facilitating the pledging of collateral and the providing of guarantees; provided, that no such definitive documents or other agreements or documents referred to in this paragraph 5 shall be effective until the Closing;

6.

Providing customary authorization letters to the Debt Financing Sources under the Debt Commitment Letters authorizing the distribution of information to other prospective lenders and containing customary representations to the Debt Financing Sources under the Debt

Commitment Letters, including that (A) as of the date of furnishment of any such information, that such information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading (and promptly updating and correcting any information in order to ensure such information does not contain any such material misstatement or material omission) and (B) to the extent such information is provided to prospective lenders that are “public side” lenders such information consists exclusively of either (x) information that would be made publicly available if the Company and its Subsidiaries were to become reporting companies, (y) information not material with respect to the Company, its Subsidiaries, the transactions contemplated by this Agreement or any of their respective securities for purposes of United States federal and state securities laws or (z) information of a type that would customarily be publicly disclosed in connection with any issuance by the Company or its Subsidiaries of any debt or equity securities issued pursuant to a public offering, Rule 144A offering or other private placement where assisted by a placement agent;

7.	Preventing the announcement, offer, placement, issuance or arrangement of any debt securities or bank or other credit facilities (including refinancing and renewals of debt but excluding the credit facilities contemplated by the Debt Commitment Letters and indebtedness expressly permitted under Section 5.01) by or on behalf of the Company or any of its Subsidiaries;

8.	Reasonably cooperating with Buyer in securing (x) public corporate/family ratings for the borrower under the Debt Financing and (y) public ratings for the Debt Financing contemplated by the Debt Commitment Letters, in each case, from each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Group;

9.	Taking all actions reasonably requested by Buyer (including the furnishing of information) to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to Buyer at Closing, including to permit any Cash and marketable securities of the Company and its Subsidiaries to be made available to Buyer on the Closing Date as more particularly set forth in this Agreement;

10.	Taking all corporate, limited liability company or similar administrative or organizational actions reasonably necessary to permit the consummation of the Debt Financing, such as by having the board of directors, managers, members, or other equivalent governing bodies of the Company and its Subsidiaries provide, and causing their respective representatives to provide, any resolutions, consents or approvals on behalf of the Company and its Subsidiaries as may be required by the Debt Financing Sources pursuant to the Debt Commitment Letters at or as of the Closing;

11.	Executing and delivering customary officer’s certificates (including, without limitation, delivery of a solvency certificate of the chief financial officer of the Company in the form attached as Annex I to Exhibit D to the Debt Commitment Letter); provided, that no such certificates referred to in this paragraph 11 shall be effective until the Closing;

12.	Furnishing to Buyer and its Debt Financing Sources at least three (3) Business Days prior to the Closing Date all documentation and other information with respect to the Company and its Subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, provided such request is made at least ten (10) Business Days prior to the Closing Date;

13.	Obtaining customary accountants’ consents with respect to financial information derived from the financial statements of Company, and using reasonable best efforts to provide the financial information requested by the Company’s accounting firm to enable it to comply with such request, and assisting Buyer and its counsel in such counsel delivering customary legal opinions in connection with effectuating the Debt Financing, in each case, at the expense of and as reasonably requested by Buyer;

14.	Reasonably cooperating with the Debt Financing Sources to ensure that the syndication efforts benefit from Seller and the Company’s existing banking relationships; and

15.	(a) As applicable, arranging customary payoff letters, Encumbrance terminations and instruments of discharge or release to be delivered at Closing (which substantially final draft forms shall be delivered at least two Business Days prior to Closing) that release the Company, its Subsidiaries, their respective assets and the Shares from the Existing Company Debt, (b) delivering the originals of the pledged collateral in the possession of any counterparty to any such Indebtedness and (c) delivering any and all officers certificates required for the unconditional delivery of such payoff letters or other instruments of discharge or release (it being understood and agreed that the Existing Company Debt will remain outstanding following the Closing Date with respect to Seller and certain of its Affiliates (other than the Company and its Subsidiaries)).

Buyer shall (i) promptly upon request by the Seller, reimburse the Seller and its Affiliates (including the Company) for all reasonable and documented out-of- pocket costs incurred in good faith by the Seller and its Affiliates (including the Company) in connection with any cooperation under Section 5.16 of this Agreement and (ii) indemnify and hold harmless the Seller and its Affiliates (including the Company), and their respective directors, officers, employees and representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Financing or providing any of the information utilized in connection therewith, except in each case to the extent such Losses result from the bad faith, gross negligence or will misconduct of, or the inaccuracy of any information provided (or omission of any information to be provided) by Seller and its Affiliates (including the Company) and their respective directors, officers, employees and representatives. Notwithstanding anything to the contrary in Section 5.16 of this Agreement, none of the Seller or any of its Affiliates (including the Company) shall be required to provide cooperation under this Section 5.16 that: (A) unreasonably interferes, relative to what similar types of financings contemplated by the Debt Commitment Letters would reasonably be expected to cause, with the ongoing business of the Seller or its Affiliates (including the Company); (B) causes any representation or warranty of the Seller or the Company in this Agreement to be breached (unless waived by Buyer); (C) causes any closing condition set forth in Article VI to fail to be satisfied (unless waived by Buyer) or otherwise causes the breach of this Agreement (unless waived by Buyer) or any Material Contract to which Seller, the Company or any of the Company’s Subsidiaries is a party; or (D) requires the Seller, the Company, any of the Seller’s or the Company’s Subsidiaries or their respective directors, officers, managers or employees to execute, deliver or enter into, or perform any agreement, document or instrument, including any commitment letter, with respect to the Financing prior to the Closing, except for a customary UCC pre-filing authorization letter or the customary authorization letters referenced in paragraph 6 above in each case that shall be effective prior to the Closing Date, and neither Seller nor the Company shall be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained prior to the Closing, unless such resolutions only become effective as of the Closing or thereafter. In no event shall Seller be in breach of this Agreement because of the failure to deliver any financial or other information (other than the Required Information) that is not available to the Seller or its Affiliates (including the Company) or that cannot be obtained by the Seller or its Affiliates (including the Company) using commercially reasonable efforts or for the failure to obtain review of any financial or other information by its accountants.

EXHIBIT E

FINAL VERSION

DOMAIN NAME ASSIGNMENT AND LICENSE AGREEMENT

THIS DOMAIN NAME ASSIGNMENT AND LICENSE AGREEMENT (“Domain Name Assignment and License Agreement”), effective as of the date first written below (the “Effective Date”), is made and entered into by and between PATTERSON COMPANIES, INC., a Minnesota corporation having a business address at 1031 Mendota Heights Road, St. Paul, Minnesota 55120 (“Assignor/Licensor”) and PATTERSON MEDICAL HOLDINGS, INC., a Delaware corporation having a business address at 28100 Torch Parkway, Suite 700, Warrenville, Illinois 60555 (“Assignee/Licensee”; collectively, Assignor/Licensor and Assignee/Licensee are the “Parties”).

RECITALS

A. Assignor/Licensor is willing to assign to Assignee/Licensee its rights in certain domain names as specified in Schedule 1 attached hereto (the “Assigned Domain Names”), to provide a transitional license to use certain domain names as specified in the Transitional Trademark License Agreement Schedule D (the “Transitional Domain Names”) and provide a license for Assignee/Licensee to use the intellectual property in certain websites associated with the Assigned Domain Names and the Transitional Domain Names (the “Associated Websites”).

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor/Licensor and Assignee/Licensee, intending to be legally bound, hereby agree as follows:

1. Assignment and Transitional License. Assignor/Licensor does hereby irrevocably grant, sell, convey, transfer, assign, deliver and relinquish exclusively to Assignee/Licensee all of its worldwide right, title, and interest in and to all of the Assigned Domain Names. By operation of the Transitional Trademark License Agreement, Assignor/Licensor grants to Assignee/Licensee a license for the Term of that agreement to use the Transitional Domain Names. Assignor/Licensor retains all intellectual property related to and used in connection with the Associated Websites related to the Assigned Domain Names and the Transitional Domain Names, including but not limited to the following: rights to the proprietary code upon which the websites rely, rights in presentation layers, copyrights to webpages designed for the websites, page layouts for the websites, all graphics used in the websites, all databases generated by the websites, online forms and search engine created and currently used for the websites, and all banner advertisements for the websites (“Website Intellectual Property”).

2. License Grant. Assignor/Licensor does hereby grant to Assignee/Licensee a perpetual, worldwide, royalty-free, non-exclusive, non-transferable license to the Website Intellectual Property related to the Assigned Domain Names and the Transitional Domain Names, including rights to download, install, use, copy, modify and make derivative works of the same. This license is personal to Assignee/Licensee and may not be sublicensed, transferred, assigned or sold to any other person or entity, except to the surviving entity of any merger or consolidation or to any purchaser of substantially all of Assignee/Licensee’s assets. Assignor/Licensor retains the rights to terminate the license granted herein if Assignee/Licensee breaches the provisions of this paragraph. The terms of the Transitional Trademark License Agreement between the parties apply to the Assignee/Licensee’s use of any trademarks owned by Assignor/Licensor, including the use of such trademarks in connection with the Associated Websites, and nothing in this Domain Name Assignment and License Agreement shall limit, derogate, or otherwise affect any rights granted to Assignee/Licensee in the Transitional Trademark License Agreement with respect to the use of such trademarks or the Transitional Domain Names.

3. Execution and Delivery. Assignor/Licensor agrees that it will take such actions and execute such documents (including, without limitation, the prompt execution and delivery of documents in recordable form or testifying as to any material fact or thing and including the transfer of any domain names through appropriate communications with domain name registrars) as may be necessary to vest in and secure unto Assignee/Licensee the full right, title and interest in and to the Assigned Domain Names. Within five (5) business days after Closing, Assignor/Licensor shall deliver to Assignee/Licensee a copy of all code and proprietary materials necessary for Assignee/Licensee to exercise its rights hereunder or otherwise use or operate the Associated Websites.

4. Power of Attorney to Effect Domain Name Assignments. In the event Assignee/Licensee is unable after reasonable effort to secure signature on behalf of Assignor/Licensor on any document needed for the actions specified to assign the Assigned Domain Names under this Domain Name Assignment and License Agreement, Assignor/Licensor does hereby make, constitute and appoint Assignee/Licensee (and any officer or agent of Assignee/Licensee as Assignee/Licensee may select in its sole discretion) as Assignor/Licensor’s true and lawful attorney-in-fact, with the power to endorse Assignor/Licensor’s name on all applications, documents, papers and instruments necessary only to implement and effect the assignment of Assigned Domain Names under this Domain Name Assignment and License Agreement including, but not limited to, the filing of any instrument of assignment and documents related thereto to effect such assignment with any domain name registrar.

5. Operation and Maintenance. Assignee/Licensee will be solely responsible for maintaining and operating the Assigned Domain Names and Associated Websites as of the Effective Date, including all costs associated therewith, except as otherwise set forth in the Transitional Trademark License Agreement or unless maintenance and operation of any Associated Website is expressly made part of the Transition Services Agreement between the Parties, in which case the terms of the Transition Services Agreement will apply with respect to such Associated Website(s).

6. Governing Law. This Domain Name Assignment and License Agreement will be governed by and construed in accordance with the laws of the State of Delaware and any suit or action hereunder will be brought in said jurisdiction.

7. Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Domain Name Assignment and License Agreement or the transactions contemplated hereby. Each party to this Domain Name Assignment and License Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Domain Name Assignment and License Agreement by, among other things, the mutual waivers and certifications in this Section 7.

8. Successors and Assigns. This Domain Name Assignment and License Agreement will bind Assignor/Licensor and its successors and assigns and inure to the benefit of Assignee/Licensee and its successors and assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, except that Assignee/Licensee may assign this Domain Name Assignment and License Agreement and its rights and interests herein without any such consent as collateral to its or its Affiliates’ applicable Debt Financing Sources in connection with the Debt Financing (Affiliates, Debt Financing Sources and Debt Financing have the respective meanings given to them in the Stock Purchase Agreement).

9. Counterparts. This Domain Name Assignment and License Agreement may be executed in multiple counterparts, including by facsimile, each of which will be deemed an original but both of which together will constitute one and the same instrument.

ASSIGNOR/LICENSOR:

Patterson Companies, Inc.

By:
Name:
Title:
Date:

ASSIGNEE/LICENSEE:

Patterson Medical Holdings, Inc.

By:
Name:
Title:
Date:

Schedule 1

Assigned Domain Names

Live Sites:

www.medco-athletics.com

www.rolyanbuoys.com

www.auckbritt.co.nz

www.bathmastersonaris.com

www.vulkansupports.com

www.masune.com

www.surgicalsupplyservice.com

www.firstaidchampion.com

www.ptos.com

www.ptosweb.com

Parked Sites:

sammonspreston.us

first-aid-safety.biz

first-aid-safety.us

masune.biz

masune.us

theraquip.biz

cmeshrewsbury.com

dayshealthcare.com

dayshealthcare.net

daysmedical.com

mobilisdirect.com

mobilispodiatry.com

mobilis-rolyan.com

physiomedcourses.com

yourableshop.com

youreableshop.com

Metronthailand.com

championfirstaid.com

championfirstaid.net

champonfirstaid.com

firstaidchampion.com

firstaidchampion.net

firstaidchampon.com

aquaflexcones.com

dalepro.com

daleprofessional.com

daleprofessionalsupply.com

dalesurgicalprofessionalsupply.com

masunefirstaid.com

medicalexp.com

metronmedical.com

ptstore.com

ptstore.net

richardsreport.com

rolyanchiro.com

sammonpreston.com

summitsportsmed.com

therapeutictech.com

therapeutictechnologies.com

tritondts.com

tumbleforms.com

wsmed.com

mobilissport.com

nuromed.com

pmchiro.com

ptosweb.com

neenpelvichealth.com

physio-med.com

homecraft-rolyan.com

physiomedhomecare.com

a2zfirstaid.com

ability1.com

accutread.com

accutread-1.com

alexa-1.com

aquaplast.com

atozfirstaid.com

chirothings.com

daycareproducts.com

dtstraction.com

duraband-1.com

first-aid-forum.com

first-aid-safety.com

first-aid-safety.net

firstaidshare.com

keesgoebel.com

masune.net

masune-firstaid.com

masune-industrial.com

medcoathletic.com

medcoathletics.com

medcobids.com

medcocollegehealth.com

medco-collegehealth.com

medcofirstaid.com

medcofitness.com

medco-fitness.com

medcomedical.com

medco-medical.com

medcooccupational.com

medcooccupationalhealth.com

medcoschool.com

medcoschoolfirstaid.com

medcosport.com

medcosports.com

medco-sports.com

medcosportsmed.com

medco-sportsmed.com

medcosportsmedicine.com

medcosupply.com

medco-supply.com

moveoxp.com

moveo-xp.com

qhpinc.com

qhpincb2b.com

qwickgrip.com

qwick-grip.com

rehab-1.com

rolyan.com

rolyan.net

rolyansplinting.com

sammonspreston.com

sammonsprestonrolyan.com

sammonsprestonrolyan.net

sprabilityone.com

sprabilityone.net

sprenrichments.com

sprolyan.com

sprolyan.net

sprrehab.com

spr-rehab.com

sprrehab.net

surgialsupplyservice.com

theraquip.com

theraquipinc.com

tumbleforms2.com

podiatrystore.com

medco-school.com

championfirstaid.org

firstaidchampion.org

theraquip.org

firstaidsafety.org

first-aid-safety.org

masune.org

medcosupply.org

ausmedic.com

medcosportsmedicine.cc

days-healthcare.net

homecraft.uk.com

mobilis-rolyan.co.uk

mobilis-rolyan.uk.com

sammonspreston.cn

sammonspreston.com.cn

sammonspreston.ca

homecraftrolyan.co.uk

homecraft-rolyan.co.uk

first-aid.ws

first-aid-safety.info

first-aid-safety.ws

masune.cc

masune.ws

medcomedical.cc

medcosupply.cc

sportsmedicine.cc

surgicalsupplyservice.cc

Dayshealthcare.ch

mobilisrolyan.co.uk

youreableshop.co.uk

dayshealthcare.co.uk